UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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KB HOME
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Dear Fellow Stockholder:
Together with the Board of Directors and management team of KB Home, I am pleased to invite you to our 2016 Annual Meeting of Stockholders. The meeting will be held on Thursday, April 7, 2016 at 9:00 a.m., Pacific Time, at The Fairmont Miramar Hotel, 101 Wilshire Boulevard in Santa Monica, California.
At the Annual Meeting, we will consider the items of business below. More information on these items is in the attached Notice of 2016 Annual Meeting of Stockholders and Proxy Statement. Your vote on these items is very important, and we encourage you to vote via the Internet, telephone or mail as soon as possible to ensure that your vote is counted.

Items of Business	Board Recommendation

Elect ten directors, each to serve for a one-year term	FOR

Advisory vote to approve named executive officer compensation	FOR

Approve the Amended KB Home 2014 Equity Incentive Plan	FOR

Ratify the appointment of our independent registered public accounting firm	FOR
Following the formal business at the Annual Meeting, we will discuss our 2015 fiscal year results and provide you with an opportunity to ask questions.
2015 in Review
Overall, we view 2015 as a year of important progress, as we accelerated our profitable growth while simultaneously laying the groundwork to sustain our momentum in 2016.
We set aggressive targets for 2015 related to our revenues, pretax income and community count, among other key metrics, to motivate strong year-over-year performance and drive growth. While we experienced generally favorable conditions in most of our served markets, with healthy supply and demand dynamics fueled by steady employment and economic gains over the course of the year, the housing market remained below historically normalized levels. Yet, in spite of the industry trend of relatively slow growth, we produced solid results against our goals.
In 2015, we delivered 8,196 homes, which, together with an increase in our average selling price to an all-time high, drove a 26% year-over-year increase in our total revenues. We crossed the $3 billion mark in revenues, achieving a significant milestone as we increased the scale of our business. We leveraged our revenue growth to produce a 34% year-over-year improvement in pretax income to $127 million, our best performance since 2006 and our third consecutive year of profitability. We utilized a portion of our substantial deferred tax asset last year to shelter our pretax income from income taxes, helping to improve our liquidity position.
We also continued to support the growth of our business by investing approximately $967 million of capital in land and land development in 2015. We remained disciplined in our investment approach, evaluating opportunities against our research-based and returns-focused standards. Reflecting this investment, we concluded 2015 with a 9% increase in our year-end community count and 247 communities open for sales. Over the past three years, we have expanded our community count by 44%, targeting attractive, land-constrained locations across our geographically-diverse served markets.

Through this focused approach, we increased our year-over-year net order value by 26% to $3.3 billion in 2015, with our net orders increasing 22% to 9,253. We also ended the year with our highest fourth-quarter backlog value since 2007. At $1.3 billion, our 2015 year-end backlog value represented a 40% increase relative to 2014, which positions us well for solid growth entering our new fiscal year.

Homes Delivered 2013-2015
Homes Delivered
8,400
8,200
8,000
7,800
7,600
7,400
7,200
7,000
6,800
Delivered over 1,000
more homes than in 2013
2013
7,145
2014
7,215
2015
8,196

Revenues 2013-2015
$3,400.0
$2,900.0
$2,400.0
$1,900.0
$1,400.0
$900.0
$400.0
Revenues (millions)
Increased Revenues by
$935 million since 2013
2013
$2,097.1
2014
$2,400.9
2015
$3,032.0

Pretax Income 2013-2015
Pretax Income (millions)
$140.0
$120.0
$100.0
$80.0
$60.0
$40.0
$20.0
Increased Pretax Income
by $89 million since 2013
2013
$38.4
2014
$94.9
2015
$127.0

Stockholders' Equity 2013-2015
Stockholders' Equity (millions)
$1,800.0
$1,600.0
$1,400.0
$1,200.0
$1,000.0
$800.0
$600.0
$400.0
$200.0
More than tripled Stockholders' Equity since 2013
2013
$536.1
2014
$1,595.9
2015
$1,690.8

We refer you to our Annual Report on Form 10-K for the fiscal year ended November 30, 2015 for additional details on our 2015 performance, as well as our outlook for 2016.
A Sustainable Future
As many of you know, KB Home has a long-standing commitment to sustainability, and integrating sustainability principles into the homes we build. We are a leader in utilizing state-of-the-art, sustainable building practices to construct energy and water efficient homes to conserve natural resources while also lowering the total cost of homeownership for our customers. I am extremely proud of our accomplishments, and I believe our work in this area differentiates us in our industry. I am pleased to share with you several honors that we received in 2015 in recognition of our leadership in sustainability:

•
ENERGY STAR® Partner of the Year – Sustained Excellence Award – Honoring organizations that make outstanding contributions to protecting the environment through energy efficiency. This was our fifth consecutive year of receiving the award.

•
ENERGY STAR Partner of the Year – Climate Communications Award – Honoring organizations that raise public awareness of the impact of climate change. We are the first and only homebuilder to earn this distinction, and we have received the honor two years in a row.

•	2015 WaterSense® Sustained Excellence Award Winner – We are the first and only national homebuilder to be recognized with this award for our work in water efficiency innovation.
In Closing
As we go to print with this letter, we continue to expect housing market conditions to remain generally favorable in 2016, with further improvement toward more normalized conditions. Against this backdrop, combined with our higher backlog levels and our ownership and control of all of the lots we need to achieve our 2016 delivery targets, we believe we are well positioned to accomplish our key strategic goals for 2016.
We remain committed to increasing stockholder value and thank you for your continued support of KB Home. We hope to see you on April 7.
Sincerely,
JEFFREY T. MEZGER
President and Chief Executive Officer
February 26, 2016

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	9:00 a.m., Pacific Time, on Thursday, April 7, 2016.

Location:	The Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, CA 90401.

Items of Business:	(1) Elect ten directors, each to serve for a one-year term;
(2) Advisory vote to approve named executive officer compensation;
(3) Approve the Amended KB Home 2014 Equity Incentive Plan; and
(4) Ratify the appointment of our independent registered public accounting firm.

The accompanying Proxy Statement describes these items in more detail. We have not received notice of any other matters that may be properly presented at the meeting.

Record Date:	You can vote at the meeting and at any adjournment or postponement of the meeting if you were a stockholder of record on February 5, 2016.

Voting:
Please vote as soon as possible, even if you plan to attend the meeting, to ensure your shares will be represented. You do not need to attend the meeting to vote if you vote before the meeting. If you are a holder of record, you may vote your shares via the Internet, telephone or mail. If your shares are held by a broker or financial institution, you must vote your shares using a method the broker or financial institution provides.

Annual Report:
Copies of our Annual Report on Form 10-K for the fiscal year ended November 30, 2015 (“Annual Report”), including audited financial statements, are being made available to stockholders concurrently with the accompanying Proxy Statement. We anticipate these materials will first be made available on or about February 26, 2016.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on April 7, 2016: Our Proxy Statement and Annual Report are available at www.kbhome.com/investor/proxy.

BY ORDER OF THE BOARD OF DIRECTORS,
WILLIAM A. (TONY) RICHELIEU
Vice President and Corporate Secretary
Los Angeles, California
February 26, 2016

KB HOME 10990 Wilshire Boulevard Los Angeles, CA 90024 (NYSE:KBH)

PROXY STATEMENT
Your Board of Directors (“Board”) is furnishing this Proxy Statement and a proxy/voting instruction form or a Notice of Internet Availability, as applicable, to you to solicit your proxy for our 2016 Annual Meeting of Stockholders. We anticipate these proxy materials will first be made available on or about February 26, 2016. The Annual Meeting is scheduled for Thursday, April 7, 2016 at The Fairmont Miramar Hotel. The exact location and items of business for the meeting are described in the accompanying Notice of 2016 Annual Meeting of Stockholders. Stockholders can vote via the Internet, telephone or mail or in person at the Annual Meeting, as described below under the heading “Annual Meeting, Voting and Other Information.”

CORPORATE GOVERNANCE AND BOARD MATTERS

• All directors are independent (except our President and Chief Executive Officer (“CEO”)), and elected annually under a majority voting standard.	• Non-employee directors meet in executive sessions at each in-person Board meeting, and any non-employee director can request additional executive sessions.

• Our standing Board Committees are entirely composed of independent directors.	• There is Board-level oversight of our political contributions, which are reported in our public Sustainability Reports.

• We have one class of voting securities and no supermajority voting requirements.	• All employees and non-employee directors are prohibited from pledging or hedging their holdings of our securities.

• Directors and senior executives are subject to stock ownership requirements.	• Seven of the eight directors serving at the time attended our 2015 Annual Meeting of Stockholders (held April 2, 2015).
Board of Directors

The Board is elected by our stockholders to oversee the management of our business and to assure that the long-term interests of our stockholders are being served. The Board carries out this role subject to Delaware law (our state of incorporation), and in accordance with our Certificate of Incorporation, By-Laws, Ethics Policy and Corporate Governance Principles. As of the date of this Proxy Statement, the Board has nine members. Jeffrey T. Mezger, our CEO, is the only director who is an employee.
The Board held four meetings during 2015. Each director attended at least 75% of the meetings of the Board and of the Board Committees on which he or she served during the year. We expect directors to attend our annual stockholder meetings.

Key Governance Documents
• Corporate Governance Principles: provide the primary framework within which we conduct our business and pursue our strategic goals.
• Ethics Policy: establishes the ethical standards we expect our non-employee directors, senior executives and employees to follow when representing KB Home. To this end, all employees, including our senior executives, and our non-employee directors must comply with our Ethics Policy.

Board Leadership
Since 2007, the Board has been led by an independent Chairman, Mr. Stephen F. Bollenbach. In addition to the responsibilities specified in our Corporate Governance Principles, Mr. Bollenbach, as Chairman, coordinates the Board’s activities, including the scheduling of meetings and non-employee director executive sessions, and the relevant agenda items in each case (in consultation with the CEO as appropriate). Mr. Bollenbach also presides over all Board meetings at which he is present, and chairs the non-employee director executive sessions. Per our Corporate Governance Principles, the Board may also designate such responsibilities to a lead independent director, if one is elected, or to another director or directors.
Upon his election as a director at the Annual Meeting, the Board plans again to elect Mr. Bollenbach as Chairman, continuing his capable service in that role. The Board believes that having an independent director serving as Chairman or as a lead independent director is the most appropriate Board leadership structure, enabling the Board to effectively carry out its role and responsibilities on behalf of KB Home and our stockholders.
Director Independence
We believe that a substantial majority of our directors should be independent. To be independent, the Board must affirmatively determine that a director does not have any material relationship with us based on all relevant facts and circumstances. The Board makes independence determinations based on information supplied by directors, director nominees and other sources, the Board’s Nominating and Corporate Governance Committee’s prior review and recommendation, and certain categorical standards contained in our Corporate Governance Principles that are consistent with New York Stock Exchange (“NYSE”) listing standards. The Board has determined that, other than Mr. Mezger, all directors who served in 2015 and all director nominees are independent. In making its independence determinations, the Board found that:

•
Michael M. Wood’s independence was not impaired by, and he did not have a direct or indirect material interest in, our receipt of consulting services and research data in 2015 from a firm in which he owns a <1% passive equity interest.

•
Kenneth M. Jastrow, II’s independence was not impaired by, and he did not have a direct or indirect material interest in, our considering in 2015 the purchase of land and land development-related rights from Forestar Group, Inc., where he served as non-executive chairman until September 2015 and as a director until December 2015.

•
Director nominee Dr. Stuart A. Gabriel’s independence is not impaired by his participation on our national advisory board from 2009 to 2015, where he and other outside experts periodically provided advice on our sustainability initiatives. Dr. Gabriel was not paid for his participation other than reimbursement of travel-related expenses to attend meetings. Like other national advisory board participants, Dr. Gabriel could designate qualified charitable organizations to receive donations from us. Based on Dr. Gabriel’s participation from 2013 to 2015, he could designate up to $2,500 in donations to charitable organizations in each such year. Of this amount, we donated $1,500 in each such year to an organization for which he serves as a director. Dr. Gabriel no longer participates on our national advisory board.

Board Committee Information
The Board has three standing committees — Audit and Compliance (“Audit Committee”); Management Development and Compensation (“Compensation Committee”); and Nominating and Corporate Governance (“Nominating Committee”). The Board appoints the members of and has adopted a charter for each Board Committee. At each regular Board meeting, the Board Committee Chairs report to the Board on their committee’s activities. The Board and each Board Committee conduct an annual evaluation of their respective performance. The Board has delegated certain responsibilities and authority to each Board Committee, as described below. Each Board Committee member served during all of 2015, other than Robert L. Patton, Jr., who joined both the Audit Committee and the Nominating Committee upon his election to the Board on July 15, 2015. In addition, Melissa Lora rotated from the Nominating Committee to the Compensation Committee on July 16, 2015.

Audit Committee	FY2015 Meetings: 6
Members	Primary Duties
Melissa Lora (Chair)
Dr. Thomas W. Gilligan
Robert L. Patton, Jr.
Michael M. Wood
Each member is financially literate. Ms. Lora is an “audit committee financial expert,” per NYSE listing standards and Securities and Exchange Commission (“SEC”) rules.

The Audit Committee is charged with the duties and responsibilities in its charter, which include general oversight of our accounting and reporting practices and audit process, including our independent registered public accounting firm’s qualifications, independence, retention, compensation and performance; and is authorized to act on the Board’s behalf with respect to our incurring, guaranteeing or redeeming debt and approving our entry into certain transactions. Per its charter, the Audit Committee reviewed and approved updates to our Ethics Policy that became effective as of October 31, 2015. The Audit Committee is a separately designated standing audit committee as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934.

Compensation Committee	FY2015 Meetings: 6
Members	Primary Duties
Kenneth M. Jastrow, II (Chair)
Stephen F. Bollenbach
Timothy W. Finchem
Robert L. Johnson
Melissa Lora
Each member is a “non-employee director” under SEC rules and is an “outside director” under Section 162(m) of the Internal Revenue Code (“Code”).

The Compensation Committee is charged with the duties and responsibilities in its charter, which include evaluating and compensating our CEO; determining our CEO’s direct reports’ compensation; and evaluating and recommending non-employee director compensation and benefits. The Compensation Committee receives assistance from our management and has retained an outside compensation consultant, Frederic W. Cook & Co., Inc. (“FWC”), as described below under the heading “Executive Compensation Decision-Making Process and Policies.” The Compensation Committee may delegate its duties and responsibilities to our management, excluding the authority to grant equity-based awards, or to a Board subcommittee.

Compensation Committee Interlocks and Insider Participation
None of our directors or executive officers had any relationship that would constitute a “compensation committee interlock” as described under SEC rules.

Nominating Committee	FY2015 Meetings: 4
Members	Primary Duties
Timothy W. Finchem (Chair) Stephen F. Bollenbach Dr. Thomas W. Gilligan Robert L. Johnson Robert L. Patton, Jr. Michael M. Wood
The Nominating Committee is charged with the duties and responsibilities in its charter, which include overseeing our corporate governance policies and practices; reviewing “related party transactions,” as discussed below; overseeing annual Board and Board Committee performance evaluations; and identifying, evaluating and recommending qualified director candidates to the Board. The Nominating Committee also regularly evaluates the skills and characteristics of current and potential directors, and identified for each present director nominee certain specific skills and qualifications that supported the Board’s determination that each should serve as a director, as described below under the heading “Election of Directors.”

Board Role in Risk Oversight
Our management is charged with assessing, monitoring and addressing risks in the operation of our business. As described below, the Board oversees our management’s development and implementation of policies, plans and processes for assessing, monitoring and addressing risks so that they are appropriate. The Board has delegated its risk oversight responsibilities to the Audit Committee, except for employee compensation-related risks that are the Compensation Committee’s purview.

Audit Committee Role. The Audit Committee oversees an annual enterprise risk management assessment performed by our management that identifies significant risk areas to our business and corresponding mitigating factors, and it requests or receives periodic updates as it or our management deem necessary or appropriate. The Audit Committee Chair reports to the Board regarding identified significant risks as deemed appropriate. In addition, at each of its regular meetings, the Audit Committee receives reports from each of our senior finance, accounting, legal and internal audit executives, and meets in separate executive sessions with each such executive and with representatives of our independent registered public accounting firm.

Compensation Committee Role. The Compensation Committee oversees an annual risk assessment of our employee compensation policies and programs that is performed by FWC in conjunction with our management and is focused on potential design and implementation risks. The Compensation Committee also carries out its risk oversight role on an ongoing basis through its review and, to the degree appropriate, specific approval of compensation arrangements as they are being developed by our senior human resources personnel. The Compensation Committee Chair reports to the Board regarding significant risks as deemed appropriate. Based on this oversight approach and the outcome of the most recent annual risk assessment, we do not believe that our present employee compensation policies and programs are likely to have a material adverse effect on us.

Certain Relationships and Related Party Transactions

Pursuant to its charter, the Nominating Committee must review and approve or ratify any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we participate and in which a director, a director nominee, an executive officer or a beneficial owner of five percent or more of our common stock (or, in each case, an immediate family member) had or will have a direct or indirect material interest (a “Covered Transaction”), except transactions within the categories described at right or as otherwise determined by the Board. Covered individuals and stockholders are expected to inform our Corporate Secretary of Covered Transactions, and we collect information from our directors, director nominees and executive officers about their affiliations and affiliations of their family members so that we can review our records for any such transactions.
The Nominating Committee will approve or ratify a Covered Transaction if, based on a review of all material facts of the transaction and feasible alternatives, the Nominating Committee deems the transaction to be in our and our stockholders’ best interests. The Nominating Committee determined that there were no Covered Transactions during 2015.

Pre-Approved Transaction Categories
• Any transaction in which the total amount involved is less than or equal to $120,000;
• The employment and compensation (a) of a director or executive officer if the individual’s compensation is reported in our annual proxy statement, or (b) of any other executive officer who is not an immediate family member of one of the foregoing individuals or a director nominee if such executive officer’s compensation was approved, or recommended for approval, by the Compensation Committee;
• Any transaction that would not (a) need to be reported under federal securities laws, (b) be deemed to impair a director’s independence under our Corporate Governance Principles or (c) be deemed to be a conflict of interest under our Ethics Policy; and
• Any transaction where an individual’s interest therein arises solely from ownership of our common stock and all holders of our common stock received the same benefit on a pro-rata basis.

Director Qualifications and Nominations
The Nominating Committee evaluates and recommends individuals for election to the Board at regular or special meetings and at any point during the year, taking into consideration the attributes listed in our Corporate Governance Principles and diversity of background and personal experience, among other factors. Diversity may encompass race, ethnicity, national origin and gender, geographic residency, educational and professional history, community or public service, expertise or knowledge base and/or other tangible and intangible aspects of an individual in relation to the personal characteristics of current directors and potential director nominees. There is no formal policy as to how diversity is applied, and an individual’s background and personal experience, while important, do not necessarily outweigh other any other factors.
Individuals may be nominated by current directors, and the Nominating Committee has retained professional search firms from time to time to assist with director recruitment. Current directors recommended Mr. Patton as a candidate prior to his election to the Board in July 2015 and Dr. Gabriel as a director nominee. Security holders may propose director nominees by following the procedures set forth in our By-Laws, which require, among other things, timely advance written notice to our Corporate Secretary of any potential nominee that contains specified information about the nominee and the nominating stockholder. Security holder director nominees are considered in the same manner as any other potential nominees.

DIRECTOR COMPENSATION
Our directors (other than Mr. Mezger, who is not paid for his Board service) are primarily compensated under our Non-Employee Directors Compensation Plan (“Director Plan”). Director Plan compensation is provided on a “Director Year” basis, a period that begins on the date of an annual meeting and ends on the day before the following annual meeting. Director Plan compensation in 2015 reflected terms the Board set in October 2014, as described below. As a director nominee, Dr. Gabriel has not received any compensation under the Director Plan or otherwise for Board-related service.

Director Plan Compensation
Board Retainer	$100,000
Equity Grant (value)	$145,000
Committee Chair Retainers	$25,000 (Audit Committee) $18,000 (Compensation Committee) $15,000 (Nominating Committee)
Committee Member Retainers	$10,000 (Audit and Compliance) $7,000 (Compensation Committee) $5,000 (Nominating Committee)
Meeting Fees	$1,500 (for each additional meeting)
Director Plan Compensation Components
Board and Board Committee Retainers. These retainers are paid in quarterly cash installments over a Director Year. Each director may elect instead to receive the value of their respective retainers in shares of our common stock or an equal number of stock units, in either case granted on the same date as the below-described equity grant.
Equity Grant. Except as described below, each director may elect to receive the value of the equity grant in shares of our common stock or an equal number of stock units, in either case granted on the first date of a Director Year. Each stock unit represents the right to receive one share of our common stock on the earlier of a change in control or the date a director leaves the Board. Directors receive dividends on common stock grants, or cash payments on stock units at the same time and in an equivalent amount as any dividend paid on a share of our common stock.
If a director has not satisfied the stock ownership requirement by the applicable time (described below under the heading “Stock Ownership Requirements”), the director can only receive stock units for the equity grant, and cannot dispose of any shares of our common stock until the director satisfies the stock ownership requirement or leaves the Board.
Meeting Fees. These fees are payable for attending any Board or Board Committee meeting above its number of regularly-scheduled meetings, up to five additional meetings. Eligibility for fees for attending more than five additional meetings is subject to the approval of the Chairman/respective Committee Chair. No meeting fees were paid in 2015.
Directors elected to the Board other than at an annual meeting receive prorated Director Plan compensation, with equity grants made on the date of election. We also pay directors’ travel-related expenses for Board meetings and Board activities.
Director Compensation During Fiscal Year 2015

Name(a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)	Option Awards ($)	All Other Compensation ($)(d)	Total ($)
Mr. Bollenbach	$375,000	$145,000	$—	$—	$520,000
Mr. Finchem	20,000	267,000	—	—	287,000
Dr. Gilligan	110,000	145,000	—	—	255,000
Mr. Jastrow	110,250	145,000	—	13,545	268,795
Mr. Johnson	95,000	157,000	—	—	252,000
Ms. Lora	—	275,000	—	—	275,000
Mr. Patton	28,750	72,500	—	—	101,250
Mr. Wood	110,000	145,000	—	—	255,000

(a)	Mr. Patton was elected to the Board on July 15, 2015 and therefore received prorated compensation during 2015.

(b)
Fees Earned or Paid in Cash. These amounts represent payments of Board and Board Committee retainers based on directors’ elections to receive the retainers in cash. The amount shown for Mr. Bollenbach also includes a $300,000

Chairman of the Board retainer, which he may keep if removed from the Board without cause. As Chairman, Mr. Bollenbach is not eligible for any Board Committee retainers.

(c)
Stock Awards. These amounts represent the aggregate grant date fair value of the shares of our common stock or stock units granted to our directors in 2015 computed as described in Note 19. Employee Benefit and Stock Plans in the Notes to the Consolidated Financial Statements in our Annual Report, except that estimates of forfeitures related to service-based vesting conditions have been disregarded. All such grants were made on April 2, 2015, except that the grants to Mr. Patton were made on July 15, 2015, the date he was elected to the Board. Below are the number of shares of our common stock or stock units granted to each director in 2015 and each director’s total holdings of equity-based awards as of February 16, 2016.

Name	2015 Common Stock Grants (#)	2015 Stock Unit Grants (#)	Total Holdings (#)(i)
Mr. Bollenbach	9,136	—	207,503
Mr. Finchem	—	16,823	148,378
Dr. Gilligan	—	9,136	48,238
Mr. Jastrow	—	9,136	135,767
Mr. Johnson	9,892	—	138,004
Ms. Lora	—	17,327	188,804
Mr. Patton	4,420	—	4,420
Mr. Wood	—	9,136	25,279

(i)
Total Holdings. These amounts reflect the directors’ total respective outstanding holdings of equity-based awards, consisting of common stock, stock unit and stock option grants in the following respective amounts: Mr. Bollenbach 9,136, 54,264 and 144,103; Mr. Finchem 0, 93,028 and 55,350; Dr. Gilligan 0, 21,349 and 26,889; Mr. Jastrow 0, 80,417 and 55,350; Mr. Johnson 9,892, 34,769 and 93,343; Ms. Lora 0, 122,234 and 66,570; Mr. Patton 4,420, 0 and 0; and Mr. Wood 0, 13,901 and 11,378. All such stock options were granted prior to October 2014, when the current Director Plan terms were made effective and stock option awards ceased being a component of director compensation. Some of these stock options held by Messrs. Bollenbach (88,753) and Johnson (37,993) and Ms. Lora (11,220) have 15-year terms and generally must be exercised by the earlier of their respective terms or the first anniversary of their leaving the Board. The remainder have ten-year terms and generally must be exercised by the earlier of their respective terms or the third anniversary of the grantee leaving the Board. Based on the directors’ respective elections, each such stock option represents a right to receive shares of our common stock equal in value to the positive difference between the option’s stated exercise price and the fair market value of a share of our common stock on an exercise date, and are therefore settled in a manner similar to stock appreciation rights (and are referred to in this Proxy Statement as “Director SARs”). In 2014, the Board authorized us to repurchase shares of our common stock or issue stock payment awards under our 2014 Equity Incentive Plan to effect settlements of these previously granted Director SARs, though none have been so settled.

(d)
All Other Compensation. This amount for Mr. Jastrow represents a premium we paid for a life insurance policy maintained to fund charitable donations under the Directors’ Legacy Program, which is described below. In 2015, we paid a total of $27,090 in premiums for program life insurance policies, including for the policy maintained with respect to Mr. Jastrow. Some of these life insurance policies did not require premium payments in 2015. Premium payments, where required, vary depending on participants’ respective ages and other factors. The total amount payable under the program at November 30, 2015 was $15.2 million.

Indemnification Agreements
We have agreements with our directors that provide them with indemnification and advancement of expenses to supplement what our Certificate of Incorporation and insurance policies provide, subject to certain limitations.
Directors’ Legacy Program
We established the Directors’ Legacy Program in 1995 to recognize our and our directors’ interests in supporting educational institutions and other charitable organizations. The Board closed the program to new participants in 2007. As a result, Messrs. Bollenbach, Johnson, Mezger, Patton and Wood and Dr. Gilligan do not, and Dr. Gabriel, if he is elected to the Board, will not, participate in the program. Under the program, we will make a charitable donation on each participating director’s behalf of up to $1 million to up to five participant-designated, qualifying institutions or organizations. Donations are paid in ten equal annual installments directly to the designated recipient institutions or organizations after a participating director’s death. All participating directors have fully vested in their donation amount; however, neither they nor their families receive any proceeds, compensation or tax savings associated with the program.

ELECTION OF DIRECTORS

The Board will present as nominees at the Annual Meeting, and recommends our stockholders elect to the Board, each of the individuals named below for a one-year term ending with the election of directors at our 2017 Annual Meeting. Each nominee has consented to being nominated and has agreed to serve as a director if elected. Other than Dr. Gabriel and Mr. Patton, each nominee is standing for re-election. Dr. Gabriel is not currently a director. Mr. Patton was elected to the Board on July 15, 2015. Should any of the nominees become unable to serve as a director prior to the Annual Meeting, the individuals named as proxies for the meeting will, unless otherwise directed, vote for the election of another person as the Board may recommend. On the date of the Annual Meeting, if the individuals nominated by the Board are elected as directors, the Board will have ten members. There are no term limits for directors.

Voting Standard
To be elected, each director nominee must receive a majority of votes cast in favor (i.e., the votes cast for a nominee’s election must exceed the votes cast against the nominee’s election).

Director Resignation Policy
Our Corporate Governance Principles provide that a director nominee who fails to win election to the Board in an uncontested election is expected to tender his or her resignation from the Board (or to have previously submitted a conditional tender). An “uncontested election” is one in which there is no director nominee that has been nominated by a stockholder in accordance with our By-Laws. This election is an uncontested election. If an incumbent director fails to receive the required vote for election in an uncontested election, the Nominating Committee will act promptly to determine whether to accept the director’s resignation and will submit its recommendation for consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating Committee and the Board may consider any relevant factors in deciding whether to accept a director’s resignation.

BOARD RECOMMENDATION: FOR THE ELECTION OF EACH DIRECTOR NOMINEE
Director Nominees
A brief summary of each director nominee’s principal occupation, recent professional experience, the specific qualifications the Board identified in determining that each such individual should serve on the Board, and other public company directorships for at least the past five years, if any, is provided below.

Stephen F. Bollenbach, age 73, is our Non-Executive Chairman of the Board. He was the Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation, a hotel developer and operator, positions he held from May 2004 and February 1996, respectively. He retired from Hilton in October of 2007. Prior to joining Hilton, Mr. Bollenbach was Senior Executive Vice President and Chief Financial Officer for The Walt Disney Company from 1995 to 1996. Before Disney, Mr. Bollenbach was President and Chief Executive Officer of Host Marriott Corporation from 1993 to 1995, and served as Chief Financial Officer of Marriott Corporation from 1992 to 1993. From 1990 to 1992, Mr. Bollenbach was Chief Financial Officer of the Trump Organization. Mr. Bollenbach serves as a director of Time Warner Inc., Macy’s, Inc., and Mondelēz International, Inc. He previously served as a director of American International Group Inc., Moelis & Company, and Harrah’s Entertainment, Inc. Mr. Bollenbach joined the Board in 2007 and has since served as its Non-Executive Chairman. Mr. Bollenbach has several years of experience and expertise as a senior corporate executive and public company board member, including as a lead independent director, and has demonstrated exemplary leadership as Non-Executive Chairman of the Board.

Timothy W. Finchem, age 68, has been Commissioner of the PGA TOUR, a membership organization for professional golfers, since 1994. He joined the TOUR staff as Vice President of Business Affairs in 1987, and was promoted to Deputy Commissioner and Chief Operating Officer in 1989. Mr. Finchem served in the White House as Deputy Advisor to the President in the Office of Economic Affairs in 1978 and 1979, and in the early 1980’s, co-founded the National Marketing and Strategies Group in Washington, D.C. He joined the Board in 2005. Mr. Finchem has demonstrated success in broadening the popularity of professional golf among the demographic groups that make up our core homebuyers, and has experience in residential community development. He also has a substantial presence in Florida, one of our key markets.

Dr. Stuart A. Gabriel, age 62, is the director of the Richard S. Ziman Center for Real Estate at the University of California, Los Angeles (UCLA), and Professor of Finance and Arden Realty Chair at the UCLA Anderson School of Management. Prior to joining UCLA in 2007, he was director and Lusk Chair in Real Estate at the USC Lusk Center for Real Estate, and was Professor of Finance and Business Economics at the Marshall School of Business at the University of Southern California (USC). Dr. Gabriel serves as a director of KBS Real Estate Investment Trust, Inc., KBS Real Estate Investment Trust II, Inc. and KBS Real Estate Investment Trust III, Inc., and is a consultant to corporate and governmental entities. He holds a Ph.D. in Economics from the University of California, Berkeley. Dr. Gabriel previously served on the economics staff of the Federal Reserve Board in Washington D.C., as a visiting scholar at the Federal Reserve Bank of San Francisco, and as President of the American Real Estate and Urban Economics Association. Dr. Gabriel’s significant professional experience in and distinguished study of macroeconomics and real estate, mortgage and finance markets provides considerable knowledge and insight with respect to the economic, regulatory and financial drivers that affect housing and homebuilding at local, regional and national levels. In addition, with his nearly two decades of service in leadership roles at two of the most preeminent academic institutions in the country—UCLA and USC—he has substantial management and administrative expertise, and is highly respected for his perspective on housing and land use matters in California, an important market for us, and nationally.

Dr. Thomas W. Gilligan, age 61, is the Tad and Dianne Taube Director of the Hoover Institution on War, Revolution and Peace at Stanford University, a position he was appointed to in September 2015. The Hoover Institution is a public policy research center devoted to the advanced study of economics, politics, history, and political economy, as well as international affairs. From 2008 until his appointment at the Hoover Institution, Dr. Gilligan served as the Dean of the McCombs School of Business at The University of Texas at Austin. Prior to his appointment at the McCombs School of Business, Dr. Gilligan held several key administrative roles at the Marshall School of Business at the University of Southern California (USC), including as interim Dean, as the Vice-Dean of Undergraduate Education, as director of the Ph.D. program, and as the Chair of the Finance and Business Economics Department. He is a director of Southwest Airlines Co., and has served as a consultant to businesses in the entertainment, agriculture, service and construction industries, dealing with antitrust and contract issues, as well as pricing strategies. He joined the Board in 2012. Dr. Gilligan has deep knowledge of and significant academic credentials in the fields of finance, economics and business administration, and brings extensive leadership skills and experience from his many years of service as a dean at two of the premier post-graduate business schools in the country. In addition, he is well-known and highly regarded, professionally and personally, in both Texas and California, which are key markets for us.

Kenneth M. Jastrow, II, age 68, has been since 2009 the lead director of MGIC Investment Corporation, a provider of private mortgage insurance, and also serves as a director of Genesis Energy, LLC, the general partner of Genesis Energy, L.P., a publicly traded master limited partnership. He joined the KB Home Board in 2001. Mr. Jastrow previously served as the Non-Executive Chairman of Forestar Group Inc., a real estate and natural resources company, from December 2007 to September 2015 and as a director until December 2015. Mr. Jastrow has several years of experience and leadership in the paper, building products, forestry, real estate and mortgage lending industries, providing critical perspective in businesses that impact the homebuilding industry, and on sustainability practices. He also brings a significant knowledge of corporate governance matters from his service on a number of public company boards, and has a substantial presence in Texas, a key market for us.

Robert L. Johnson, age 69, is founder and chairman of The RLJ Companies, an innovative business network that owns or holds interests in a diverse portfolio of companies in the consumer financial services, private equity, real estate, hospitality, professional sports, film production, gaming, and automobile dealership industries. Prior to forming The RLJ Companies in 2004, Mr. Johnson was founder and chief executive officer of Black Entertainment Television (BET), which was acquired by Viacom Inc. in 2001. He continued to serve as chief executive officer of BET until 2006. In July 2007, Mr. Johnson was named by USA Today as one of the 25 most influential business leaders of the past 25 years. Mr. Johnson currently serves on the board of directors or trustees of the Lowe’s Companies, Inc., RLJ Entertainment, Inc., RLJ Lodging Trust, and Strayer Education, Inc. He previously served as a director of RLJ Acquisition, Inc. He joined the Board in 2008. Mr. Johnson has significant experience in real estate, finance, mortgage banking and brand-building enterprises and a unique and diverse background in a number of industry sectors. He also has a substantial presence in Washington D.C. and the mid-Atlantic region, which is an important market for us.

Melissa Lora, age 53, has been since 2013 the President of Taco Bell International, a segment of Taco Bell Corp., which is a division of Yum! Brands, Inc., one of the world’s largest restaurant companies. Ms. Lora joined Taco Bell in 1987, serving as Taco Bell Corp.’s Chief Financial Officer from 2001 to 2012, and then as its Global Chief Financial and Development Officer from 2012 to 2014. Ms. Lora also was Regional Vice President and General Manager from 1998 to 2000 for Taco Bell Corp.’s operations throughout the Northeastern United States. She joined the Board in 2004. Ms. Lora is very knowledgeable of and has substantial experience and expertise in financial matters as well as in managing real estate assets. She has made significant contributions to the work of the Audit Committee since joining the Board and has provided strong leadership as its Chair since 2008

Jeffrey T. Mezger, age 60, has been our President and Chief Executive Officer since November 2006. Prior to becoming President and Chief Executive Officer, Mr. Mezger served as our Executive Vice President and Chief Operating Officer, a position he assumed in 1999. From 1995 until 1999, Mr. Mezger held a number of executive posts in our southwest region, including Division President, Arizona Division, and Senior Vice President and Regional General Manager over Arizona and Nevada. Mr. Mezger joined us in 1993 as president of the Antelope Valley Division in Southern California. He joined the Board in 2006. He is a member of the Executive Board of the USC Lusk Center for Real Estate, is a member of the Policy Advisory Board for the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley Haas School of Business, serves as Chairman of the Policy Advisory Board for the Harvard Joint Center for Housing Studies and was the founding Chairman of the Executive Committee for the Leading Builders of America. In 2012, Mr. Mezger was inducted into the California Homebuilding Foundation Hall of Fame. As our CEO, Mr. Mezger has demonstrated dedicated and effective leadership, and ownership of our business strategy and its results. He has also established himself as a leading voice in the industry through his nearly 40 years of experience in the public homebuilding sector.

Robert L. Patton, Jr., age 53, has been a partner of Guggenheim Baseball Management since 2012. He became part owner of the Los Angeles Dodgers on May 1, 2012. Mr. Patton principally operates oil and gas properties in Texas and Kansas and has additional investments in many other sectors, including ranching and insurance. He serves on the board of Security Benefit Corporation and the Advisory Council of the University of Texas, College of Liberal Arts. Mr. Patton received a B.B.A. from the University of Texas as well as a J.D. from St. Mary’s University and LLM from Southern Methodist University. Mr. Patton has several years of experience in a wide range of industries as well as in real estate development, providing significant expertise and insight on investment management, financial planning, operational execution and regulatory compliance. He also has a substantial presence in Southern California and Texas, which are key markets for us.

Michael M. Wood, age 68, is Founder and Chairman of Redwood Investments LLC, a Washington, D.C. investment company established in 2005 and concentrating in media, real estate and alternative energy. From 2006-2009, Mr. Wood was the U.S. Ambassador to Sweden where he made cooperation between the U.S. and Sweden in alternative energy technology his top priority. In recognition for this work, in 2009, the King of Sweden bestowed on Mr. Wood the insignia of Commander Grand Cross, Order of the Polar Star, a medal given by Sweden’s Royal Family to people of foreign birth who make significant contributions to Sweden. Prior to becoming ambassador, Mr. Wood was co-founder and CEO of Hanley Wood LLC, the leading media company in the construction industry and one of the ten largest business-to-business media companies in the U.S. Mr. Wood is also Chairman of Winsight, LLC, a private business-to-business publishing company serving the convenience retailing, restaurant, and on-the-go food industries, and serves on the Board of Directors of Capital Partners for Education in Washington, D.C. Mr. Wood has extensive knowledge of the homebuilding industry and significant experience in real estate and alternative energy investing, providing substantial insight and expertise with respect to our business operations and longstanding commitment to sustainability. He is also a prominent and respected professional in Washington D.C., an important market for us, and has a distinguished policymaking background.

OWNERSHIP OF KB HOME SECURITIES
The following table shows, as of February 16, 2016, each stockholder known to us to beneficially own more than five percent of our common stock; and the beneficial ownership of our common stock by each of our directors and named executive officers, and all of our directors and executive officers as a group. Except as otherwise indicated, beneficial ownership is direct and each owner has sole voting and investment power with respect to the reported securities holdings.

Stockholder(a)	Total Beneficial Ownership(b)	Percent of Class	Stock Options(c)	Restricted Common Stock(d)
FMR LLC(e) 245 Summer Street, Boston, MA 02210	12,908,200	14.0%	—	—
BlackRock, Inc.(f) 55 East 52nd Street, New York, NY 10055	10,308,470	11.2%	—	—
KB Home Grantor Stock Ownership Trust(g) Wells Fargo Retirement and Trust Executive Benefits One West Fourth Street, Winston-Salem, NC 27101	10,135,461	10.7%	—	—
The Vanguard Group, Inc.(h) 100 Vanguard Blvd., Malvern, PA 19355	5,916,507	6.4%	—	—
Donald Smith & Co., Inc.(i) 152 West 57th Street, New York, NY 10019	4,603,214	5.0%	—	—
Directors(j)
Stephen F. Bollenbach	207,503	*	144,103	—
Timothy W. Finchem	148,378	*	55,350	—
Dr. Thomas W. Gilligan	48,238	*	26,889	—
Kenneth M. Jastrow, II	135,767	*	55,350	—
Robert L. Johnson	138,004	*	93,343	—
Melissa Lora	190,847	*	66,570	—
Robert L Patton, Jr.	204,420	*	—	—
Michael M. Wood	13,901	*	—	—
Named Executive Officers
Jeffrey T. Mezger	5,527,932	5.5%	5,031,216	—
Jeff J. Kaminski	463,752	*	357,482	61,572
Brian J. Woram	477,085	*	351,986	46,403
Albert Z. Praw	298,174	*	201,457	46,403
Nicholas S. Franklin	29,000	*	—	24,000
Directors/executive officers as a group (15 people)	8,763,927	8.6%	7,079,341	226,307
*Denotes less than 1% ownership.

(a)
Except for FMR LLC and the Grantor Stock Ownership Trust (“GSOT”), the beneficial ownership and percent of class figures for the listed stockholders are taken from their respective Schedule 13G or Schedule 13G/A filings with the SEC and reflect their respective determinations of their ownership as of December 31, 2015. The beneficial ownership and percent of class figure for FMR LLC are taken from its Schedule 13G/A filing with the SEC, as described below, and reflect its determination of its ownership at January 29, 2016. The percent of class figure for the GSOT is relative to the total number of shares of our common stock entitled to vote at the Annual Meeting, as described below under the heading “Annual Meeting, Voting and Other Information.”

(b)
The amounts reported in this column for the directors include the following directly owned shares of our common stock: Ms. Lora 2,043; and Mr. Patton 200,000. The amounts reported in this column for the named executive officers include the following directly owned shares of our common stock: Mr. Mezger 496,716; Mr. Kaminski 44,698; Mr. Woram 78,696; Mr. Praw 50,314; and Mr. Franklin 5,000; and all executives officers as a group 812,826.

(c)
The amounts reported in this column are the shares of our common stock that can be acquired within 60 days of February 16, 2016 through the exercise of Director SARs (as described above under the heading “Director Compensation”), or common stock option awards (for the named executive officers). These amounts are included in the amounts reported for each individual in the Total Beneficial Ownership column. Mr. Wood has not satisfied the applicable stock ownership requirement to exercise his Director SARs. No Director SARs have been granted to Mr. Patton.

(d)
The amounts reported in this column for the named executive officers are shares of restricted common stock. These amounts are included in the amounts reported for each named executive officer in the Total Beneficial Ownership column.

(e)
The stock holding information is based solely on a Schedule 13G/A dated February 9, 2016 that FMR LLC, a parent holding company, filed with the SEC to report the beneficial ownership of FMR LLC and its direct and indirect subsidiaries and affiliates, and Ms. Abigail P. Johnson, a director and the vice chairman, chief executive officer and president of FMR LLC. Of the reported amount, FMR LLC and its direct and indirect subsidiaries and affiliates and Ms. Johnson had sole voting power as to 204,200 shares and had sole dispositive power as to 12,908,200 shares. A wholly-owned FMR LLC subsidiary, Fidelity Management & Research Company, an investment adviser to various investment companies, votes the shares held by the investment companies under guidelines established by its Boards of Trustees.

(f)
The stock holding information is based solely on a Schedule 13G/A dated January 8, 2016 that BlackRock, Inc., a parent holding company, filed with the SEC to report its beneficial ownership. Of the reported amount, BlackRock, Inc. subsidiaries, collectively, had sole voting power as to 10,124,683 shares and had sole dispositive power as to 10,308,470 shares, and a subsidiary, BlackRock Fund Advisors, beneficially owned more than 5% of our outstanding shares.

(g)
The GSOT holds these shares pursuant to a trust agreement, with Wells Fargo Bank, N.A. as trustee. Both the GSOT and the trustee disclaim beneficial ownership of the shares. Under the trust agreement, our employees who hold unexercised common stock options under our employee equity compensation plans determine the voting of the GSOT shares. The number of GSOT shares that any one employee can direct the vote of depends on how many eligible employees submit voting instructions to the trustee. Employees who are also directors cannot vote GSOT shares; therefore, Mr. Mezger cannot direct the vote of any GSOT shares. If all eligible employees submit voting instructions, our other named executive officers can direct the vote of the following amounts of GSOT shares: Mr. Kaminski 986,275; Mr. Woram 871,182; Mr. Praw 606,736; and Mr. Franklin 202,029; and all current executive officers as a group (excluding Mr. Mezger) 4,164,383.

(h)
The stock holding information is based solely on a Schedule 13G/A dated February 10, 2016 that The Vanguard Group, Inc., an investment adviser to various investment companies (“VGI”), filed with the SEC to report its beneficial ownership. Of the reported amount, VGI had sole voting power as to 106,367 shares, had sole dispositive power as to 5,808,340 shares, had shared voting power as to 6,800 shares and had shared dispositive power as to 108,167 shares. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., each VGI subsidiaries, beneficially own 101,367 and 11,800 shares, respectively.

(i)
The stock holding information is based solely on a Schedule 13G dated February 8, 2016 that Donald Smith & Co., Inc., an investment adviser to various institutional clients, filed with the SEC to report its beneficial ownership and beneficial ownership on behalf of the Donald Smith Long/Short Equities Fund, L.P., a partnership. Of the reported amount, Donald Smith & Co., Inc. had sole voting power as to 3,757,823 shares and had sole dispositive power as to 4,603,214 shares. The Donald Smith Long/Short Equities Fund, L.P. had sole voting power as to 14,974 shares and had sole dispositive power as to 4,603,214 shares.

(j)
Ms. Lora holds the amount reported for her in the Total Beneficial Ownership column in a trust in which she and her spouse are trustees and beneficiaries and over which they jointly exercise voting and investment power. Mr. Wood holds the amount reported for him in the Total Beneficial Ownership column in a trust in which he and his spouse are trustees and over which they jointly exercise voting and investment power, and he is the sole beneficiary as to the reported securities. Dr. Gabriel does not beneficially own any shares of our common stock.

Stock Ownership Requirements
Our directors and senior executives are subject to stock ownership requirements to better align their interests with those of our stockholders. Our Corporate Governance Principles require each of our directors to own at least five times the Board retainer (currently $500,000) in value of our common stock or common stock equivalents by the fifth anniversary of joining the Board (the directors serving on the Board on October 9, 2014 must meet the ownership threshold by the fifth anniversary of that date). Our executive stock ownership policy requires designated senior executives, including our named executive officers, to own a certain number of shares within five years of becoming subject to the policy. The policy is discussed below under the heading “Equity Stock Ownership Policy.” Each of our directors and named executive officers is in compliance with their respective requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Our Named Executive Officers (“NEOs”)
Jeffrey T. Mezger
President and Chief Executive Officer

Jeff J. Kaminski
Executive Vice President and Chief Financial Officer

Brian J. Woram
Executive Vice President and General Counsel
Albert Z. Praw
Executive Vice President, Real Estate and Business Development
Nicholas S. Franklin
Executive Vice President, Strategic Operations

2015 Performance Highlights
As a national homebuilder, we operate in a dynamic, complex and challenging business environment, and we produced robust results in 2015 against our aggressive performance goals. These results were achieved across several short-term and long-term financial, operating and strategic metrics, and demonstrate strong growth compared to a year ago as well as over the last three years.

Short-Term Operating Results	Total Revenues Homebuilding Operating Income Total Pretax Income	ñ	26.0% 20.0% 34.0%
Strategic Performance Indicators
	Annual Net Orders Year-End Backlog Value	ñ	22.0% 40.0%
Long-Term Performance Results	3-Yr. Revenue Growth 3-Yr. Cumulative Operating Income 3-Yr. Cumulative Net Income	Up	94.0% $371M $1.04B

2015 CEO Compensation Summary
• Our CEO’s base salary has remained the same since 2006.
• Our CEO’s performance-based and formula-driven 2015 annual cash incentive payout of ~$2.49M was higher than his 2014 payout, driven by our increased pretax profitability in 2015.
• Our CEO earned 149% of his target award, or ~$1.49M, under a 2012 three-year performance cash program, based on our generating over $507M of adjusted operating income during the performance period.
• Our CEO’s 2015 long-term incentives were solely performance-oriented equity awards — performance-based restricted stock units (“PSUs”) and common stock options. The PSUs comprised more than 50% of the total grant date fair value, and the total grant date fair value was 31% lower than in 2014.
Pay for Performance
Our CEO’s compensation decreased in 2015, primarily due to a reduction in his long-term incentives, demonstrating alignment with total stockholder return (“TSR”).

2015 Say On Pay Result — 87% Approval
Our stockholders were highly supportive of our executive pay program at our 2015 Annual Meeting. As a result, we have not materially changed our program, though we have taken several actions based on stockholder feedback.
Total Year-Over-Year CEO Compensation Down ~15% Total 2015 Pay: $8,856,923 ~90% performance-based Total 2014 Pay: $10,349,483 ~90% performance-based
Listening to our Stockholders
At our 2015 Annual Meeting, approximately 87% of the shares of our common stock present or represented at the meeting supported our advisory vote on named executive officer compensation. We believe this high level of support demonstrated a substantial degree of stockholder confidence in our performance and executive compensation programs. In 2015, we continued our longstanding practice of reaching out to our stockholders, including nearly all of our 25 largest stockholders, and directly engaged with stockholders representing over 50% of our outstanding shares. We value the input we received from stockholders and took their feedback into account during 2015 as described below.

Topic	Stockholder Feedback	Action Taken
CEO Long-Term Incentive Grant	The CEO’s total grant value in 2014 was too large or increased too much from the prior-year grant.	Reduced our CEO’s 2015 total grant date fair value by 31% from 2014.
Long-Term Incentive Measures	Provide more information about performance goals.	Additional disclosure on performance goals is provided below under the heading “Long-Term Incentives.”
Short-Term Incentive Measures	• Remove revenue as a stand-alone performance measure. • Minimize use of subjective components.	• Revenue is not a measure in the 2015 or 2016 annual incentive plans. • Plan funding is formula-based and payout decisions are more transparent.
Stock Ownership Requirements	Remove 10%/year for 5 years reduction in required ownership for executives who reach age 60.	Eliminated the reduction feature from the stock ownership requirements.
Tax Restoration Payments	Maintain 2011 policy not to provide tax restoration payment benefits to newly hired executives.	Did not extend tax restoration payment benefits to Executive Vice President hired during 2015.
Compensation Governance

KEY FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAMS
What We Do		What We Don’t Do
✓	Engage with and consider stockholder input in designing our executive pay programs.	×	Do not allow re-pricing of stock options without stockholder approval.
✓	Grant all of our CEO’s total long-term incentives in performance-oriented vehicles.	×	Do not provide new tax “gross-ups” to any officer or employee.
✓	Perform under Compensation Committee oversight, annual risk assessments to determine that our employee compensation policies and programs are not likely to have a material adverse effect on us.	×
Do not, without stockholder approval, enter into new severance arrangements with executive officers above the limits specified in a longstanding policy, as described below under the heading “Severance Arrangements.”

✓	Link annual NEO incentive pay to objective, pre-established financial performance goals.	×	Do not allow our NEOs (or any employees or non-employee directors) to hedge or pledge their holdings of our securities.
✓	Engage at the sole direction of the Compensation Committee an independent compensation consultant.	×
Do not provide perquisites to our NEOs beyond those offered to all employees, other than market-competitive medical, dental and vision benefits and the opportunity to participate in a deferred compensation plan.

✓	Maintain stock ownership requirements for all NEOs.
✓	Maintain a relevant peer group.
✓	Maintain clawback policies consistent with the Sarbanes-Oxley Act of 2002 and the 2010 Dodd-Frank Wall Street Reform Act (when effective).

Pay Program Overview
The components of, and rationale for, each element of our executive compensation program are described in the table below.

REWARD TYPE		DESCRIPTION	RATIONALE
BASE SALARY		• Fixed compensation delivered in cash on a semi-monthly basis.	• A market-aligned component of the overall pay package to provide a baseline level of pay; key to attracting and retaining highly-qualified executives.
ANNUAL INCENTIVE PROGRAM		• The funding of our NEOs’ 2015 annual incentives was formula-driven, based on pretax income and asset efficiency measures.	• Motivates achievement of key short-term financial results.
LONG-TERM INCENTIVE PROGRAM	Performance-Based Restricted Stock Units
• 52% of total grant date fair value for our CEO, and nearly 20% for our other NEOs.
• 2015 grants have three, long-term performance measures: three-year cumulative earnings per share, three-year average return on invested capital, and three-year revenue growth versus our peer group.
• Focuses executives on achievement of long-term operating results. • Establishes strong alignment with long-term stockholder interests through performance-based payouts in shares of our common stock.
	Stock Options	• 48% of total grant date fair value for our CEO and approximately 50% for our other NEOs.	• Value realized only with share price appreciation, which is strongly influenced by performance.
	Restricted Stock	• Approximately 30% of total grant date fair value for our NEOs other than our CEO.	• Encourages retention and provides additional alignment with stockholder interests in conjunction with stock ownership requirements.
RETIREMENT PROGRAMS AND PERQUISITES
• A 401(k) plan in which all eligible employees may participate.
• Legacy executive retirement and death benefit plans have been closed to new participants for over a decade.
• Market-competitive medical, dental and vision benefits and the opportunity to participate in a deferred compensation plan.
• Programs are aligned with market practices. • Focuses executives on earning rewards through performance pay elements, not through entitlements.
As outlined above, we place a significant emphasis on at-risk, performance-based pay. As shown below, in 2015, our CEO received nearly 90% of his direct compensation (i.e., base salary and annual and long-term incentives) in performance-based and/or at-risk vehicles. For our other NEOs, such vehicles made up, on average, 80% of their direct compensation.

To further illustrate the significant at-risk nature of the long-term incentives granted to our CEO, the table below shows the intrinsic value at November 30, 2015 of our CEO’s long-term incentives granted in the last three years (comprised of PSUs and common stock options). For the PSUs, intrinsic value is based on the November 30, 2015 closing price of our common stock ($14.09) and the target number of common stock shares to be granted. The stock options have no intrinsic value, as their grant prices exceeded the closing price of our underlying common stock on November 30, 2015.

CEO Long-Term Incentives Intrinsic Value
Grant Year	Grant Price	Grant Date Fair Value	Intrinsic Value at November 30, 2015	Intrinsic Value Relative to Grant Date Fair Value
2015	$14.92	$3,812,763	$1,873,970	49%
2014	14.62	5,500,000	2,756,314	50%
2013	16.63	2,707,660	1,409,000	52%
Three-Year Total		$12,020,423	$6,039,284	50%
NEO Compensation Components
Base Salaries. The Compensation Committee annually reviews and approves the base salaries of our CEO and our other NEOs. The Compensation Committee approves NEO base salaries based on its consideration of several factors, including an NEO’s experience, specific responsibilities, capabilities, individual performance and expected future contributions; our current and expected financial and operational results; and market rates to ensure competitiveness. In July 2015, each of our NEOs, except for our CEO and Mr. Franklin (who was hired during 2015), received a base salary increase, ranging from 1.8% to 2.8%, based on our growth over the prior 12 months, an evaluation of the factors listed above and our CEO’s recommendations.
2015 Annual Incentives. Our annual incentive program is structured to drive performance in short-term operating results (i.e., over a fiscal year period). To provide alignment of the program with stockholders’ interests, the Compensation Committee established a requirement that we achieve total adjusted pretax income (“API”) of $100 million for our 2015 fiscal year (“Minimum Pretax Income”) for the participating executive officers to receive any annual incentive payouts.
Based in part on stockholder feedback, we adjusted our annual incentive program for 2015 by eliminating revenue as a stand-alone performance measure. In addition, the 2015 program’s funding was formula-driven and determined based on two components: (a) API performance relative to threshold and target goals; and (b) API performance relative to a minimum asset efficiency measure. For the first component, the applicable threshold performance goal was considered reasonably achievable, yet uncertain to be met under then-expected market and business conditions in 2015. The target performance goal was designed to require significant management effort to achieve.
API is our total pretax income excluding incentive and variable compensation expense and inventory impairment and land option contract abandonment charges. We view API as a comprehensive short-term measure of our executive officers’ performance, as it reflects their ability to generate revenue, manage expenses and control fixed costs. The asset efficiency measure was selected to motivate our executive officers to generate profitable growth while controlling inventory levels and increasing our return on inventory in 2015, in alignment with our strategy of investing in attractive, land-constrained locations across our served markets to expand our operating platform and community count.
For our NEOs, target annual incentive payouts relative to base salary remained consistent with the prior year, with our CEO at 150% and all other NEOs at 100%. Maximum annual incentive payouts are limited to a multiple of each NEO’s target level, with our CEO at four times, our CFO at three times and our other NEOs at two times. The potential target and maximum annual incentive opportunities were in line with peer group pay practices and designed to generate award levels that, if achieved, would appropriately reward strong performance for 2015.
2015 Annual Incentive Program Component Funding. Because we exceeded the Minimum Pretax Income, our NEOs became eligible to receive annual incentive payouts, with the funding for such payouts based on our performance under the two components of the 2015 program, as discussed below.
API Performance Relative to Goals Funding. For the first component of the 2015 annual incentive program, we set an aggressive API performance target of $183.0 million, and limited potential payouts to the participating executive officers to no more than their respective pre-established target payout levels under the program, even if our actual API exceeded the target performance level. We achieved API of $166.5 million for 2015, or approximately 91% of target, driven primarily by our 34% year-over-year increase in pretax income. As shown in the table below, this performance funded strictly formula-based payouts of 82% of target to our NEOs, or $3.1 million in total, pursuant to the performance-to-payout level ratio established for this component. The payouts under this component accounted for approximately 57% of the total 2015 annual incentive payouts the Compensation Committee approved for our NEOs.

2015 API Performance Levels and Payout Summary
	Threshold	Target	Actual Result
API Performance Levels	$137.3 million	$183.0 million	$166.5 million
API Performance Levels Relative to Target	75%	100%	91%
Payout Level Ratios	50%	100%	82%
The participating executive officers could earn annual incentive payouts above their respective target payout levels (but limited to each such officer’s respective maximum payout level) only if and to the extent our API performance exceeded a minimum asset efficiency objective. This second component of the 2015 annual incentive program is further described below.
API Performance Relative to Asset Efficiency Funding. This component was designed to create tighter alignment of our annual incentive program with our strategic focus in 2015, as discussed above. Under it, two percent of each dollar of API over our minimum asset efficiency objective funded an additional annual incentive pool to be allocated among the eligible participating executive officers. The minimum asset efficiency objective was set at a one percent return on inventory for 2015, which was approximately $32.7 million. With the difference between our API and the minimum asset efficiency objective equal to $133.9 million, the asset efficiency performance pool was funded at a total level of approximately $2.7 million.
The Compensation Committee determined the allocation of the asset efficiency performance pool based on pre-established potential payout ranges that took into consideration each eligible participant’s 2015 target and maximum annual incentive compensation payout opportunities; historical relative annual incentive payouts by functional role/seniority level; and competitive market pay information. The ranges for the 2015 program are shown in the table below.

2015 Asset Efficiency Performance Pool Potential Payout Ranges
Position	Potential Payout Range (Percent of Total Pool Funding)
CEO	43% — 50%
Other NEOs	12% — 15%
The Compensation Committee also took into account each eligible participant’s individual performance contributions, with the respective contributions for such participants other than our CEO informed by our CEO’s assessment of their performance. Based on all of these elements, each participant achieved an individual performance factor (“IPF”) within the participant’s potential payout range that determined the participant’s actual allocation of the asset efficiency performance pool. The respective IPF-based allocations to our NEOs are shown in the table below, all of which fell below the maximum limit of each such NEO’s potential payout range, as noted above.

NEO	2015 NEO Individual Performance Contributions	IPF
Mr. Mezger	Mr. Mezger provided outstanding leadership in setting and driving performance against our top strategic objectives. In 2015, our year-over-year pretax income grew by 34%, ending backlog value rose by 40%, and net orders grew by 22%. Mr. Mezger also played a critical role in promoting the continued enhancement of the KB Home brand as a leader in innovation in sustainable building practices.	47.0%
Mr. Kaminski	Mr. Kaminski oversaw the successful completion of a comprehensive three-year strategic plan that measurably enhanced our capital structure and liquidity. He continued his strong leadership in managing our balance sheet through refinancing senior notes and expanding our revolving credit facility. In addition, he drove further improvements in our operating divisions’ financial performance.	14.8%
Mr. Woram	In 2015, Mr. Woram’s major accomplishments included successes in transactional support, litigation management and significant litigation cost recoveries via mediations and settlements. He continued to provide strong oversight to our legal team, and he was successful in strategically addressing risk mitigation opportunities in our business.	12.3%
Mr. Praw	Mr. Praw led our efforts in driving land investment and community count growth through successful land acquisitions, allowing us to achieve nearly 14% year-over-year growth in deliveries in 2015 and positioning us to meet our 2016 delivery goals. He also drove asset optimization strategies to balance our portfolios in several markets, resulting in more than $110 million of land sale revenues in 2015.	13.0%
Mr. Franklin
Mr. Franklin joined our team during 2015. Since joining, he has driven greater coordination across key corporate functions, improving efficiency and support for our operating divisions. In addition, he assumed operational leadership responsibilities for a significant division within our Southern California homebuilding business and was paid a bonus of $106,400 for that contribution.
		N/A
As a group, our NEOs received approximately $2.3 million under the second component of the 2015 annual incentive program, which accounted for approximately 43% of the total 2015 annual incentive payouts the Compensation Committee approved for our NEOs. Since he was hired during 2015, Mr. Franklin did not participate in this component of the 2015 annual incentive program.

2015 Annual Incentive Payouts. The annual incentive payouts the Compensation Committee approved for our NEOs are identified in the following table, which shows each NEO’s (a) pre-established target and maximum payout levels under the 2015 program; (b) actual payout under each component of the program; and (c) actual total 2015 annual incentive payout.

2015 Annual Incentive Program Payout Levels and Actual Payouts
NEO	Target	Maximum	API Performance Component Payout(a)	Asset Efficiency Component Payout	Total Payout
Mr. Mezger	$1,500,000	$6,000,000	$1,230,000	$1,258,297	$2,488,297
Mr. Kaminski	665,000	1,995,000	545,300	394,891	940,191
Mr. Woram	560,000	1,120,000	459,200	327,960	787,160
Mr. Praw	550,000	1,100,000	451,000	348,039	799,039
Mr. Franklin	480,000	960,000	393,600	—	393,600
(a) Annex 1 to this Proxy Statement contains a reconciliation of our pretax income calculated in accordance with generally accepted accounting principles (“GAAP”) to the non-GAAP financial measure of API.
2016 Annual Incentive Program. The 2016 annual incentive program will be nearly identical to our 2015 program, including (a) a formula-driven funding structure; (b) a minimum pretax income performance level for our executive officer participants to qualify for any annual incentive payouts; and (c) actual funding of annual incentive payouts determined by pretax income performance and an asset efficiency performance measure. The target performance level for the pretax income measure requires measurable improvement from our actual 2015 performance.
Long-Term Incentives. We provide long-term incentives to our NEOs and other senior executives that are designed to promote alignment of pay with our performance and stockholder value creation and encourage the retention of talented individuals. In October 2015, the Compensation Committee approved long-term incentive awards consisting of PSUs, common stock options and shares of restricted common stock. These particular vehicles were selected to further strengthen the alignment of the recipients’ interests with those of our stockholders. As noted above, our CEO’s total long-term incentive grant date fair value was reduced by 31% as compared to his prior-year grant, in part reflecting stockholder feedback we received in 2015.
The majority of the total long-term incentive grant date fair value approved for our CEO, and nearly 20% of the total grant date fair value approved for our other NEOs, was composed of PSUs with specific performance results required to achieve vesting. The balance of the total long-term incentive grant date fair value approved for our CEO and approximately 50% of the total grant date fair value approved for our other NEOs was in the form of stock options that only accrue value for the recipient with share price appreciation, which is strongly influenced by performance. Finally, approximately 30% of the total long-term incentive grant date fair value approved for the NEOs other than our CEO was in the form of time-vesting restricted stock. The long-term incentive grants approved for our NEOs and the corresponding grant date fair value are identified in the following table, as well as in the Grants of Plan-Based Awards During Fiscal Year 2015 table.

NEO Long-Term Incentives Granted in 2015
NEO	PSUs		Restricted Stock		Stock Options		Total ($)
	#	$	#	$	#	$
Mr. Mezger	133,000	$1,984,360	—	$—	333,000	$1,828,403	$3,812,763
Mr. Kaminski	14,000	208,880	24,000	358,080	115,000	631,431	1,198,391
Mr. Woram	10,000	149,200	18,000	268,560	80,000	439,256	857,016
Mr. Praw	10,000	149,200	18,000	268,560	80,000	439,256	857,016
Mr. Franklin	14,000	208,880	24,000	358,080	115,000	631,431	1,198,391
Performance-Based Restricted Stock Units. We have granted PSUs to our executive officers each year since 2012. As with prior PSU grants, the PSUs granted in 2015 (“2015 PSUs”) are designed to focus our executive officers on achieving important long-term financial objectives over several years. The 2015 PSUs include the following measures consisting of a combination of absolute and relative metrics that, if achieved, will drive positive outcomes for our business and that we believe are strong drivers of stockholder value creation:

• Cumulative Earnings Per Share (“EPS”):	50% weight, measures our profitability trajectory over the three-year period
• Average Return on Invested Capital (“ROIC”):	20% weight, measures our profitability relative to the capital deployed
• Revenue Growth Rank Versus Peers:	30% weight, measures our ability to grow our top-line relative to our peers

The 2015 PSU amounts shown in the table above reflect a target award of shares of our common stock (“Award Shares”). Each 2015 PSU entitles a recipient to a grant of 0% to 200% of his Award Shares. The 2015 PSUs will vest, based on our achieving, over the three-year period commencing on December 1, 2015 and ending on November 30, 2018, specified levels of performance against the three performance measures noted above. Vesting is generally subject to a recipient’s continued employment with us to and including a date that is no later than 90 days after the end of the performance period (“Determination Date”). The performance for both the cumulative EPS and the average ROIC measure will be determined on an adjusted, tax-affected basis that excludes certain compensation expense, inventory impairment and land option contract abandonment charges, and other extraordinary items subject to Compensation Committee approval.
Performance for each measure is to be determined by the Compensation Committee on the Determination Date. In addition, as with prior PSU grants, each recipient of a 2015 PSU will be credited with an amount equal to the cash dividends that are paid in respect of one share of our common stock with a record date between the grant date and the Determination Date (“Dividend Equivalent”). At vesting, each recipient will receive a cash payment equal to the credited Dividend Equivalent in proportion to the Award Shares approved for grant to the recipient, if any. If performance over the performance period for all three 2015 PSU measures is below specific thresholds, each recipient will be granted no shares of common stock and will receive no cash Dividend Equivalent payment. Except for death, disability or certain retirement circumstances, each recipient will forfeit any rights with respect to Award Shares and to any cash Dividend Equivalent payment if a recipient terminates service prior to the Determination Date.
PSU Measures and Goals. In response to stockholder feedback we received in 2015, below is additional disclosure regarding the measures and goals for our outstanding PSU awards.
As described in our 2014 Proxy Statement, we granted PSUs to our executive officers in 2013 (“2013 PSUs”) that entitle recipients to a grant of 0% to 200% of a target award of shares of our common stock based on our achieving, over the three-year period commencing on December 1, 2013 and ending on November 30, 2016, specified levels of (a) average return on equity (“ROE”) performance and (b) revenue growth performance relative to our peer group. As described in our 2015 Proxy Statement, we granted PSUs to our executive officers in 2014 (“2014 PSUs”) that entitle recipients to a grant of 0% to 200% of a target award of shares of our common stock based on our achieving, over the three-year period commencing on December 1, 2014 and ending on November 30, 2017, specified levels of performance against the same three performance measures noted above for the 2015 PSUs. The following tables present our goals with respect to the 2013, 2014 and 2015 PSU performance measures. As shown below, the goals for the measures other than relative revenue growth have increased year-over-year at each performance level.

Performance Measure	PSU Year	Threshold Goal	Target Goal	Maximum Goal
Average ROE	2013	10.0%	15.0%	20.0%
Cumulative EPS	2014	$2.52	$3.04	$4.00
	2015	$2.73	$3.31	$4.36
Average ROIC	2014	2.8%	3.3%	4.0%
	2015	3.0%	3.5%	4.3%

Performance Measure	Performance (Rank)	Target Award Multiplier
Relative Revenue Growth Applies to 2013, 2014 and 2015 PSUs (Adjustments to ranking levels and multipliers will be made if there are changes in the peer group composition over time, per the terms of the PSUs)	First or Second	200%
	3	178%
	4	156%
	5	134%
	6	113%
	7	90%
	8	67%
	9	44%
	10	21%
	Bottom 2	0%
The threshold performance levels outlined above are designed to be reasonably achievable, yet uncertain to be met under expected market and business conditions at the time of grant. Target performance levels are designed to require significant management effort to achieve, and maximum performance levels are designed to be measurably more difficult to achieve than target performance levels. Each of these performance levels directly scale to threshold, target and maximum payout opportunities.

As 2015 was the first year of the three-year performance period for the 2014 PSUs and the second year of the three-year performance period for the 2013 PSUs, and because we will not know our relative revenue growth rank as compared to the peer group until the end of each three-year performance period, no shares under the 2013 PSUs and 2014 PSUs have vested. For the applicable goals associated with the 2013 and 2014 PSUs, our performance through 2015 is tracking above maximum performance on the average ROE measure, approximately target performance on the cumulative EPS measure, and below threshold performance on the average ROIC measure. Ultimately, our achievement with respect to the applicable performance goals during the upcoming fiscal year(s) will determine the extent to which any shares under the 2013, 2014 and 2015 PSUs vest.
2012 PSU Awards. As described in our 2013 Proxy Statement, we granted PSUs to our executive officers in 2012 (“2012 PSUs”) that entitled recipients to a grant of 0% to 200% of a target award of shares of our common stock based on our achieving, over the three-year period commencing on December 1, 2012 and ending on November 30, 2015, specified levels of (a) average ROE performance and (b) revenue growth performance relative to our peer group. With the performance period for the 2012 PSUs completed, on February 12, 2016, the Compensation Committee approved share grants with respect to the 2012 PSUs as set forth in the tables below. Since he was not employed by us at the time of the award grant, Mr. Franklin did not participate in the 2012 PSU program.

2012 PSU Award Determinations
Performance Measure	Average Annual Performance	Aggregate Total Performance	Target Award Multiplier
ROE (60% weight)	33.4%	N/A	200%
Relative Revenue Growth (40% weight)	N/A	6th out of 12 peer companies	113%
Cumulative Multiplier			165%
The average ROE result for the 2012 PSUs, which was above the maximum goal level, reflected our generation of $1.04 billion in net income over the performance period, as noted above under the heading “2015 Performance Highlights.” This strong performance allowed us to achieve the reversal in 2014 of $825.2 million of our deferred tax asset valuation allowance, which, among other things, significantly strengthened our balance sheet, contributed to a $1.2 billion increase in our stockholders’ equity over the past two years and enables us to potentially shelter, on a cash basis, approximately $2 billion of future earnings from income taxes. The relative revenue growth result for the 2012 PSUs reflected our 94% revenue growth over the performance period. In addition, during 2015, two of the peer companies that were part of the original peer group for the relative revenue growth performance measure merged to form a single peer company. Our ranking in the table above reflects our position at the end of the three-year performance period among the post-merger peer group, consistent with the terms of the 2012 PSUs and based on the relative revenue growth performance rank-to-target award multiplier table above.

2012 PSU Awards
NEO	Target Award(#)	Actual Award(#)
Mr. Mezger	152,495	251,617
Mr. Kaminski	17,868	29,482
Mr. Woram	16,636	27,449
Mr. Praw	16,636	27,449
Stock Options and Restricted Stock. Each common stock option shown above in the NEO Long-Term Incentives Granted in 2015 table will vest ratably over a three-year period. Each share of restricted common stock shown in that same table will vest in three equal annual installments on October 25, 2016, 2017 and 2018, and entitles the recipient to receive all cash dividends that are paid in respect of one share of our common stock with a record date during the period between the grant date and an applicable vesting date. Except for death, disability or certain retirement circumstances, each NEO will forfeit any unvested restricted stock or stock options if his employment with us is terminated before an applicable vesting date.
2012 Performance Cash Awards. In 2012, the Compensation Committee approved performance cash awards to our NEOs and other senior executives consistent with the pay-for-performance purpose of our long-term incentives and to enhance retention. Each 2012 performance cash award was designed to deliver a cash payout of 0% to 200% of a participant’s target award value relative to threshold, target and maximum performance goals the Compensation Committee set for each year of the three-year performance period ending on November 30, 2015. The goals, which the Compensation Committee increased in each year of the program, are shown in the table below.

2012 Performance Cash Awards – Measures, Goals and Results
Financial Performance Measure	Performance Goals			Actual Performance Result	Actual Payout Result to Target
	Threshold	Target	Maximum
Adjusted Operating Income, FY13	$68.0 million	$100.0 million	$116.0 million	$128.8 million	200%
Adjusted Operating Income, FY14	$149.0 million	$170.0 million	$191.0 million	$189.0 million	182%
Adjusted Operating Income, FY15	$159.8 million	$213.0 million	$239.6 million	$189.7 million	69%
Total					150%
The threshold, target and maximum performance goal levels for each year of the 2012 program’s performance period were based on adjusted operating income, calculated as the sum of our homebuilding operating income, financial services operating income and equity in income of unconsolidated financial services joint ventures, excluding incentive and variable compensation expense, and inventory impairment and land option contract abandonment charges (“AOI”). Annex 1 to this Proxy Statement shows the calculation of our AOI in each year of the 2012 program’s performance period and a reconciliation of operating income calculated in accordance with GAAP to the non-GAAP financial measure of AOI. The Compensation Committee considered AOI to be an appropriate performance measure because it incentivizes revenue generation, margin expansion and cost control, all of which underpin profitability, our top strategic priority throughout the program’s performance period.
2012 Performance Cash Award Payouts. In approving the performance achievement for 2015 under the 2012 performance cash award program, the Compensation Committee determined it was appropriate not to exclude $3.2 million of inventory impairment charges relating to land assets we acquired during the 2012 program’s performance period, thereby reducing the payout level to 65% from 69%. With this performance achievement level adjustment, and a similar adjustment to the 2014 payout level to 181% from 182%, the Compensation Committee approved overall 2012 performance cash award payments to our NEOs that were approximately 149% of target, as shown in the table below. As he was not employed by us at the time of grant, Mr. Franklin did not participate in the 2012 performance cash award program, which is the last year that performance cash awards were issued to our NEOs.

2012 Performance Cash Award Payouts
NEO	Target	Overall Payment
Mr. Mezger	$1,000,000	$1,486,667
Mr. Kaminski	300,000	446,000
Mr. Woram	270,000	401,400
Mr. Praw	270,000	401,400
Executive Compensation Decision-Making Process and Policies
The Compensation Committee oversees our executive compensation decision-making process and executive compensation and benefits programs and policies. In making executive compensation decisions, the Compensation Committee considers a variety of factors and data, with our performance and individual executive performance generally viewed as the most important inputs, and takes into account the totality of compensation that may be paid through base salaries and annual and long-term incentives. Among the data the Compensation Committee considers are financial and operational performance information and metrics for us, including comparisons to prior years’ performance and our current business plans, and for our peer group (which is described below); surveys and forecasts of comparative general industry and peer group compensation and benefits practices; and at least annually, management-prepared tally sheets for each NEO and certain other senior executives with up to five years of compensation data. The Compensation Committee, in consultation with FWC, also considers one-year and three-year pay and performance data regarding the members of our peer group.
Role of Our Management. Our CEO and senior human resources and legal department executives provide information and recommendations to assist the Compensation Committee’s decision-making, and also advise on compliance and disclosure requirements.
Role of Compensation Consultants. The Compensation Committee is assisted in the executive compensation decision-making process, as well as on compliance and disclosure requirements, by FWC, which it retains directly. FWC attends Compensation Committee meetings as needed. To maintain its independence and avoid any conflicts of interest, FWC may not work directly for our management unless the Compensation Committee pre-approves the work, including fees. During 2015, FWC did not provide any services that would have required such pre-approval. Based on its consideration of factors under

NYSE listing standards, the Compensation Committee determined that FWC’s work did not raise any conflicts of interest, and therefore considered FWC to be independent.
Peer Group. Our peer group is composed solely of public companies that, like us, are engaged in high production homebuilding as their primary business. We compete with these companies for both homebuyers and management talent. The competition with these companies for human resources reflects our, and their, need to attract and retain high caliber management and other personnel with strong high production homebuilding expertise and experience to execute business activities in distinct, local markets. Therefore, a principal focus in designing our compensation and benefits programs is to meet this critical, competitive need.
The Compensation Committee, in consultation with FWC and our management, periodically reviews and considers changes to the makeup of our peer group. The Compensation Committee principally considers the competitive factors described above, and it also considers our total revenues and market capitalization relative to those of the companies in the peer group. The companies in our peer group are shown in the table below. As of their most recently filed proxy statements before the date of this Proxy Statement, each member of our peer group included us in its own peer group. During 2015, former peers Ryland Group and Standard Pacific merged to form CalAtlantic Group, which we have retained in our peer group.

Our Peer Group
• Beazer Homes • Hovnanian Enterprises • M/I Homes • PulteGroup	• CalAtlantic Group • Lennar Corporation • Meritage Homes • Toll Brothers	• DR Horton • MDC Holdings • NVR Incorporated
As of December 31, 2015, the reported total revenues (on a trailing 12-month basis) of the companies in our peer group were within a range of approximately one-half to 4.0 times our total revenues, and our total revenues approximated the median of the peer group. The market capitalization of our peer group (on a trailing three-year basis) was within a range of approximately one-third to 6.0 times ours.
Equity Stock Ownership Policy. We maintain a longstanding executive stock ownership policy. The policy is intended to encourage, and has encouraged, our executives to increase their ownership of our common stock over time and to align their interests with our stockholders’ interests. Under the policy, designated senior executives are expected to achieve specific levels of common stock ownership within five years of joining us and, once achieved, maintain such ownership throughout employment with us. The targeted common stock ownership levels for our NEOs are as follows:

Executive Position	Ownership Guideline
CEO	6.0 times base salary
Other NEOs	2.0 times base salary
Common stock ownership includes shares directly owned by the NEO, and shares are valued at the greater of the most recent closing price on a valuation date, or the closing price on the date shares are acquired. Designated executives are required to hold all vested net (after tax) shares of time-vesting and performance-vesting restricted stock and up to 100% of net shares acquired through stock option exercises until their applicable stock ownership requirement is met, absent a hardship or other qualified exception. Each of our NEOs is in compliance with the requirements of the policy.
Formerly, our executive stock ownership policy allowed for a reduction in the ownership requirement by 10% each year for five years once a designated executive reached the age of 60. We recently updated the policy to eliminate this reduction based on feedback from our stockholders during 2015.
Prohibition on Hedging/Pledging of Our Securities. To further align their interests with those of our stockholders, our employees and non-employee directors cannot engage in short sales of our securities and cannot buy or sell puts, calls or any other financial instruments that are designed to hedge or offset decreases or increases in the value of our securities (including derivatives, prepaid variable forward contracts, equity swaps, collars and exchange funds). They also cannot hold our securities in a margin account or otherwise pledge our securities as collateral for any loan.
Equity-Based Award Grant Policy. Our equity-based award grant policy governs the timing and establishes certain internal controls over the grant of equity-based awards. The policy requires that the Compensation Committee (or the Board) approve all grants of equity-based awards, and their terms. The policy does not permit any delegation of granting authority for equity-based awards to our management. Per the policy, the exercise price of any stock option award will not be less than the closing price of our common stock on the NYSE on the grant date.

Clawback.  Under his Employment Agreement, our CEO must repay certain bonus and incentive- or equity-based compensation he receives if we are required to restate our financial statements as a result of his misconduct, consistent with Section 304 of the Sarbanes-Oxley Act of 2002. We will also recoup incentive-based compensation to the extent required under the Dodd-Frank Act and any rules, regulations and listing standards issued under that act, when effective.
Tax Implications of our Executive Compensation Program. Section 162(m) of the Code generally disallows a tax deduction for compensation over $1.0 million paid to “covered employees” (which, under current federal tax rules, are our NEOs other than the CFO) unless it is qualifying performance-based compensation. We generally design our compensation plans in order to maintain federal tax deductibility for executive compensation under Section 162(m) of the Code, and the Compensation Committee considers the potential Section 162(m) impact when approving the compensation paid to our NEOs. The Compensation Committee, however, will approve compensation that may not be deductible under Section 162(m) of the Code where it believes it is in our company’s and our stockholders’ best interests to do so.
Indemnification Agreements. We have entered into agreements with each of our NEOs and certain other senior executives that provide them with indemnification and advancement of expenses to supplement what our Certificate of Incorporation and insurance policies provide, subject to certain limitations.
Severance, Change in Control and Post-Termination Arrangements and Benefits
Severance Arrangements.  Mr. Mezger’s Employment Agreement provides him with certain severance benefits, and all of our current NEOs (except Mr. Franklin, who has not yet served for a full year) participate in our Executive Severance Plan, which provides them with certain severance benefits. These severance arrangements are discussed further below under the heading “Potential Payments Upon Termination of Employment or Change in Control.” In considering our stockholders’ approval of an advisory proposal, in 2008 we adopted a policy under which we will obtain stockholder approval before paying severance benefits to an executive officer under a future severance arrangement in excess of 2.99 times the sum of the executive officer’s then-current base salary and target bonus. Future severance arrangements do not include arrangements existing at the time we adopted the policy or that we assume or acquire unless, in each case, any such severance arrangement is changed in a manner that materially increases its severance benefits.
Change in Control Arrangements.  Since 2001, we have maintained a Change in Control Severance Plan (“CIC Plan”) that, upon a change in control, provides participants with certain benefits and accelerated vesting of equity awards. The CIC Plan is intended to enable and encourage our management to focus its attention on obtaining the best possible result for our stockholders in a change in control situation; to promote management continuity; and to provide income protection in the event of involuntary loss of employment. In addition, if we experience a change in control, the vesting is accelerated for any unvested benefits under our Deferred Compensation Plan (“DCP”), which is discussed below, and under certain of our employee benefit plans, including our equity compensation plans. Benefits to which each of our NEOs may be entitled upon a change in control are further discussed below under the heading “Potential Payments Upon Termination of Employment or Change in Control.”
Death Benefits.  Our Death Benefit Only Plan, in which Messrs. Mezger and Praw participate, provides a death benefit to the participant’s designated beneficiary of $1 million (plus an additional tax restoration amount sufficient to pay taxes on the benefit and the additional amount). We closed the Death Benefit Only Plan to new participants beginning in 2006, and only term life insurance, with a $750,000 benefit level payable to an executive’s designated beneficiaries, has been made available to incoming eligible executives. We maintain this term life insurance benefit for Messrs. Kaminski, Woram and Franklin. We also maintain a $400,000 life insurance death benefit for designated beneficiaries of Mr. Mezger. In addition, under the terms of our equity award agreements, award recipients or their estates are eligible for accelerated vesting of equity awards upon the recipient’s death or disability, as defined in the award agreements.
Other Benefits.  The majority of our health and welfare benefits are made available to all full-time employees, including our NEOs. During 2015, as in years past, our NEOs also received reimbursement for qualified out-of-pocket medical, dental and vision expenses that exceed amounts payable under our standard medical, dental and vision plans. In addition, in 2015, certain of our NEOs, and other employees, participated in our DCP, as described below under the heading “Retirement Programs.” These market-competitive benefits are offered to attract key executive talent and to promote retention. Other than those described in the foregoing sentences and the additional items described above under the heading “Death Benefits” and below under the heading “Retirement Programs,” we do not provide any additional benefits or perquisites to our NEOs or other senior executives.
Retirement Programs. The KB Home 401(k) Savings Plan (“401(k) Plan”), a qualified defined contribution plan, is the only program we offer to all full-time employees that provides post-employment benefits. Our NEOs and certain other employees can also participate in the unfunded nonqualified DCP to defer compensation they receive. The DCP allows participants to make pretax contributions of up to 75% of their base salary and 75% of their annual incentive compensation, and to select from one or more investment options in which their deferred compensation is deemed to be invested. We do not provide a guaranteed rate of return on these investment options. Thus, a participant’s credited earnings depends on their investment elections. We provide a dollar-for-dollar match of 401(k) Plan and DCP contributions on up to an aggregate amount of 6% of a participant’s base salary. Matching contributions are generally fully vested after five years of service. Deferred amounts together with any credited investment returns under the DCP are paid out to participants in a lump sum or in installments in accordance with their advance written election, commencing either at a specified date during employment or upon termination of employment. NEO deferrals under the DCP are shown below in the Non-Qualified Deferred Compensation During Fiscal Year 2015 table. We also maintain a Retirement Plan for certain executives, including Mr. Mezger, whose participation is shown in the Pension Benefits During Fiscal Year 2015 table. The Retirement Plan, closed to new participants since 2004 with no additional benefit accruals to participants (other than cost-of-living adjustments), provides each participant with specific annual payments for 20 years that begin upon the later of reaching age 55, the tenth anniversary of a participation commencement date or the termination of employment with us. Mr. Mezger’s original annual benefit amount under the Retirement Plan was $450,000. This amount is increased only by annual cost-of-living adjustments applied to federal social security benefits.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT
The Management Development and Compensation Committee of the Board of Directors has reviewed and discussed the above “Compensation Discussion and Analysis” with KB Home management. Based on this review and discussion, the Management Development and Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Management Development and Compensation Committee

Kenneth M. Jastrow, II, Chair	Stephen F. Bollenbach	Timothy W. Finchem	Robert L. Johnson	Melissa Lora

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	Option Awards ($)(c)	Non-Equity Incentive Plan Compensation ($)(d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(e)	All Other Compensation ($)(f)	Total ($)
Jeffrey T. Mezger President and Chief Executive Officer	2015	$1,000,000	$—	$1,984,360	$1,828,403	$3,974,964	$—	$69,196	$8,856,923
	2014	1,000,000	125,000	2,860,000	2,640,000	2,824,750	830,924	68,809	10,349,483
	2013	1,000,000	500,000	1,663,000	1,044,660	2,725,500	—	67,884	7,001,044
Jeff J. Kaminski Executive Vice President and Chief Financial Officer	2015	656,250	—	566,960	631,431	1,386,191	—	51,156	3,291,988
	2014	620,833	62,500	550,000	550,000	1,280,316	—	47,459	3,111,108
	2013	570,833	260,000	498,900	348,220	952,200	—	45,848	2,676,001
Brian J. Woram Executive Vice President and General Counsel	2015	554,166	—	417,760	439,256	1,188,560	—	44,731	2,644,473
	2014	544,167	62,500	387,500	387,500	1,144,114	—	43,459	2,569,240
	2013	531,250	242,000	415,750	271,612	800,820	—	42,356	2,303,788
Albert Z. Praw Executive Vice President, Real Estate and Business Development	2015	541,250	—	417,760	439,256	1,200,439	—	43,803	2,642,508
	2014	529,167	62,500	387,500	387,500	1,123,683	—	42,979	2,533,329
	2013	510,417	100,000	415,750	271,612	780,675	—	12,376	2,090,830
Nicholas S. Franklin Executive Vice President, Strategic Operations	2015	379,615	106,400	566,960	631,431	393,600	—	22,861	2,100,867

(a)
Salary. As discussed above under the heading “Base Salaries,” the annual base salaries of our NEOs other than our CEO and Mr. Franklin were increased in July 2015 to the following levels: Mr. Kaminski $665,000; Mr. Woram $560,000; and Mr. Praw $550,000. Mr. Franklin joined us on April 4, 2015, with an annual base salary of $600,000. The salary amount reported in the table reflects what he was paid in 2015 after his hire.

(b)
Bonus. In 2015, Mr. Franklin received a bonus in recognition of his assuming additional operational leadership responsibilities for a significant division within our Southern California homebuilding business. For 2014, these amounts reflect additional payments related to a 2011 performance cash award program. For 2013, these amounts reflect payments of three-year restricted cash awards granted in 2010 to the NEOs other than Mr. Praw. Mr. Praw received a discretionary bonus for 2013 that was approved by the Compensation Committee.

(c)
Stock Awards and Option Awards. These amounts represent the aggregate grant date fair value of stock awards (consisting of both restricted stock and PSUs) and option awards (consisting of common stock options) computed as described in Note 19. Employee Benefit and Stock Plans in the Notes to the Consolidated Financial Statements in our Annual Report, except that estimates of forfeitures related to service-based vesting conditions have been disregarded. They do not represent realized compensation. The 2015 stock awards represent the grant date fair value of restricted stock and the probable award of shares of our common stock underlying the PSUs granted. The grant date fair value of the PSUs if maximum performance is achieved is as follows: Mr. Mezger $3,968,720; Mr. Kaminski $417,760; Mr. Woram $298,400; Mr. Praw $298,400; and Mr. Franklin $417,760.

(d)
Non-Equity Incentive Plan Compensation. The amounts for 2015 include the sum of 2015 annual incentive and 2012 performance cash award payouts, as applicable. The amounts for 2014 include the same two types of compensation elements. The 2013 amounts reflect only annual incentive payouts. The table below summarizes each component for 2014 and 2015.

NEO	Year	Annual Incentive Payout	Performance Cash Award Payout	Total Non-Equity Incentive Plan Compensation
Mr. Mezger	2015	$2,488,297	$1,486,667	$3,974,964
	2014	2,034,750	790,000	2,824,750
Mr. Kaminski	2015	940,191	446,000	1,386,191
	2014	885,316	395,000	1,280,316
Mr. Woram	2015	787,160	401,400	1,188,560
	2014	749,114	395,000	1,144,114
Mr. Praw	2015	799,039	401,400	1,200,439
	2014	728,683	395,000	1,123,683
Mr. Franklin	2015	393,600	—	393,600

(e)
Change in Pension Value and Nonqualified Deferred Compensation Earnings. These amounts (as applicable) reflect the increase in the actuarial present value of accumulated benefits under our Retirement Plan. These changes are tied to interest rate fluctuations and do not reflect any cash or other compensation received by Mr. Mezger. The respective amounts attributed to the change in actuarial present value in 2015, 2014 and 2013 were $(84,667), $830,924 and $(709,566).

(f)	All Other Compensation. The amounts shown consist only of the following items — no other perquisites were provided to our NEOs:

•
401(k) Plan and DCP Matching Contributions. The respective aggregate 2015, 2014 and 2013 401(k) Plan and DCP matching contributions we made to our NEOs were as follows: Mr. Mezger $55,900, $55,600 and $55,300; Mr. Kaminski $39,375, $35,750 and $32,425; Mr. Woram $32,950, $31,750 and $28,613; Mr. Praw $32,475, $29,125 and $0; and Mr. Franklin $15,900, $0 and $0.

•
Premium Payments. The respective aggregate premiums we paid for our NEOs in 2015, 2014 and 2013 on supplemental medical expense reimbursement plans and life insurance policies, as described above under the heading “Other Benefits,” were as follows: Mr. Mezger $13,296, $13,209 and $12,582; Mr. Kaminski $11,781, $11,709 and $11,099; Mr. Woram $11,781, $11,709 and $11,099; Mr. Praw $11,328, $11,241 and $10,614; and Mr. Franklin $6,961, $0 and $0.

Grants of Plan-Based Awards During Fiscal Year 2015

Name	Grant Date(a)	Type of Award	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards(b)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(c)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Mezger	2/11/2015	Annual Incentive	$750,000	$1,500,000	$6,000,000
	10/8/2015	PSUs				31,255	133,000	266,000				$1,984,360
	10/8/2015	Stock Options								333,000	$14.92	1,828,403
Mr. Kaminski	2/11/2015	Annual Incentive	332,500	665,000	1,995,000
	10/8/2015	PSUs				3,290	14,000	28,000				208,880
	10/8/2015	Restricted Stock							24,000			358,080
	10/8/2015	Stock Options								115,000	14.92	631,431
Mr. Woram	2/11/2015	Annual Incentive	280,000	560,000	1,120,000
	10/8/2015	PSUs				2,350	10,000	20,000				149,200
	10/8/2015	Restricted Stock							18,000			268,560
	10/8/2015	Stock Options								80,000	14.92	439,256
Mr. Praw	2/11/2015	Annual Incentive	275,000	550,000	1,100,000
	10/8/2015	PSUs				2,350	10,000	20,000				149,200
	10/8/2015	Restricted Stock							18,000			268,560
	10/8/2015	Stock Options								80,000	14.92	439,256
Mr. Franklin	4/14/2015	Annual Incentive	240,000	480,000	960,000
	10/8/2015	PSUs				3,290	14,000	28,000				208,880
	10/8/2015	Restricted Stock							24,000			358,080
	10/8/2015	Stock Options								115,000	14.92	631,431

(a)	Grant Date. The date shown for each award is the date the Compensation Committee approved the award.

(b)
Estimated Possible Payouts Under Equity Incentive Plan Awards. If there is a payout of the PSUs, “Threshold” represents the lowest possible payout if threshold performance is achieved for each performance measure, and “Maximum” reflects the highest possible payout (200% of the target award of shares granted). The performance measures are described above under the heading “Performance-Based Restricted Stock Units.” If threshold performance is not achieved on all three measures, the NEOs will not receive any payout of the PSUs.

(c)
Grant Date Fair Value of Stock and Option Awards. The grant date fair value for each award is computed as described in footnote (c) to the Summary Compensation Table. The 2015 stock awards represent the grant date fair value of restricted stock and the probable award of shares of our common stock underlying the PSUs granted as of the grant date.

Outstanding Equity Awards at Fiscal Year-End 2015

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(a)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(d)
Mr. Mezger	10/30/2001	431,122			$13.95	10/30/2016
	10/30/2001	68,878			13.95	10/30/2016
	2/13/2002	102,090			20.07	2/13/2017
	5/8/2002	44,516			25.63	5/8/2017
	10/7/2002	400,000			21.51	10/7/2017
	10/24/2003	74,667			33.24 (e)	10/24/2018
	10/24/2003	149,333			34.05 (e)	10/24/2018
	10/22/2004	80,750			40.90	10/22/2019
	10/22/2004	119,250			40.90	10/22/2019
	7/12/2007	325,050			36.19	11/30/2016 (f)
	7/12/2007	325,050			36.19	7/12/2017
	10/4/2007	137,500			28.10	10/4/2017
	10/1/2009	489,258			15.44	10/1/2019
	8/13/2010	397,818			19.90	10/2/2018 (g)
	10/7/2010	240,000			11.06	10/7/2020
	10/7/2010	260,000			11.06	10/7/2020
	11/9/2010	412,500			28.10	10/4/2017 (g)
	10/6/2011	335,000			6.32	10/6/2021
	10/6/2011	365,000			6.32	10/6/2021
	11/8/2012						251,617	$3,545,284
	10/10/2013	100,000	50,000		16.63	10/10/2023
	10/10/2013								100,000	$1,409,000
	10/9/2014	173,434	346,866		14.62	10/9/2024
	10/9/2014								195,622	2,756,314
	10/8/2015		333,000		14.92	10/8/2025
	10/8/2015								133,000	1,873,970
Mr. Kaminski	7/15/2010	45,017			11.26	7/15/2020
	10/7/2010	118,000			11.06	10/7/2020
	10/6/2011	125,000			6.32	10/6/2021
	11/8/2012						29,482	415,401
	10/10/2013	33,333	16,667		16.63	10/10/2023
	10/10/2013						15,000	211,350	15,000	211,350
	10/9/2014	36,132	72,264		14.62	10/9/2024
	10/9/2014						22,572	318,039	15,048	212,026
	10/8/2015		115,000		14.92	10/8/2025
	10/8/2015						24,000	338,160	14,000	197,260

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(a)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(d)
Mr. Woram	7/15/2010	79,529			11.26	7/15/2020
	10/7/2010	111,000			11.06	10/7/2020
	10/6/2011	110,000			6.32	10/6/2021
	11/8/2012						27,449	$386,756
	10/10/2013	26,000	13,000		16.63	10/10/2023
	10/10/2013						12,500	176,125	12,500	$176,125
	10/9/2014	25,457	50,913		14.62	10/9/2024
	10/9/2014						15,903	224,073	10,602	149,382
	10/8/2015		80,000		14.92	10/8/2025
	10/8/2015						18,000	253,620	10,000	140,900
Mr. Praw	10/6/2011	150,000			6.32	10/6/2021
	11/8/2012						27,449	386,756
	10/10/2013	26,000	13,000		16.63	10/10/2023
	10/10/2013						12,500	176,125	12,500	176,125
	10/9/2014	25,457	50,913		14.62	10/9/2024
	10/9/2014						15,903	224,073	10,602	149,382
	10/8/2015		80,000		14.92	10/8/2025
	10/8/2015						18,000	253,620	10,000	140,900
Mr. Franklin	10/8/2015		115,000		14.92	10/8/2025
	10/8/2015						24,000	338,160	14,000	197,260

(a)	Number of Securities Underlying Unexercised Options-Unexercisable. Stock option awards generally vest in equal installment amounts (i.e., ratably) over a three-year period.

(b)
Number of Shares or Units of Stock That Have Not Vested. Includes restricted stock grants and the shares of our common stock the Compensation Committee approved for grant on February 12, 2016 pursuant to the 2012 PSUs based on our performance through the end of the three-year performance period, as described above under the heading “2012 PSU Awards.” Upon their approval for grant to the recipients, the earned 2012 PSU-related shares became fully vested, with no restrictions on transferability or otherwise. The restricted stock awards granted in 2013 and 2014 will vest at the conclusion of the three-year vesting period from the grant date. The 2015 restricted stock awards will vest in three equal annual installments on October 25, 2016, 2017 and 2018.

(c)	Market Value of Shares That Have Not Vested. The market value shown is based on the price of our common stock on November 30, 2015, which was $14.09.

(d)
Equity Incentive Plan Awards: Number and Market Value of Unearned Units. The awards shown are the PSUs granted to our NEOs in 2013, 2014 and 2015, reflecting target award amounts as of November 30, 2015 and the market price of our common stock on November 30, 2015, which was $14.09. These PSUs will vest based on our achievement of certain performance measures over an applicable three-year performance period.

(e)
As a result of an internal review of our employee stock option grant practices in 2006, we adjusted the exercise prices of certain of our employee stock options in order to comply with Section 409A of the Code. The exercise price for a certain portion of the stock option grant made on October 24, 2003 was not adjusted.

(f)	The expiration date for these stock options is set under Mr. Mezger’s Employment Agreement.

(g)
Through participation in two exchange offers that we conducted in 2010, these common stock options replaced cash-settled stock appreciation right awards that had been previously granted to the NEO as long-term incentives. Each common stock option has an exercise price equal to the replaced award’s exercise price, and the same number of underlying shares, vesting schedule and expiration date as each replaced award. The exchange offers did not include a re-pricing or any other changes impacting the value of the awards to the NEO, no additional grants or awards were made to the NEO, and the issuance of the common stock options did not result in any incremental fair value to the NEO.

Option Exercises and Stock Vested During Fiscal Year 2015

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)(b)
Mr. Mezger	—	$—	—	$—
Mr. Kaminski	—	—	4,826	64,041
Mr. Woram	—	—	4,826	64,041
Mr. Praw	—	—	4,826	64,041
Mr. Franklin	—	—	—	—

(a)	Number of Shares Acquired on Vesting. The shares reported reflect the total number of shares each NEO acquired upon the vesting of one-third of a restricted stock grant made on November 8, 2012.

(b)
Value Realized on Vesting. The amount shown is the total gross dollar value realized upon the vesting of the restricted stock described above in footnote (a) to this table. Due to tax withholding obligations, however, the NEOs actually realized a lower total value.

Pension Benefits During Fiscal Year 2015

Name*	Plan Name	Number of Years Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(b)	Payments During Last Fiscal Year ($)
Mr. Mezger	Retirement Plan	22	$10,046,734	$—

(a)	Number of Years of Credited Service. This is as of the valuation date. As of November 30, 2015, Mr. Mezger is fully vested in his respective Retirement Plan benefit.

(b)
Present Value of Accumulated Benefit. This amount represents the actuarial present value of the total retirement benefit that would be payable to Mr. Mezger under the Retirement Plan as of November 30, 2015. The payment of Retirement Plan benefits is described above under the heading “Retirement Programs.” The following key actuarial assumptions and methodologies were used to calculate this present value: the base benefit is assumed to begin as of the earliest possible date (generally the later of age 55 or the tenth anniversary of the commencement of participation); the base benefit is adjusted by past and future cost of living adjustments including no increase for fiscal year ending November 30, 2016 and an assumed 2.5% increase thereafter, until the last benefits are paid. The discount rate used to calculate the present value of the accumulated benefit shown in table was 3.59%. Mr. Mezger is entitled to receive a lump sum payment of the actuarial value (as specified under the Retirement Plan) of his plan benefits in the event of a change in control or death. If any such event occurred on November 30, 2015, the payment to Mr. Mezger would be $11,067,404 using a 2.57% Applicable Federal Rate discount rate, as specified under the Retirement Plan.

*	Messrs. Kaminski, Woram, Praw and Franklin are not participants in the Retirement Plan, as the plan was open for a limited period of time and closed to new participants in 2004.

Non-Qualified Deferred Compensation During Fiscal Year 2015

Name	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)(b)	Aggregate Earnings in Last Fiscal Year ($)(c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(d)
Mr. Mezger	$40,000	$40,000	$33,334	$—	$1,531,532
Mr. Kaminski	39,375	23,475	775	—	203,039
Mr. Woram	33,250	17,350	(4,382)	—	263,580
Mr. Praw	42,408	16,575	1,542	—	106,263
Mr. Franklin	—	—	—	—	—

(a)	Executive Contributions in Last Fiscal Year. These amounts reflect compensation the NEOs earned in 2015 that they have voluntarily deferred and are included in the Summary Compensation Table.

(b)	Registrant Contributions in Last Fiscal Year. These amounts are matching contributions we made to the NEOs’ voluntary contributions to our DCP and are included in the Summary Compensation Table.

(c)	Aggregate Earnings in Last Fiscal Year. These amounts do not include any above-market or preferential earnings. Accordingly, these amounts are not reported in the Summary Compensation Table.

(d)
Aggregate Balance at Last Fiscal Year End. These amounts reflect compensation the NEOs earned in 2015 or in prior years, but which they voluntarily elected to defer receipt, adjusted for changes in the value of their investments and distributions, if any. Messrs. Mezger, Kaminski, Woram and Praw are all vested in the full amount of their respective balances.

Potential Payments Upon Termination of Employment or Change in Control
Based on the terms of certain of our employee benefit plans — primarily our Executive Severance Plan and our CIC Plan — our NEOs are entitled to certain payments and other benefits if their employment is terminated under certain circumstances and/or if we experience a change in control. Mr. Mezger is also entitled to certain payments and other benefits in such circumstances under the terms of his Employment Agreement. Per Section 409A of the Code, certain payments to our NEOs would not commence for six months following a termination of employment.
Termination of Employment. If we terminate Mr. Mezger without cause or he resigns for good reason (each as defined in his Employment Agreement), or if we terminate any of the other NEOs without cause (as defined in the Executive Severance Plan), each is entitled to receive a cash severance payment equal to a multiple of base salary and average bonus. For Mr. Mezger, the severance amount is equal to 2.0 times the sum of his annual salary plus average annual bonus earned for the prior three years, with the total payment capped at $6.0 million. Under certain circumstances, Mr. Mezger would also receive a prorated bonus for the year in which his employment terminates. For Messrs. Kaminski, Woram and Praw, the severance amount is equal to 2.0 times the sum of their respective annual base salary in effect at the time of termination and average bonus. The applicable average bonus is the lesser of (a) the average of the annual cash bonuses, if any, paid to them for the three most recent completed fiscal years prior to termination (or such shorter time as any of them has been employed by us); or (b) 3.0 times annual base salary. In addition to a severance payment, each NEO is entitled to a continuation of health coverage for up to two years. Mr. Franklin is currently not entitled to any such severance benefits as he has not served for a full year.
For equity awards granted to Mr. Mezger on and after the effective date of his Employment Agreement, he is entitled to (a) two years of additional service credited to compute equity vesting plus full vesting for any equity issued to him in lieu of cash bonuses; (b) the earlier of 36 months and the original term duration of each equity grant to exercise any such outstanding equity; and (c) performance shares paid as if the performance period closed on the termination date if the performance period would otherwise close in the next 24 months. Outstanding equity awards granted to Mr. Mezger before the effective date of the Employment Agreement are governed by their respective terms and conditions with respect to his termination of employment.
Change in Control. If Mr. Mezger’s employment is terminated without cause (or he resigns for good reason) in connection with a change in control (generally, per his Employment Agreement, during the period starting three months before and ending twelve months after a change in control), he is entitled to (a) a severance payment as described above, except the applicable multiple is 3.0 times rather than 2.0 times and the total payment is capped at $12.0 million; and under certain circumstances, a prorated bonus for the year in which his employment terminates; (b) a continuation of health coverage for up to two years; (c) full vesting of unvested equity granted to him on or after the effective date of his Employment Agreement, with earlier equity awards governed by their respective terms and conditions; (d) performance shares paid as earned with the applicable performance period closing as of the date of the change in control; (e) full vesting and lump sum cash payment of deferred compensation, retirement or other employee benefits per the relevant arrangements, provided that lump sum payments subject to Section 409A of the Code are permitted only as provided by the specific terms of those arrangements; and (f) an additional amount to compensate for any excise taxes under Section 280G of the Code (“Section 280G”).
If a change of control occurs, each of our other NEOs is entitled to receive (a) if in the 18-month period following a change in control his employment is terminated other than for cause or disability, or he terminates his employment for good reason (in each case, as defined in the CIC Plan), a severance benefit equal to 2.0 times the sum of his average base salary and average actual annual cash bonus for the three fiscal years prior to the year in which the change in control occurs; and (b) accelerated vesting of any options and the lapse of any restricted period with respect to any restricted stock or other equity awards awarded to him. While Mr. Mezger is a participant in the CIC Plan, he is entitled only to CIC Plan benefits that do not duplicate benefits provided under his Employment Agreement if there is a change in control, and the total severance payment benefit that he may be entitled to under the CIC Plan is capped at $12.0 million.
In addition, under the CIC Plan, only Mr. Mezger and six other senior executives are currently eligible to potentially receive an additional amount to compensate for any excise taxes imposed on them under Section 280G and for any taxes on the additional amount. Pursuant to a Board policy, since April 7, 2011, we have not extended this tax restoration benefit to any other officer or employee, including all of the other NEOs, even though they are participants under the CIC Plan.
Other Change in Control and Employment Termination Provisions. The individual award agreements governing outstanding unvested common stock options provide for accelerated vesting upon the recipient’s retirement, death or disability, as defined under the agreements. The individual award agreements governing outstanding restricted stock awards provide for accelerated vesting upon the recipient’s death or disability, as defined under the agreements. The individual award agreements governing outstanding PSU and performance cash awards provide for pro-rata vesting if the recipient retires under certain circumstances, and for accelerated vesting upon the recipient’s death or disability, as defined under the agreements; provided in each case that payout, if any, is delayed until the performance period is completed. In addition, different provisions govern the length of time a recipient has to exercise a common stock option after termination of employment, depending on the reason for termination. For example, the exercise period may be limited to five days in the case of a termination for cause; while for retirement, death or disability, the exercise period may be the end of common stock option’s original term.
Our DCP provides for full vesting of benefits in the event of a change in control or disability, as those terms are defined under the plan, or death. The Retirement Plan provides that a participant will immediately receive a lump sum payment of the actuarial value (as specified under the Retirement Plan) of the participant’s plan benefits in the event of a change in control or death. Our Death Benefit Only Plan provides in the event of a change in control, as defined in the plan, for (a) distribution of an insurance contract to a participant sufficient to pay the death benefit (if the participant dies any time before age 100); and (b) an additional tax restoration amount sufficient to pay specified taxes caused by the distribution of the insurance contract and the additional amount. We also maintain term life insurance policies that pay benefits to the designated beneficiaries of certain of our NEOs upon their deaths as described above under the heading “Death Benefits.”
The following tables show payments our NEOs may receive assuming various employment termination and change-in-control scenarios occurred on November 30, 2015. The amounts shown do not include the value of vested and unexercised stock options reported above in the Outstanding Equity Awards at Fiscal Year-End 2015 table, accrued Retirement Plan and DCP amounts reported above in the Pension Benefits During Fiscal Year 2015 table and the Non-Qualified Deferred Compensation During Fiscal Year 2015 table (and associated footnotes), respectively, term life insurance benefits, or generally available employee benefits. Some amounts below have been rounded up to the nearest whole number.

Post-Employment Payments — Mr. Mezger
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$8,003,417	$—	$11,013,667	$—	$—
Long-term Incentives (a)
PSUs	5,531,320	—	7,833,035	7,833,035	7,833,035	9,816,361	9,816,361
Death Benefit Only Plan (b)	—	—	—	1,065,105	1,065,105	1,909,607	—
Health Benefits (c)	—	—	65,453	—	65,453	—	—
Credited Vacation (d)	76,923	76,923	76,923	—	76,923	76,923	76,923
Excise Tax Restoration (e)	—	—	—	—	6,200,818	—	—
Total	$5,608,243	$76,923	$15,978,828	$8,898,140	$26,255,001	$11,802,891	$9,893,284

(a)
Equity awards valued using the price of our common stock as of November 30, 2015, which was $14.09. Assumes for the applicable scenarios that PSUs pay out at 165% of the target value for the 2012 grant (performance ending on

November 30, 2015) and 100% of the target values for all other outstanding grants (excluding Mr. Mezger’s 2012 performance cash awards since the performance period ended on November 30, 2015 and the awards would be paid out in the ordinary course). Except for the death and disability scenarios, assumes that (i) the PSUs granted to Mr. Mezger in 2015 would have no value as the applicable performance period would not have started by November 30, 2015; and (ii) Mr. Mezger’s termination would be considered a retirement under the terms of the applicable award agreements. Therefore, his stock options would become immediately exercisable, and in the voluntary termination scenario Mr. Mezger would receive full payout of his PSUs granted in 2012 (at 165% of target), a prorated portion (two-thirds) of his PSUs granted in 2013 and (one-third) of his PSUs granted in 2014 based on his months of service through November 30, 2015 and our actual performance through the end of the respective performance periods.

(b)
Mr. Mezger’s designated beneficiaries would be entitled to receive an estimated death benefit of $1,909,607 ($1,000,000 benefit plus an income tax restoration payment of $909,607) upon his death. The present value of the benefit as of November 30, 2015 is approximately $627,890 based on a 4.42% discount factor and the RP-2014 Top Quartile Employee and Healthy Annuitant Table (M/F), with the MP-2015 generational projection scales for life expectancy (consistent with mortality tables and rates used for Accounting Standards Codification Topic No. 715, “Compensation — Retirement Benefits” (“ASC 715”) valuations). For the change in control scenarios, the amounts shown are estimated based on the cash surrender value of the underlying life insurance policy as of November 30, 2015 of $520,078, and an estimated income and payroll-related tax restoration payment of $545,027 associated with the distribution of the policies.

(c)	Assumes we pay 24 months of health benefits using current COBRA rates of approximately $2,727 per month.

(d)	Assumes payout of 160 hours of vacation benefits as Mr. Mezger is credited with this number of vacation hours during his employment with us, regardless of actual vacation time taken.

(e)
Based on Mr. Mezger’s five-year historical average compensation, Mr. Mezger is assumed under the applicable scenario as of November 30, 2015 to be entitled to a hypothetical excise tax restoration payment under his Employment Agreement. Whether or not Mr. Mezger will be assumed to be entitled to a hypothetical excise tax restoration payment at any time in the future will depend on his then-five-year average compensation, his future compensation and other factors. Under his Employment Agreement, we will provide Mr. Mezger with such a tax restoration payment to compensate him for any excise taxes under Section 280G on payments due in connection with a change in control. For purposes of calculating the amounts shown, the following major assumptions are used: (i) stock options paid out based on a value of $14.09 less applicable exercise prices, and other equity awards valued with a fair market value of $14.09; (ii) accelerated payment of Retirement Plan and Death Benefit Only Plan benefits, a bonus specified in his Employment Agreement that is payable in lieu of a 2015 fiscal year annual incentive, and his PSUs granted in 2012, in each case valued using Treas. Reg. Section 1.280G-1 Q&A 24(b); and (iii) prorated portions (two-thirds) of his PSUs granted in 2013 and (one-third) of his PSUs granted in 2014 considered reasonable compensation for services performed prior to the change in control.

Post-Employment Payments — Mr. Kaminski
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$2,855,011	$—	$2,686,122	$—	$—
Long-term Incentives (a)
Restricted Stock	—	—	—	867,549	867,549	867,549	867,549
PSUs	—	—	—	852,878	852,878	1,061,036	1,061,036
Health Benefits (b)	—	—	59,955	—	—	—	—
Total	$—	$—	$2,914,966	$1,720,427	$4,406,549	$1,928,585	$1,928,585

(a)
Equity awards valued using the price of our common stock as of November 30, 2015, which was $14.09. Assumes for the applicable scenarios that PSUs pay out at 165% of the target value for the 2012 grant (performance ending on November 30, 2015) and 100% of the target values for all other outstanding grants (excluding Mr. Kaminski’s 2012 performance cash awards since the performance period ended on November 30, 2015 and the awards would be paid out in the ordinary course). Except for the death and disability scenarios, assumes that the PSUs granted to Mr. Kaminski in 2015 would have no value as the applicable performance period would not have started by November 30, 2015.

(b)	Assumes we make 24 months of contributions for health benefits of approximately $2,498 per month.

Post-Employment Payments — Mr. Woram
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$2,419,956	$—	$2,366,900	$—	$—
Long-term Incentives (a)
Restricted Stock	—	—	—	653,818	653,818	653,818	653,818
PSUs	—	—	—	724,636	724,636	873,670	873,670
Health Benefits (b)	—	—	59,955	—	—	—	—
Total	$—	$—	$2,479,911	$1,378,454	$3,745,354	$1,527,488	$1,527,488

(a)
Equity awards valued using the price of our common stock as of November 30, 2015, which was $14.09. Assumes for the applicable scenarios that PSUs pay out at 165% of the target value for the 2012 grant (performance ending on November 30, 2015) and 100% of the target values for all other outstanding grants (excluding Mr. Woram’s 2012 performance cash awards since the performance period ended on November 30, 2015 and the awards would be paid out in the ordinary course). Except for the death and disability scenarios, assumes that the PSUs granted to Mr. Woram in 2015 would have no value as the applicable performance period would not have started by November 30, 2015.

(b)	Assumes we make 24 months of contributions for health benefits of approximately $2,498 per month.

Post-Employment Payments — Mr. Praw
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination	Change in Control With Termination for Good Reason or Without Cause	Death	Disability
Severance	$—	$—	$2,439,572	$—	$2,365,961	$—	$—
Long-term Incentives (a)
Restricted Stock	—	—	—	653,818	653,818	653,818	653,818
PSUs	567,042	—	567,042	724,636	724,636	873,670	873,670
Death Benefit Only Plan (b)	—	—	—	1,289,961	1,378,015	1,909,607	—
Health Benefits (c)	—	—	50,039	—	—	—	—
Total	$567,042	$—	$3,056,653	$2,668,415	$5,122,430	$3,437,095	$1,527,488

(a)
Equity awards valued using the price of our common stock as of November 30, 2015, which was $14.09. Assumes for the applicable scenarios that PSUs pay out at 165% of the target value for the 2012 grant (performance ending on November 30, 2015) and 100% of the target values for all other outstanding grants (excluding Mr. Praw’s 2012 performance cash awards since the performance period ended on November 30, 2015 and the awards would be paid out in the ordinary course). Except for the death and disability scenarios, assumes that (i) the PSUs granted to Mr. Praw in 2015 would have no value as the applicable performance period would not have started by November 30, 2015; and (ii) Mr. Praw’s termination would be considered a retirement under the terms of the applicable award agreements. Therefore, his stock options would become immediately exercisable, and in the voluntary termination scenario Mr. Praw would receive full payout of his PSUs granted in 2012 (at 165% of target), a prorated portion (two-thirds) of his PSUs granted in 2013 and (one-third) of his PSUs granted in 2014 based on his months of service through November 30, 2015 and our actual performance through the end of the respective performance periods.

(b)
Mr. Praw’s designated beneficiaries would be entitled to receive an estimated death benefit of $1,909,607 ($1,000,000 benefit plus an income tax restoration payment of $909,607) upon his death. The present value of the benefit as of November 30, 2015 is approximately $827,605 based on a 4.42% discount factor and the RP-2014 Top Quartile Employee and Healthy Annuitant Table (M/F), with the MP-2015 generational projection scale tables for life expectancy (consistent with mortality tables and rates used for ASC 715 valuations). For the change in control scenarios, the amounts shown are estimated based on the cash surrender value of the underlying life insurance policy as of November 30, 2015 of $629,873 and (i) in the case Mr. Praw is not terminated, an estimated income and payroll-related tax restoration payment of $660,089 associated with the distribution of the policies, and (ii) in the case Mr. Praw is terminated, an estimated income, excise and payroll-related tax restoration payment of $748,141 associated with the distribution of the policies, valued using Treas. Reg. Section 1.280G-1 Q&A 24(b).

(c)	Assumes we make 24 months of contributions for health benefits of approximately $2,085 per month.

Post-Employment Payments — Mr. Franklin
Executive Payments and Benefits upon Termination or Change in Control	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause/ Termination for Good Reason	Change in Control Without Termination(a)	Change in Control With Termination for Good Reason or Without Cause (a)	Death	Disability
Severance	$—	$—	$—	$—	$1,200,000	$—	$—
Long-term Incentives (b)
Restricted Stock	—	—	—	338,160	338,160	338,160	338,160
PSUs	—	—	—	—	—	202,160	202,160
Total	$—	$—	$—	$338,160	$1,538,160	$540,320	$540,320

(a)	Mr. Franklin was not employed for a full year as of November 30, 2015 and would not have been entitled to benefits under the Executive Severance Plan.

(b)
Equity awards valued using the price of our common stock as of November 30, 2015, which was $14.09. Except for the death and disability scenarios, assumes that the PSUs granted to Mr. Franklin in 2015 would have no value as the applicable performance period would not have started by November 30, 2015. For the death and disability scenarios, assumes that the PSUs granted to Mr. Franklin in 2015 would be paid out at the target value.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are seeking an advisory vote from our stockholders on the following resolution to approve our NEOs’ 2015 fiscal year compensation:
RESOLVED, that the stockholders of KB Home approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the related narrative discussion set forth in this Proxy Statement.

Voting Standard
This non-binding advisory resolution will be considered approved based upon the affirmative vote of a majority of the shares of our common stock present or represented, and entitled to vote thereon, at the Annual Meeting.

BOARD RECOMMENDATION: FOR THE RESOLUTION TO APPROVE NEO COMPENSATION
Advisory Vote Discussion
At our 2015 Annual Meeting, the advisory vote to approve our NEOs’ 2014 fiscal year compensation received 87% of votes cast in favor. We and the Compensation Committee view this outcome as demonstrating a substantial degree of stockholder confidence in our performance and executive compensation programs. In 2015, we continued our longstanding practice of reaching out to our stockholders, including nearly all of our 25 largest stockholders, and directly engaged with stockholders representing over 50% of our outstanding shares. We value the input we received from stockholders and took their feedback into account during 2015 as described below.

Topic	Stockholder Feedback	Action Taken
CEO Long-Term Incentive Grant	The CEO’s total grant value in 2014 was too large or increased too much from the prior-year grant.	Reduced our CEO’s 2015 total grant date fair value by 31% from 2014.
Long-Term Incentive Measures	Provide more information about performance goals.	Additional disclosure on performance goals is provided above under the heading “Long-Term Incentives.”
Short-Term Incentive Measures	• Remove revenue as a stand-alone performance measure. • Minimize use of subjective components.	• Revenue is not a measure in the 2015 or 2016 annual incentive plans. • Plan funding is formula-based and payout decisions are more transparent.
Stock Ownership Requirements	Remove 10%/year for 5 years reduction in required ownership for executives who reach age 60.	Eliminated the reduction feature from the stock ownership requirements.
Tax Restoration Payments	Maintain 2011 policy not to provide tax restoration payment benefits to newly hired executives.	Did not extend tax restoration payment benefits to Executive Vice President hired during 2015.

A substantial portion of the annual and long-term incentive payouts to our NEOs in 2015 required and were based on the achievement of specific performance goals. Notable performance accomplishments that were considered in making executive compensation decisions in 2015 and contributed to the pay outcomes included the following:

2015 Performance Highlights

Short-Term Operating Results	Total Revenues Homebuilding Operating Income Total Pretax Income	ñ	26.0% 20.0% 34.0%
Strategic Performance Indicators
	Annual Net Orders Year-End Backlog Value	ñ	22.0% 40.0%
Long-Term Performance Results	3-Yr. Revenue Growth 3-Yr. Cumulative Operating Income 3-Yr. Cumulative Net Income	Up	94.0% $371M $1.04B

In the context of this performance, the primary components of our CEO’s compensation in 2015 include:
• No change in base salary.
• A performance-based and formula-driven annual cash incentive payout of approximately $2.49 million.
• A payout of approximately $1.49 million (149% of target award) under a 2012 three-year performance cash program, based on generating over $507 million of adjusted operating income during the performance period.

• Long-term incentives with a total grant date fair value of approximately $3.81 million, down 31% from his total grant date fair value in 2014. His grant consisted of solely performance-oriented equity awards: PSUs that vest subject to three-year performance achievements, and the balance in stock options that only accrue value with share price appreciation, which is strongly influenced by performance. The PSUs comprised more than 50% of the total grant date fair value.

We believe that our CEO’s 2015 fiscal year compensation, and that of our other NEOs, is well aligned with performance and stockholders’ interests. In considering this advisory vote, we encourage you to read the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion set forth in this Proxy Statement for additional details on our executive compensation and benefits programs and the 2015 fiscal year compensation paid to our CEO and other NEOs.
We intend to offer this non-binding advisory vote at each of our annual meetings. Although it is not binding, we and the Board welcome our stockholders’ views on our NEOs’ compensation and will carefully consider the outcome of this advisory vote consistent with the best interests of all stockholders. As an advisory vote, it is not intended to have any use, application or effect for or on behalf of KB Home or its stockholders outside of this Annual Meeting except as permitted by the Board.

APPROVE THE AMENDED KB HOME 2014 EQUITY INCENTIVE PLAN
At our 2014 Annual Meeting, our stockholders approved the KB Home 2014 Equity Incentive Plan (“2014 Plan”). On January 21, 2016, our Board authorized us to seek stockholder approval of an amended KB Home 2014 Equity Incentive Plan (“Amended Plan”). The full terms of the Amended Plan are provided at Exhibit A, and the following discussion of the Amended Plan’s material terms is qualified in its entirety by reference to the full text. Please read the full Amended Plan as set forth in Exhibit A. The Amended Plan makes the following changes to the 2014 Plan:

Item and Key Points	2014 Plan	Amended Plan
Available Grant Capacity • 7.5 million share increase in the available grant capacity.
Subject to equitable adjustments, the aggregate number of shares of our common stock available for grant under the plan is the sum of (i) 4.8 million shares, (ii) shares available for grant under our prior equity incentive plan on April 3, 2014, and (iii) shares subject to outstanding awards under our prior equity incentive plan that subsequently expire or are canceled, forfeited, tendered or withheld to satisfy tax withholding obligations with respect to full value awards, or settled for cash.

Subject to equitable adjustments, the aggregate number of shares of our common stock available for grant under the plan is the sum of (i) 4.8 million shares plus (upon approval) 7.5 million shares, (ii) shares available for grant under our prior equity incentive plan (as discussed below), and (iii) shares subject to outstanding awards under our prior equity incentive plan that subsequently expire or are canceled, forfeited, tendered or withheld to satisfy tax withholding obligations with respect to full value awards, or settled for cash.

Fiscal Year Award Limits
• Expanded, more specific categories of employee and consultant award limits.
• Substantially tightened limits on non-employee director compensation.
• Under both the 2014 Plan and the Amended Plan, the fiscal year award limits are subject to certain equitable adjustments permitted by each plan’s terms. In addition, certain permitted replacement awards do not count against the limits.

• Maximum number of shares that may be granted to an employee or consultant in any given year with respect to one or more awards is 1.0 million.
• Maximum amount of cash that may be paid to an employee or consultant in any given year with respect to one or more performance-based awards is $10.0 million.
• Maximum amount of awards (based on grant date fair value) that may be granted to a non-employee director in any given year is $1.0 million, with any cash retainers or meeting fees (or any awards granted in lieu of such retainers or meeting fees) not counting against the limit.

• Maximum number of shares that may be granted to an employee or consultant in any given year with respect to one or more performance-based full value awards is 1.0 million.
• Maximum number of shares that may be granted to an employee or consultant in any given year with respect to one or more common stock option or stock appreciation right (“SAR”) awards is 1.0 million.
• Maximum amount of cash that may be paid to an employee or consultant in any given year with respect to one or more performance-based awards is $10.0 million.
• Maximum amount of all compensation that may be granted to any non-employee director in any given year is $700,000, including awards (based on grant date fair value) and any cash retainers or meeting fees (or any awards granted in lieu of such retainers or meeting fees).

Dividend Equivalents • Greater limitation on payouts of dividend equivalents/distributions.	No dividends or other distributions will be payable on shares of restricted stock that are subject to the satisfaction of one or more performance goals until such goals are met.
No dividend equivalents, dividends or other distributions (as applicable) will be payable on shares of restricted stock that are, or with respect to any restricted stock unit (“RSU”) or stock payment or other award that is, subject to the satisfaction of one or more performance goals to vest until such goals are met.

No “In-the-Money” Grants • Complete prohibition on “in-the-money” grants.	No stock option or SAR grants may be made with an exercise price less than the fair market value of a share of our common stock, except certain permitted replacement awards.	No stock option or SAR grants may be made with an exercise price less than the fair market value of a share of our common stock.
Extended Term	No awards may be granted following the tenth anniversary of approval by our stockholders, which approval occurred on April 3, 2014.	No awards may be granted following the tenth anniversary of approval of the Amended Plan by our stockholders.

Except as described above, no other substantive changes are proposed for the 2014 Plan. Per NYSE listing standards and the 2014 Plan’s terms, the Amended Plan will not take effect unless our stockholders approve it. Accordingly, we are asking for approval of the Amended Plan.

BOARD RECOMMENDATION: FOR APPROVAL OF THE AMENDED PLAN
Voting Standard
The Amended Plan will be considered approved based upon the affirmative vote of a majority of the shares of our common stock present or represented, and entitled to vote thereon, at the Annual Meeting.

Reason for the Amended Plan
At the time our stockholders approved the 2014 Plan, the number of shares of our common stock available for grant under the 2014 Plan were expected to satisfy our equity compensation needs for two to three annual grant cycles. There have been two annual grant cycles since the 2014 Plan was approved. As of February 16, 2016, there were 1,619,955 shares remaining available for grant under the 2014 Plan (inclusive of shares available for grant under our prior 2010 Equity Incentive Plan (“2010 Plan”) that are incorporated into the 2014 Plan’s available share capacity per the terms of the 2014 Plan), assuming the target performance requirements for the outstanding PSUs granted to our executives are achieved and the target number of shares underlying the PSUs are paid out (there were 564,670 shares remaining available for grant under the 2014 Plan if the maximum number of shares underlying the PSUs are paid out). In order to give us the flexibility to responsibly address our future equity compensation needs, we are requesting that stockholders approve the Amended Plan, which would provide for the issuance of up to an additional 7.5 million shares above the original 4.8 million shares our stockholders approved for the 2014 Plan (or an aggregate issuance of up to 12.3 million shares), plus any shares that remain available for grant under our prior 2010 Plan and any shares that are subject to outstanding awards under our prior 2010 Plan that subsequently expire or are canceled, forfeited, tendered or withheld to satisfy tax withholding obligations with respect to full value awards, or settled for cash. The 2014 Plan, which replaced our prior 2010 Plan, is our only active equity compensation plan.
Given the low grant capacity remaining in the 2014 Plan, the additional grant capacity the Amended Plan would provide is necessary for us to grant competitive levels of equity-based incentive awards, which is critical to our performance-based compensation program that helps align the interests of our employees and non-employee directors with those of our stockholders. As noted above, with 1,619,955 shares available for grant under the 2014 Plan as of February 16, 2016 (assuming the target number of shares underlying outstanding PSUs are paid out), if our stockholders approve the Amended Plan, the Amended Plan’s total future available grant capacity as of the date of approval would be 9,119,955 shares, which is expected to satisfy our equity compensation needs for two to three annual grant cycles.
Summarized below is the total number of shares outstanding pursuant to awards granted and shares available for issuance for future equity awards under the 2014 Plan as of February 16, 2016. Also shown are the number of shares that would be available for future grant if the Amended Plan is approved.

	Shares Subject to Outstanding Stock Options(a)	Shares Subject to Outstanding Full-Value Awards(b)	Shares Remaining Available for Future Grant(b)
As of February 16, 2016 (before Amended Plan approval)	12,635,644	1,006,915	1,619,955
Shares Remaining Available for Future Grant if the Amended Plan is Approved			9,119,955
(a) As of February 16, 2016, the 12,635,644 outstanding stock options had a weighted average exercise price of $19.39 and a weighted average life of 4.56 years.
(b) Assumes the target performance requirements for outstanding PSUs are achieved.
The total 15.3 million equity awards outstanding and available for future grant to our employees and non-employee directors as of February 16, 2016 represent an overhang of approximately 15.2% relative to the total outstanding shares of our common stock. If the Amended Plan is approved, the 7.5 million additional shares available for grant under the Amended Plan would increase the overhang to approximately 21.1%. We calculate “overhang” as (a) the sum of shares underlying outstanding equity awards plus shares available for grant, divided by (b) the sum of the total number of shares of our common stock outstanding, plus shares underlying outstanding equity awards plus shares available for grant. As of February 16, 2016, the fair market value of a share of our common stock was $10.74.
As discussed further below, the Amended Plan contains the same fungible pool formula that is used in the 2014 Plan. Under this formula, a distinction is made between the number of shares in the Amended Plan’s available grant capacity attributable to (a) stock options and SARs and (b) “full value” awards (i.e., restricted stock, RSUs/PSUs and stock payments). As with the 2014 Plan, shares granted pursuant to full value awards will be counted against the available grant capacity of the Amended Plan on a 1.78-to-1 ratio, the fungible pool formula. As a result, this fungible pool formula will impact the rate at which the available grant capacity of the Amended Plan would be used. For example, the annual grant amount of stock options and full value awards under the 2014 Plan for the preceding fiscal year was approximately 1.7 million shares (based on the target amounts of PSUs granted), equating to approximately 2.1 million shares counted against the 2014 Plan’s available grant capacity once the fungible shares are included. Therefore, based on the fungible pool formula, our burn rate (the ratio of the number of shares underlying awards, including performance-based awards valued at 100% of target, granted under the 2014 Plan during the last fiscal year to the number of our weighted average common shares outstanding at the corresponding fiscal year end) was approximately 2.3%. Calculated without the fungible pool formula adjustment, our annual burn rate for the preceding fiscal year was approximately 1.9%.
Our burn rate calculation and related share grants for the last three fiscal years (without the fungible pool formula adjustment) are shown in the table below.

Year	Stock Options Granted	Restricted Stock Granted	PSUs Granted at Target(a)	Total Granted	Weighted Average Common Shares Outstanding	Burn Rate
2015	1,262,000	285,006	192,000	1,739,006	92,053,346	1.9%
2014	1,273,647	219,835	243,160	1,736,642	89,264,839	1.9%
2013	550,000	88,000	158,000	796,000	82,630,141	1.0%

Three-Year Average	1,028,549	197,614	197,720	1,423,883	87,982,775	1.6%
(a) The number of PSUs earned for 2013, 2014 and 2015 were 0, 0, and 374,630, respectively.
When considering the number of additional shares proposed to be made available for grant under the Amended Plan, the Compensation Committee reviewed, among other things, the potential dilution to our stockholders as measured by the burn rate and overhang, and projected future share usage based on a variety of assumptions. Due to the inherent unpredictability of the underlying assumptions, as well as competitive considerations, we do not make these projections or the assumptions public. The Compensation Committee will consider stockholder dilution, among other factors, including the objectives of our performance-based compensation program described above under the heading “Compensation Discussion and Analysis,” in managing grants of the shares under the Amended Plan.
Performance-Based Compensation Deductibility
As with the 2014 Plan, the Amended Plan is designed to support the provision of performance-based compensation that qualifies for a federal income tax deduction in accordance with Section 162(m) of the Code. Generally, Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to covered employees in a taxable year to the extent that compensation to any such covered employee exceeds $1.0 million. Qualified “performance-based compensation” is disregarded for purposes of the deduction limitation. However, due to the fact-based nature of the “performance-based compensation” exception under Section 162(m) of the Code and the limited availability of binding guidance thereunder, we cannot guarantee that compensation attributable to awards under the Amended Plan will qualify for exemption under Section 162(m) of the Code, thereby preventing us from taking a deduction. As noted above under the heading “Tax Implications of our Executive Compensation Program,” the Compensation Committee will approve compensation that may not be deductible under Section 162(m) of the Code where it believes it is in our company’s and our stockholders’ best interests to do so.
To meet the qualification requirements under Section 162(m), the applicable performance goals and the maximum amount of performance-based compensation that can be paid to an employee must be disclosed to and approved by our stockholders at least once every five years (as was done with the approval of the 2014 Plan). This information and other relevant features of the Amended Plan are described below. Accordingly, stockholder approval of the Amended Plan will extend for five years our ability to provide performance-based compensation that can qualify for a federal income tax deduction in accordance with Section 162(m) of the Code.

Summary of the Amended Plan
The purpose of the Amended Plan is to attract, motivate and retain the services of employees, directors and consultants by enabling them to participate in our growth and financial success through incentive awards, and to align their individual interests with our stockholders’ interests.
Size of the Share Pool. Subject to equitable adjustments, the aggregate number of shares of our common stock that may be available for future grant under the Amended Plan, if approved by our stockholders, would be 9,119,955. Under its terms, subject to equitable adjustments, the number of shares provided for in the Amended Plan is the sum of (i) 4.8 million shares (the initial grant capacity approved on April 3, 2014, of which only 1,055,824 shares actually remain available for grant as of February 16, 2016, assuming the target number of shares underlying outstanding PSUs granted under the 2014 Plan are paid out), plus (upon stockholder approval of the Amended Plan) 7.5 million new shares, (ii) shares available for grant under our prior 2010 Plan (estimated at February 16, 2016 to be 564,131, reflecting shares available for grant if the target number of shares underlying outstanding PSUs granted under the 2010 Plan are paid out), and (iii) shares subject to outstanding awards under our prior 2010 Plan that subsequently expire or are canceled, forfeited, tendered or withheld to satisfy tax withholding obligations with respect to full value awards, or settled for cash. This pool of shares may be used for all types of awards under a fungible pool formula. This formula provides that the available grant capacity of the Amended Plan will be reduced by (a) one share for every one share subject to a stock option, stock-settled SAR or other similar award, and (b) 1.78 shares for every one share subject to a restricted stock or other similar full value award.
Key Terms. As with the 2014 Plan, the Amended Plan authorizes the Compensation Committee (or, if our Board determines, another committee of independent directors of the Board, which in either case we will refer to herein as the “Committee”) to grant awards and otherwise administer and interpret the Amended Plan, and any award agreements and general programs adopted thereunder. In addition to the enhancements described above, the Amended Plan maintains the compensation and governance terms of the 2014 Plan, including the following:

•
No Repricings Without Stockholder Approval. The Amended Plan prohibits, without stockholder approval, both the amendment of any stock option or SAR to reduce its exercise price and the cancellation of a stock option or SAR in exchange for cash or for any other award that has a lower exercise price or that provides additional value to the holder of a stock option or SAR award.

•
Limited Delegation. The Committee may only delegate certain administrative actions under the Amended Plan to our officers, and only to the extent consistent with our equity-based award grant policy and applicable law. Among other things, this means that in no event may any officer be delegated the authority to grant or amend awards.

•
Reissuance Restrictions. Shares that are tendered or withheld to satisfy the exercise price of an award or to cover tax withholding obligations of awards other than full value awards may not be used again for new grants.

•
Limitation on Grants. As noted above, subject to equitable adjustments permitted by the terms of the Amended Plan, (a) the maximum number of shares that may be granted to an employee or consultant in any given year with respect to one or more performance-based full value awards is 1.0 million; (b) the maximum number of shares that may be granted to an employee or consultant in any given year with respect to one or more common stock option or SAR awards is 1.0 million; (c) the maximum amount of cash that may be paid to an employee or consultant in any given year with respect to one or more performance-based awards is $10.0 million; and (d) the maximum amount of all compensation that may be granted to any non-employee director in any given year is $700,000, including awards (based on grant date fair value) and any cash retainers or meeting fees (or any awards granted in lieu of such retainers or meeting fees).

Eligibility. As with the 2014 Plan, all employees, directors and consultants of KB Home and its affiliates are eligible to receive awards under the Amended Plan, as determined by the Committee or the Board. As of the date of this Proxy Statement, we have nine non-employee directors (if all director nominees are elected at the Annual Meeting) and approximately 1,700 employees and consultants who are eligible to participate in the Amended Plan.
Administration. Unless the Board assumes the role of the Committee or otherwise limits the Committee’s authority, the Committee has the power, as with the 2014 Plan, to grant awards under the Amended Plan, to determine the types, sizes, price, timing and vesting restrictions of awards, and to administer and interpret the Amended Plan.
Types of Awards. As with the 2014 Plan, the Amended Plan authorizes the grant of stock options, shares of restricted stock, SARs, RSUs, stock payments and general performance-based awards. Following is a brief description of each type of award:

•
Stock Options. Stock options provide a holder with the right to acquire shares of our common stock for the exercise price stated in the award. There are two kinds of stock options: incentive stock options (as defined under Section 422 of the Code) and nonqualified stock options. The option exercise price of all stock options granted pursuant to the Amended Plan will not be less than 100% of the fair market value of a share of our common stock on the grant date. Stock options may vest and become exercisable as determined by the Committee, including based on the satisfaction of performance goals (as discussed further below), but in no event may a stock option have a term extending beyond the tenth anniversary of its grant date. Subject to equitable adjustments permitted by the terms of the Amended Plan, the maximum number of shares of our common stock that may be granted pursuant to incentive stock options is 1.75 million.

•
Restricted Stock. An award of restricted stock is a grant of shares of our common stock that is nontransferable and subject to forfeiture until certain conditions set forth in the award agreement are met, which, in some cases, may be performance-based (as discussed further below). Conditions may be based on continuing service to us or achieving one or more performance goals or other criteria or a combination of criteria. During the restricted period, a holder of shares of restricted stock will have full rights with respect to such shares unless otherwise determined by the Committee. However, as noted above, no dividends or distributions will be payable on shares of restricted stock with vesting conditions that are subject to the satisfaction of one or more performance goals until such goals are met, at which time accrued but unpaid dividends and/or distributions will become payable to the holder.

•
Stock Appreciation Rights. SARs entitle a holder to receive an amount determined by multiplying (a) the difference between the fair market value of a share of our common stock on an exercise date and the SAR’s stated exercise price by (b) the number of shares subject to the award. Settlement of a SAR can be in cash or shares of our common stock (or a combination of both). The exercise price of all SARs granted pursuant to the Amended Plan will not be less than 100% of the fair market value of a share of our common stock on the grant date. SARs may vest and become exercisable as determined by the Committee, but in no event may a SAR have a term extending beyond the tenth anniversary of its grant date.

•
Restricted Stock Units. RSUs provide for the issuance to a holder of shares of our common stock or an equivalent cash value at a future date upon the satisfaction of specific conditions set forth in the award agreement. Conditions may be based on continuing service to us or achieving one or more performance goals (as is the case with PSUs) or other criteria or a combination of criteria. RSUs generally will be forfeited if the applicable vesting conditions are not met. RSUs may be paid in cash, shares of our common stock or a combination of both. A holder of RSUs will not have any rights associated with any underlying shares unless and until the vesting conditions are satisfied and shares of our common stock are actually issued, but could be granted the right to be credited with dividend equivalent payments (payable in cash or shares of our common stock) on RSUs based on dividends declared on our common stock during the applicable vesting period. However, as noted above, no dividend equivalent payments or distributions will be payable with respect to RSUs with vesting conditions that are subject to the satisfaction of one or more performance goals until such goals are met, at which time accrued but unpaid dividend equivalent payments and/or distributions will become payable to the holder.

•
Stock Payments. The Amended Plan provides for the ability to make a payment of shares of our common stock (or a right to purchase shares) as part of a bonus, deferred compensation or other arrangement.

•
Performance-Based Awards. These awards may be granted in the form of cash bonus awards, stock bonus awards, performance awards or incentive awards that are paid in cash, shares of our common stock or a combination of both. The value of these awards will be linked to the achievement of one or more performance goals. In addition, the vesting or payout of any of the other types of awards that may be granted under the Amended Plan may be made subject to the achievement of one or more performance goals.

Cancellation, Forfeiture, Expiration or Cash Settlement of Awards. As with the 2014 Plan, if an award subsequently expires or is canceled, forfeited or settled for cash, then any shares subject to such award may, to the extent of such expiration, cancellation, forfeiture or cash settlement, be used again for new grants under the Amended Plan. Shares tendered or withheld to satisfy tax withholding obligations with respect to a full value award, including a full value award originally granted under the 2014 Plan or our prior 2010 Plan, may be used again for new grants under the Amended Plan. However, as noted above, any shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award other than a full value award may not be used again for new grants. Any shares that again become available for grant will be added back in the same manner in which they were initially deducted (i.e., one-for-one or 1.78-for-one).
Performance-Based Compensation. As with the 2014 Plan, awards may be granted under the Amended Plan to employees who are covered employees under Section 162(m) of the Code that are intended to be “performance-based compensation” so as to preserve the tax deductibility of the awards for federal income tax purposes. These performance-based awards may be either equity or cash awards, or a combination of both. Holders are only entitled to receive payment for a Section 162(m) performance-based award for any given performance period to the extent that pre-established performance goals set by the Committee are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria, which are criteria we have used and may use (either individually or in various combinations) for our Annual Incentive Plan for Executive Officers and may be calculated, or described on a GAAP or non-GAAP basis (as applicable):

•	Income/Loss (e.g., operating income/loss, EBIT or similar measures, net income/loss, earnings/loss per share, residual or economic earnings);

•
Cash Flow (e.g., operating cash flow, total cash flow, EBITDA, cash flow in excess of cost of capital or residual cash flow, cash flow return on investment and cash flow sufficient to achieve financial ratios or a specified cash balance);

•	Returns (e.g., on revenues, investments, assets, capital or equity);

•	Working Capital (e.g., working capital divided by revenues);

•	Margins (e.g., variable margin, profits divided by revenues, gross margins or margins divided by revenues);

•	Liquidity (e.g., total or net debt, debt reduction, debt-to-capital, debt-to-EBITDA and other liquidity ratios);

•	Revenues, Cost Initiative and Stock Price Metrics (e.g., revenues, stock price, total stockholder return, expenses, cost structure improvements and costs divided by revenues or other metrics);

•
Strategic Metrics (e.g., market share, customer satisfaction, employee satisfaction/turnover/development, service quality, unit volume, orders, backlog, traffic, homes delivered, cancellation rates, productivity, operating efficiency, inventory management, community count, goals related to acquisitions, divestitures or other transactions and goals related to KBnxt operational business model principles, including goals based on a per-employee, per-home delivered or other basis).

With respect to particular performance-based awards, the Committee is permitted to make certain equitable and objectively determinable adjustments to the performance goals, provided that any awards intended to qualify as “performance-based compensation” are to be made in accordance with the requirements of Section 162(m) of the Code. Upon certification of achievement of the performance goals for a particular performance period set forth in an award that is intended to qualify as “performance-based compensation,” the Committee may reduce or eliminate, but not increase, the amount specified in the original award. Generally, a holder of a performance-based award must be employed by or providing services to us throughout an applicable performance period in order to be eligible to receive any payment pursuant to an award that is intended to qualify as “performance-based compensation.”
Payment Methods. As with the 2014 Plan, holders may satisfy any payment obligations associated with awards under the Amended Plan with (a) cash or a check, (b) shares of our common stock issuable pursuant to the award or held for a sufficient period of time (and without encumbrances) and having a fair market value equal to the required payment, or (c) other acceptable property or legal consideration, as determined by the Committee.
Transferability. No award may be transferred other than to certain permitted transferees by will or the laws or descent and distribution or, with the consent of the Committee, pursuant to a domestic relations order.
Adjustments. As with the 2014 Plan, equitable adjustments to the terms of the Amended Plan and any awards will be made as necessary to reflect any stock splits, spin-offs, extraordinary stock dividends or similar transactions. If a change in control occurs, the vesting of an award will not automatically accelerate; provided, however, that the Committee may provide for any of the following actions: (a) the acquirer or surviving entity will be required to assume the award or substitute a comparable award, (b) the vesting of all or any portion of the award will accelerate to the time immediately prior to the consummation of the change in control, and/or (c) all or any portion of the award, including any unvested portion, will be purchased for (i) in the case of an option or SAR, cash in an amount equal to the excess of the aggregate fair market value of the shares subject to the award to be purchased over the aggregate exercise price for such shares, net of tax withholding, and (ii) in the case of any other award, such consideration as the Committee may in good faith determine to be equitable under the circumstances.
Substitute Awards. As with the 2014 Plan, the Amended Plan permits “substitute awards” to be granted or issued if we assume or substitute or exchange awards under the Amended Plan for awards or the right or obligation to make future awards granted by another company, whether in connection with a merger, combination, consolidation, acquisition or other corporate transaction. Certain equitable exceptions apply to the terms of the Amended Plan in order to facilitate the issuance of such awards. To the extent permitted by applicable law or NYSE rules, substitute awards will not reduce the number of shares authorized for grant under the Amended Plan or individual award grant limits, nor be added back to the authorized share pool.
Amendment and Termination. The Board or the Committee may terminate, amend or modify the Amended Plan. However, as with the 2014 Plan, the additional approval of our stockholders will be required to (a) increase the number of shares of our common stock available for grant under the Amended Plan, (b) reduce the exercise price of any option or SAR granted under the Amended Plan, (c) cancel an option or SAR in exchange for cash or any other award under the Amended Plan that has a lower exercise price or that provides additional value to the holder, (d) materially modify the requirements for eligibility to participate in the Amended Plan, (e) materially increase the benefits accruing to participants in the Amended Plan, or (f) make other material changes to the Amended Plan that require stockholder approval under applicable stock exchange rules.
Federal Income Tax Consequences
If a holder is granted a nonqualified stock option under the Amended Plan, the holder should not have taxable income on the grant of the option. Generally, the holder should recognize ordinary income at the time of exercise in an amount equal to the fair market value of a share of our common stock at such time, less the exercise price paid. The holder’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the holder exercises such option. Any subsequent gain or loss generally will be taxable as a capital gain or loss. We generally should be entitled to a federal income tax deduction at the time and for the same amount as the holder recognizes ordinary income.

A holder of an incentive stock option will not recognize taxable income upon grant. Additionally, if the applicable employment-related requirements are met, the holder will not recognize taxable income at the time of exercise. However, the excess of the fair market value of our common stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If any of the requirements for incentive stock options under the Code are not met, the incentive stock option will be treated as a nonqualified stock option and the tax consequences described above for nonqualified stock options will apply. Once an incentive stock option has been exercised, if the stock acquired upon exercise is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the excess of the fair market value on the date of exercise over the exercise price (less any diminution in value of the stock after exercise) will be taxed as ordinary income and we will be entitled to a deduction to the extent of the amount so included in the income of the holder. Appreciation in the stock subsequent to the exercise date will be taxed as a long term or short term capital gain, depending on whether the stock was held for more than one year after the exercise date.
The current federal income tax consequences of other awards authorized under the Amended Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through an election under Section 83(b) of the Code); RSUs, stock-based performance awards and other types of awards are generally subject to tax at the time of payment based on the fair market value of the award on that date. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the holder recognizes income, subject to Section 162(m) of the Code with respect to covered employees.
Amended Plan Benefits
No determination has been made as to the types or amounts of awards that will be granted to specific individuals or groups of individuals under the Amended Plan. Information on equity-based awards recently granted under our existing plans to each of our named executive officers is provided under the headings “Summary Compensation Table” and “Grants of Plan-Based Awards During Fiscal Year 2015.” Information on equity-based awards recently granted under the Director Plan to each of our directors is provided under the heading “Director Compensation During Fiscal Year 2015.” No new awards have been granted under the 2014 Plan since the end of our fiscal year on November 30, 2015, and we do not expect to grant any new awards under the 2014 Plan before the Annual Meeting.
The following table presents information as of November 30, 2015 with respect to shares of our common stock that may be issued under our existing equity compensation plans. Since November 30, 2015, we issued shares that were approved for grant pursuant to the 2012 PSUs, as described above under the heading “2012 PSU Awards,” and, per the 2014 Plan’s terms, included shares withheld to satisfy tax withholding obligations back into the 1,619,955 shares available for grant as of February 16, 2016.

Equity Compensation Plan Information
Plan category	Number of common shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of common shares remaining available for future issuance under equity compensation plans (excluding common shares reflected in column(a)) (c)(i)
Equity compensation plans approved by stockholders	12,635,644	$19.39	1,605,935
Equity compensation plans not approved by stockholders(ii)	—	—	—
Total	12,635,644	$19.39	1,605,935
(i) The number of common shares remaining available for future issuance under equity compensation plans in the table above has been revised from the 1,544,195 shares reported in the Annual Report, primarily to reflect shares that should have been added back into the 2014 Plan pursuant to its terms.

(ii)
Represents a prior version of the Director Plan under which our non-employee directors received Director SARs, which were initially granted as cash-settled instruments. As discussed above under the heading “Director Compensation,” non-employee directors have elected to receive shares of our common stock in settlement of their previously granted Director SARs. In 2014, the Board authorized us to repurchase shares of our common stock or issue stock payment awards under the 2014 Plan to effect settlements of these previously granted Director SARs, though none have been so settled. We consider the Director Plan as having no available capacity to issue shares of our common stock.

AUDIT MATTERS
Ratify Appointment of Independent Registered Public Accounting Firm

Based on its evaluation of Ernst & Young LLP’s performance as our independent registered public accounting firm for our fiscal year ended November 30, 2015 and the firm’s proposed fees (on an absolute basis and relative to the fees incurred by our homebuilder peers) and qualifications, the Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending November 30, 2016. We are seeking stockholder ratification of this appointment. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, be available to respond to appropriate questions and, if they desire, make a statement.

Voting Standard
The Audit Committee’s appointment of Ernst & Young LLP will be considered ratified based upon the affirmative vote of a majority of the shares of our common stock present or represented, and entitled to vote thereon, at the Annual Meeting.

If Ernst & Young LLP’s appointment is not ratified, the Audit Committee will consider whether to retain Ernst & Young LLP, but still may retain the firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment of our independent registered public accounting firm at any time during the year if it determines it would be in our and our stockholders’ best interests to do so.
BOARD RECOMMENDATION: FOR RATIFICATION OF ERNST & YOUNG’S APPOINTMENT
Independent Registered Public Accounting Firm Fees and Services in 2015 and 2014
Services provided by Ernst & Young LLP and related fees in each of our last two fiscal years were as follows:

	Fiscal Year Ended ($000s)
In both 2015 and 2014, audit fees included an annual consolidated financial statement audit, audits of our financial services subsidiary and audit services performed in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Audit-related fees included 401(k) Plan audits and accounting consultations.

	2015	2014
Audit Fees	$1,117	$1,070
Audit-Related Fees	42	41
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,159	$1,111
The Audit Committee has established a policy that requires it to pre-approve all services our independent registered public accounting firm provides to us, including audit, audit-related, tax and other permitted non-audit services. While the Audit Committee usually pre-approves each specific service and a corresponding fee amount, under the policy, our chief accounting officer (or a functional equivalent) can authorize the firm to perform certain types of services up to specific fee limits, and the Audit Committee Chair can pre-approve services subject to a specific per-engagement fee limit. The Chair must report to the Audit Committee any pre-approvals granted under this delegated authority. The Audit Committee approved all services Ernst & Young LLP provided in 2015 and 2014 and the corresponding fees (as shown in the table above) in accordance with this policy.

AUDIT COMMITTEE REPORT

The Audit Committee acts under a written charter. Under its charter, the Audit Committee assists the Board in fulfilling the Board’s oversight responsibilities relating to, among other things, KB Home’s corporate accounting and reporting practices, including the quality and integrity of its financial statements and reports, and its internal control over financial reporting and disclosure controls and procedures.
In carrying out its role, the Audit Committee, among other activities:
• conducts at each in-person meeting separate executive sessions with representatives of KB Home’s independent registered public accounting firm, Ernst & Young LLP; the head of KB Home’s internal audit department; the chief accounting officer; the general counsel; and the chief financial officer, to discuss matters relevant to their respective duties and roles.
• annually reviews and approves the internal audit department’s audit plan, and receives quarterly updates on its performance and results.
• reviews and discusses with management KB Home’s quarterly and annual periodic reports on Form 10-Q and Form 10-K before they are filed with the Securities and Exchange Commission.
• receives and discusses quarterly management reports on the structure and testing of KB Home’s system of internal control over financial reporting, and management’s assessment of the system’s effectiveness.
• receives and discusses regular reports from the general counsel and senior compliance executives on material legal, compliance and ethics matters.
Management is primarily responsible for KB Home’s financial statements, the financial reporting process and assurance for the adequacy of internal control over financial reporting. Ernst & Young, as KB Home’s independent registered public accounting firm, is responsible for performing an independent audit of KB Home’s financial statements and KB Home’s internal control over financial reporting. Ernst & Young is also responsible for expressing an opinion on the conformity of KB Home’s audited financial statements to generally accepted accounting principles used in the United States and the adequacy of KB Home’s internal control over financial reporting.

Per its charter, the Audit Committee is responsible for the appointment (with consideration given to ratification by our stockholders), compensation, engagement terms, retention (or termination, if appropriate) and oversight of the work of KB Home’s independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee also:
• evaluates the firm’s qualifications, independence and effectiveness, and presents its evaluation to the Board, which it did in January 2016.
• reviews and discusses with the firm the scope and plan of its independent audit of KB Home.
• receives direct reports from the firm describing, among other things, the applicable critical accounting policies and practices in the firm’s audit.
In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young KB Home’s audited financial statements. The Audit Committee has discussed with Ernst & Young the matters required to be discussed in accordance with the standards of the Public Company Accounting Oversight Board.
In addition, the Audit Committee has received the written disclosures and letter from Ernst & Young required by the Public Company Accounting Oversight Board regarding an independent accountant’s communications with a registrant’s audit committee concerning independence, and has discussed with Ernst & Young its independence from KB Home and KB Home’s management.
In reliance on the reviews, reports, activities and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in KB Home’s Annual Report on Form 10-K for the fiscal year ended November 30, 2015, for filing with the Securities and Exchange Commission.
This report is respectfully submitted by the members of the Audit Committee:
Melissa Lora, Chair
Dr. Thomas W. Gilligan
Robert L. Patton, Jr.
Michael M. Wood

ANNUAL MEETING, VOTING AND OTHER INFORMATION
Holders of record of the 84,922,658 shares of our common stock that were outstanding at the close of business on the record date (February 5, 2016) are entitled to one vote for each share held. The GSOT trustee will vote the 10,135,461 shares of our common stock that the GSOT held on the record date based on the instructions received from eligible employees who hold unexercised common stock options under our employee equity compensation plans. Accordingly, a total of 95,058,119 shares are entitled to vote at the Annual Meeting.
For stockholders to take action at the Annual Meeting, the holders of a majority of the shares of our common stock outstanding on the record date must be present or represented at the meeting. Abstentions and “broker non-votes” are counted for this purpose. A “broker non-vote” occurs when a broker does not receive instructions from a beneficial holder and does not have the discretionary authority to vote on an item of business, which will apply for all Annual Meeting matters other than ratifying the appointment of our independent registered public accounting firm. Therefore, if you are a beneficial owner, you must instruct your broker on how you want your shares to be voted on the other items of business in order for your shares to be counted for those items.
Voting Your Shares
Stockholders can vote via the Internet, telephone or mail or in person at the Annual Meeting, as described below. If you vote via the Internet or telephone, you do not need to return a proxy/voting instruction form by mail. Polls will close shortly after the Annual Meeting is called to order. There are no dissenters’ rights or rights of appraisal as to any item to be acted upon at the Annual Meeting. There is no right to cumulative voting.

	Holders of Record	Beneficial Holders	Plan Participant Holders
How to Vote:
If your shares are registered directly in your name with our transfer agent, Computershare Inc., you may vote via the Internet, telephone or mail following the instructions on the mailed or electronic proxy form you receive from Computershare.

If your shares are held in “street name” by a broker or other holder of record, you may vote via the Internet, telephone or mail following the instructions on the mailed or electronic voting instruction form you receive from such holder of record.

If you have shares in the KB Home Stock Fund in the 401(k) Plan or the GSOT, you may vote via the Internet, telephone or mail following the instructions on the mailed or electronic proxy form you receive from Computershare.

Voting Deadline:	You may vote via the Internet and telephone until 11:59 p.m., Eastern Time, on April 6, 2016.	Your broker or other holder of record sets the applicable proxy voting deadlines.	You may vote via the Internet and telephone until 11:59 p.m., Eastern Time, on April 5, 2016.
Voting in Person:	You (or someone designated by a signed legal proxy) may vote in person at the Annual Meeting.	You must obtain a legal proxy from your broker or other holder of record and present it with your ballot.	You must obtain a legal proxy from the applicable plan trustee and present it with your ballot.
Changing Your Vote:	You may revoke voting instructions before polls close by submitting a later vote in person, or via the Internet, telephone or mail before the above-listed deadline.	You must contact your broker or other holder of record to revoke any prior voting instructions.	You may revoke voting instructions before polls close by submitting a later vote in person, or via the Internet, telephone or mail before the above-listed deadline.
Voting Standards:
Per our By-Laws, to be elected, each director nominee must receive a majority of votes cast in favor (i.e., the votes cast for a nominee’s election must exceed the votes cast against the nominee’s election). Shares that are not present or represented at the Annual Meeting and abstentions will not affect the election outcome. Other properly presented items of business will be considered approved based upon the affirmative vote of a majority of the shares of our common stock present or represented, and entitled to vote thereon, at the Annual Meeting. Abstentions from voting on these other items of business will have the same effect as an “against” vote. Broker non-votes will have no effect on the voting results for these other items of business.

The named proxies for the Annual Meeting — Jeffrey T. Mezger and Brian J. Woram (or their duly authorized designees) — will follow submitted proxy voting instructions. They will vote as the Board recommends as to any such submitted instructions that do not direct how to vote on any item, and will vote on any other matters properly presented at the Annual Meeting in their discretion, including upon any motion to adjourn or postpone all or any portion of the Annual Meeting. We have engaged our transfer agent to count the votes and to act as an independent inspector of election. William A. (Tony) Richelieu, our Corporate Secretary, will also act as an inspector of election.
Proxy Solicitation Costs
We will pay the cost to solicit proxies for the Annual Meeting. In addition to this Proxy Statement, our officers, directors and other employees may solicit proxies personally, in writing or by telephone, facsimile, email or other means for no additional compensation. We will, if requested, reimburse banks, brokers and other custodians, nominees and certain fiduciaries for their reasonable expenses in providing proxy materials to their principals. We have hired Georgeson Inc., a professional soliciting organization, to assist us in soliciting proxies and distributing proxy materials. For its services, we will pay Georgeson a fee of $9,000, plus reimbursement of out-of-pocket expenses.
Internet Availability of Proxy Materials and Governance Documents
The proxy materials for the Annual Meeting are being made available primarily via the Internet at www.kbhome.com/investor/proxy in order to speed their delivery to our stockholders, to lower costs and to reduce the impact on the environment from printing and mailing them. In addition, beginning February 26, 2016, we mailed the Notice of Internet Availability to stockholders (“Notice”), which provides instructions on how to access and view the proxy materials, and to vote via the Internet or telephone. To request a printed copy of our proxy materials, follow the instructions on the Notice. Stockholders who previously elected to receive proxy materials electronically will continue to receive them and a Notice by e-mail, unless we are told otherwise. Please note that you cannot vote your shares by marking and returning a Notice.
Our Certificate of Incorporation, By-Laws, Corporate Governance Principles, charters for all Board Committees and Ethics Policy are available online for viewing, printing or downloading at www.kbhome.com/investor/corporategovernance. In addition, our annual Sustainability Reports are available online for viewing, printing or downloading at www.kbhome.com/sustainability.
Admission to the Annual Meeting
Only stockholders on February 5, 2016, authorized proxy holders of such stockholders and invited guests of the Board may attend the Annual Meeting. Picture identification (such as a valid driver’s license or passport) and an admission ticket will be required to attend the meeting. A professional business dress code will be observed. Additional rules of conduct will apply at the meeting.
To obtain an admission ticket to the meeting, please send your written request to William A. (Tony) Richelieu, Corporate Secretary, KB Home, 10990 Wilshire Boulevard, Los Angeles, California 90024, or to investorrelations@kbhome.com. In your request, please include the address where your admission ticket should be mailed, and any special assistance needs. All requests must be received on or before Friday, March 25, 2016 and include the following information:

Holders of Record	Beneficial Holders
A copy of a proxy/voting instruction form or Notice of Internet Availability showing your name and address. If you are appointing an authorized proxy representative, also include the representative’s name, mailing address and contact telephone number and a copy of the signed legal proxy.

A copy of a voting instruction form from a broker or other holder of record showing your name and address, or a broker letter verifying record date ownership and a copy of a brokerage account statement showing your KB Home stock ownership on the record date.

Stockholder Proposals for Our 2017 Annual Meeting of Stockholders
To be included in the proxy statement and form of proxy for our 2017 Annual Meeting, we must receive any proposal of a stockholder intended to be presented at that meeting no later than October 29, 2016. Further, per our By-Laws, the Board-designated proxies for that meeting will use their discretionary voting authority with respect to any proposal presented at the meeting by a stockholder who does not provide us with written notice of the proposal between December 8, 2016 and January 7, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance
Based solely on written representations furnished to us from reporting persons and our review of Forms 3, 4 and 5 and any amendments thereto furnished to us, we believe all such Forms required to be filed during 2015 under Section 16(a) of the Securities Exchange Act, as amended, were filed on a timely basis by our reporting persons.
Communicating with the Board
As set forth in our Corporate Governance Principles, any interested party may write to the Board, to the Chairman of the Board or to any director in care of our Corporate Secretary at KB Home, 10990 Wilshire Boulevard, Los Angeles, CA 90024.

ANNEX 1 — RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This Proxy Statement contains information about financial measures — Adjusted Pretax Income and Adjusted Operating Income — which are not calculated in accordance with GAAP. We believe these non-GAAP financial measures are relevant and useful for purposes of this Proxy Statement in understanding our 2015 fiscal year performance in relation to the annual incentive payouts the Compensation Committee approved for our NEOs, as described above under the heading “2015 Annual Incentives,” and our 2013 – 2015 fiscal year performance in relation to the 2012 performance cash award payments the Compensation Committee approved for our NEOs, as described above under the heading “2012 Performance Cash Awards.” However, because Adjusted Pretax Income and Adjusted Operating Income are not calculated in accordance with GAAP, they may not be completely comparable to other homebuilding companies and therefore should not be considered in isolation or as an alternative to measures prescribed by GAAP. Rather, Adjusted Pretax Income and Adjusted Operating Income should be used to supplement their most directly comparable GAAP financial measures in order to provide a greater understanding of our performance and 2015 fiscal year annual incentive payouts and 2012 performance cash award payments to our NEOs, as applicable.
The following table reconciles our total pretax income calculated in accordance with GAAP to Adjusted Pretax Income (dollars in thousands):

For the Fiscal Year Ended November 30, 2015
Total pretax income	$127,043
Incentive and variable compensation expense	29,888
Inventory impairment and land option contract abandonment charges	9,591
Adjusted Pretax Income	$166,522

Adjusted Pretax Income is a non-GAAP financial measure, which is calculated as our total pretax income excluding incentive and variable compensation expense and inventory impairment and land option contract abandonment charges. For Adjusted Pretax Income, the most directly comparable GAAP financial measure is pretax income.
The following table reconciles our operating income calculated in accordance with GAAP to Adjusted Operating Income (dollars in thousands):

	For the Fiscal Years Ended November 30,
	2015	2014	2013
Homebuilding operating income	$138,621	$115,969	$92,084
Financial services operating income	7,332	7,860	9,110
Equity in income of unconsolidated financial services joint ventures	4,292	686	1,074
Incentive and variable compensation expense	29,888	25,026	22,912
Inventory impairment and land option contract abandonment charges	9,591	39,431	3,581
Adjusted Operating Income	$189,724	$188,972	$128,761

Adjusted Operating Income is a non-GAAP financial measure, which is calculated as the sum of our homebuilding operating income, financial services operating income and equity in income of unconsolidated financial services joint ventures, excluding (i) incentive and variable compensation expense, and (ii) inventory impairment and land option contract abandonment charges. For Adjusted Operating Income, the most directly comparable GAAP financial measure is operating income. As discussed above under the heading “2012 Performance Cash Awards,” the Compensation Committee determined it was appropriate not to exclude $3.2 million for 2015 and $1.9 million for 2014 of inventory impairment charges relating to land assets we acquired during the 2012 program’s performance period in approving the 2015 and 2014 Adjusted Operating Income performance achievement with respect to the 2012 performance cash award program. As a result, the Adjusted Operating Income performance achievement was determined to be $186.6 million for the 2015 and $187.1 million for the 2014.

EXHIBIT A

AMENDED

KB HOME

2014 EQUITY INCENTIVE PLAN

Effective April __, 2016

ARTICLE 1.	PURPOSE

ARTICLE 2.	DEFINITIONS AND CONSTRUCTION

ARTICLE 3.	SHARES SUBJECT TO THE PLAN

3.1	Number of Shares

3.2	Stock Distributed

ARTICLE 4.	GRANTING OF AWARDS

4.1	Participation

4.2	Award Agreement

4.3	Programs

4.4	Limitations Applicable to Section 16 Persons

4.5	Fiscal Year Award Limit

4.6	At-Will Employment

4.7	Stand-Alone and Tandem Awards

ARTICLE 5.	PERFORMANCE-BASED COMPENSATION

5.1	Purpose

5.2	Applicability

5.3	Types of Awards

5.4	Procedures with Respect to Performance-Based Awards

5.5	Payment of Performance-Based Awards

5.6	Additional Limitations

ARTICLE 6.	GRANTING OF OPTIONS

6.1	Granting of Options to Eligible Individuals

6.2	Qualification of Incentive Stock Options

6.3	Option Exercise Price

6.4	Option Term

6.5	Option Vesting

6.6	Substitute Awards

6.7	Substitution of Stock Appreciation Rights

ARTICLE 7.	EXERCISE OF OPTIONS

7.1	Partial Exercise

7.2	Manner of Exercise

7.3	Notification Regarding Disposition

ARTICLE 8.	AWARD OF RESTRICTED STOCK

8.1	Award of Restricted Stock

8.2	Rights as Stockholders

8.3	Restrictions

8.4	Repurchase or Forfeiture of Restricted Stock

8.5	Certificates for Restricted Stock

8.6	Section 83(b) Election

ARTICLE 9.	AWARD OF PERFORMANCE AWARDS, STOCK PAYMENTS
AND RESTRICTED STOCK UNITS

9.1	Performance Awards

9.2	Stock Payments

9.3	Restricted Stock Units

9.4	Term

9.5	Exercise or Purchase Price

9.6	Dividend Equivalents

(continued)

ARTICLE 10.	AWARD OF STOCK APPRECIATION RIGHTS

10.1	Grant of Stock Appreciation Rights

10.2	Stock Appreciation Right Term

10.3	Stock Appreciation Right Vesting

10.4	Manner of Exercise

10.5	Payment

ARTICLE 11.	ADDITIONAL TERMS OF AWARDS

11.1	Payment

11.2	Tax Withholding

11.3	Transferability of Awards

11.4	Conditions to Issuance of Shares

11.5	Forfeiture Provisions

11.6	Prohibition on Repricing

11.7	Permitted Replacement Awards

ARTICLE 12.	ADMINISTRATION

12.1	Committee

12.2	Duties and Powers of Committee

12.3	Action by the Committee

12.4	Authority of Committee

12.5	Decisions Binding

12.6	Delegation of Authority

ARTICLE 13.	MISCELLANEOUS PROVISIONS

13.1	Amendment, Suspension or Termination of the Plan

13.2	Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events

13.3	No Stockholder Rights

13.4	Paperless Administration

13.5	Effect of Plan upon Other Compensation Plans

13.6	Compliance with Laws

13.7	Titles and Headings, References to Sections of the Code, the Securities Act or Exchange Act

13.8	Governing Law

13.9	Section 409A

13.10	No Rights to Awards

13.11	Unfunded Status of Awards

13.12	Indemnification

13.13	Term

AMENDED KB HOME
2014 EQUITY INCENTIVE PLAN
ARTICLE 1.
PURPOSE
The purpose of the Amended KB Home 2014 Equity Incentive Plan (the “Plan”) is to attract, motivate and retain the services of Employees, Non-Employee Directors and Consultants by enabling them to participate in the growth and financial success of KB Home (the “Company”) and to align their individual interests to those of the Company’s stockholders.
ARTICLE 2.
DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan they shall have the meanings specified below:
1.“Affiliate” shall mean a person or entity that directly or indirectly controls or is controlled by, or is under common control with, the Company.
2.“Amended Effective Date” shall mean the date the Amended Plan is first approved by the Company’s stockholders in accordance with the requirements of the Company’s by-laws, the applicable Securities Exchange and Sections 162(m) and 422 of the Code.
3.“Award” shall mean, as the case may be, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Performance Awards, Stock Payments or Stock Appreciation Rights.
4.“Award Agreement” shall mean any written notice, terms and conditions, contract or other instrument or document evidencing an Award, including in electronic form, which shall contain any terms and conditions with respect to the Award as the Committee shall determine consistent with the Plan and any applicable Program.
5.“Award Limit” shall mean with respect to Awards payable in Shares or in cash, as the case may be, the respective limit set forth in Section 4.5.
6.“Board” shall mean the Board of Directors of the Company.
7.A “Change of Ownership” shall be deemed to have occurred if any of the following has occurred: (a) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, as determined in accordance with Section 1.409A-3(i)(5)(v) of the Treasury Regulations; provided, that if a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of the Company, or to own more than the market value or total voting power specified in (b) below, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “Change of Ownership”; (b) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, as determined in accordance with Section 1.409A-3(i)(5)(vi) of the Treasury Regulations; provided, that if a person or group is considered to possess 30% or more of the total voting power of the stock of the Company, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “Change of Ownership”; (c) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, as determined in accordance with Section 1.409A-3(i)(5)(vi) of the Treasury Regulations; (d) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Section 1.409A-3(i)(5)(vii) of the Treasury Regulations; provided, that a transfer of assets shall not be treated as a “Change of Ownership” when such transfer is made to an entity that is controlled by the stockholders of the Company, as determined in accordance with Section 1.409A-3(i)(5)(vii)(B) of the Treasury Regulations; or (e) the Company’s stockholders approve a liquidation or dissolution of the Company.
8.“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the Treasury Regulations and official guidance promulgated by the U.S. Department of Treasury.
9.“Committee” shall mean the Management Development and Compensation Committee of the Board or another committee of the Board designated by the Board that consists solely of Directors meeting the qualifications described in Section 12.1.

10.“Common Stock” shall mean the common stock of the Company, par value $1.00 per share.
11.“Company Stock Administrator” shall mean the stock administrator of the Company, or such other person or entity designated by the Committee, or his, her or its office, as applicable, whether or not employed by the Company.
12.“Consultant” shall mean any consultant or advisor engaged to provide services to the Company or any Affiliate that qualifies as a consultant or advisor under the instructions for use of a Form S-8 Registration Statement.
13.“Covered Employee” shall mean any Employee who is, or who the Committee believes may become, a “covered employee” within the meaning of Section 162(m) of the Code.
14.“Director” shall mean a member of the Board.
15.“Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Committee or the Board.
16.“Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code) of the Company or of any Affiliate.
17.“Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the Share price (or the price of other securities), and results upon its implementation in a change in the per-Share value of the Shares underlying outstanding Awards.
18.“Exchange Act” shall mean the Securities Exchange Act of 1934.
19.“Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:
(1)    If the Common Stock is listed on any Securities Exchange, its Fair Market Value shall be the closing sales price for a Share as quoted on such Securities Exchange for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported by The Wall Street Journal or such other source (whether in print or electronic) as the Committee deems reliable;
(2)    If the Common Stock is not listed on any Securities Exchange, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported by The Wall Street Journal or such other source (whether in print or electronic) as the Committee deems reliable; or
(3)    If the Common Stock is neither listed on any Securities Exchange nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Committee in good faith.
20.“Full Value Award” shall mean any Award other than (i) an Option, (ii) a Stock Appreciation Right or (iii) any other Award for which the Holder must pay the intrinsic value existing as of the date of grant (whether directly or by forgoing a right to receive a payment from the Company or any Affiliate) as a condition to exercising or receiving payment under it.
21.“Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation (as defined in Section 424(e) of the Code) thereof.
22.“Holder” shall mean a person who has been granted an Award.
23.“Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.
24.“Non-Employee Director” shall mean a Director of the Company who is not an Employee.
25.“Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.
26.“Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 6. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.
27.“Original Effective Date” shall mean April 3, 2014.
28. “Performance Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 9.1.
29.“Performance-Based Compensation” shall mean any compensation that is intended to qualify as

“performance-based compensation” as described in Section 162(m)(4)(C) of the Code.
30.“Performance Criteria” shall mean the criteria that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) income/loss (e.g., operating income/loss, EBIT or similar measures, net income/loss, earnings/loss per share, residual or economic earnings), (ii) cash flow (e.g., operating cash flow, total cash flow, EBITDA, cash flow in excess of cost of capital or residual cash flow, cash flow return on investment and cash flow sufficient to achieve financial ratios or a specified cash balance), (iii) returns (e.g., on revenues, investments, assets, capital or equity), (iv) working capital (e.g., working capital divided by revenues), (v) margins (e.g., variable margin, profits divided by revenues, gross margins or margins divided by revenues), (vi) liquidity (e.g., total or net debt, debt reduction, debt-to-capital, debt-to-EBITDA and other liquidity ratios), (vii) revenues, cost initiative and stock price metrics (e.g., revenues, stock price, total stockholder return, expenses, cost structure improvements and costs divided by revenues or other metrics); provided that any of the foregoing in (i) through (vii) may be calculated, or described on a GAAP or non-GAAP basis; and (viii) strategic metrics (e.g., market share, customer satisfaction, employee satisfaction /turnover/development, service quality, unit volume, orders, backlog, traffic, homes delivered, cancellation rates, productivity, operating efficiency, inventory management, community count, goals related to acquisitions, divestitures or other transactions and goals related to KBnxt operational business model principles, including goals based on a per-employee, per-home delivered or other basis).
31.“Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Committee for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, either independently or as compared to one or more companies, an index of companies, performance of specific subsidiaries or business units, either independently or as compared to one or more companies or such companies’ subsidiaries or business units, an index of companies, or otherwise as determined by the Committee. If the Committee believes, in its sole discretion, that an equitable adjustment to any Performance Goal is advisable in light of new developments or circumstances, the Committee may provide for one or more objectively determinable adjustments. Such adjustments may include or arise from one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing or capital market activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual, infrequently occurring or nonrecurring events or changes in applicable laws or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.
32.“Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, a Performance Award.
33.“Permitted Transferee” shall mean, with respect to a Holder, any person entitled to use a Form S-8 Registration Statement to exercise Awards originally granted to the Holder and to sell Shares issued pursuant to Awards originally granted to the Holder.
34.“Program” shall mean any program adopted by the Committee pursuant to the Plan containing terms and conditions intended to govern one or more specific types of Awards and/or the manner in which they may be granted.
35.“QDRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the regulations or official guidance promulgated thereunder.
36.“Restricted Stock” shall mean Shares awarded under Article 8 that are subject to certain restrictions and may be subject to risk of forfeiture or repurchase.
37.“Restricted Stock Units” shall mean the right to receive Shares or the value of Shares awarded under Section 9.3.
38.“Retirement” shall mean an Employee’s severance from employment with the Company and its Affiliates for any reason other than a leave of absence, termination for cause, death or disability, at such time as the Employee’s age and years of service with the Company and its Affiliates equals at least 65 or more, provided that the Employee is then at least 55 years of age. The Company shall have the sole right to determine whether an Employee’s severance from employment constitutes a Retirement.
39.“Securities Act” shall mean the Securities Act of 1933.
40.“Securities Exchange” shall mean the New York Stock Exchange or any other securities exchange, national market system or automated quotation system on which the Shares are listed, quoted or traded.
41.“Shares” shall mean shares of Common Stock.
42.“Stock Appreciation Right” shall mean a stock appreciation right as described and granted under Article 10.
43.“Stock Payment” shall mean (a) a payment in the form of Shares or (b) a right to purchase Shares, however denominated or described, as part of a bonus, deferred compensation or other arrangement, in any such case awarded under Section 9.2.
44.“Substitute Award” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
45.“Termination of Service” shall mean,
(1)    As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or an Affiliate is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Affiliate.
(2)    As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, with or without cause, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences employment or service with the Company or any Affiliate.
(3)    As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Affiliate is terminated for any reason, with or without cause, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.
The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Committee otherwise provides in the terms of the Program, Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if and to the extent that any such event interrupts employment for the purposes of Section 422(a)(2) of the Code. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Holder ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).
Notwithstanding the foregoing, with respect to any Award that constitutes “deferred compensation” subject to the requirements of Section 409A of the Code, a Termination of Service shall be deemed to have occurred upon a “separation from service” within the meaning of Section 409A of the Code, as determined in accordance with Section 1.409A-1(h) of the Treasury Regulations; provided that (i) for a Holder who provides services to the Company as an Employee, a separation from service shall be deemed to occur when the Holder has experienced a termination of employment with the Company and the facts and circumstances indicate that the Holder and the Company reasonably anticipate that either (A) no further services will be performed by the Holder for the Company after a certain date or (B) the level of bona fide services the Holder will perform for the Company after a certain date (whether as an Employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by the Holder (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services performed for the Company if the Holder has been performing services for less than 36 months); and (ii) for a Holder who provides services to the Company as an independent contractor, a separation from service shall be deemed to occur upon expiration or termination of all contracts under which services are performed by the Holder for the Company, provided that such expiration or termination constitutes a good-faith and complete severing of the contractual relationship between the Holder and the Company, and provided, further, that for a Holder who provides services to the Company as both an Employee and an independent contractor, a separation from service shall generally not occur until the Holder has ceased providing services for the Company as both an Employee and an independent contractor pursuant to clauses (i) and (ii) of this sentence. For purposes of determining whether a separation from service has occurred, services performed for the Company shall include services performed both for the Company and for any other corporation that is a member of the same “controlled group” as the Company under Section 414(b) of the Code or any other trade or business (such as a partnership) that is under common control with the Company as determined under Section 414(c) of the Code, in each case as modified by Section 1.409A-1(h)(3) of the Treasury Regulations and substituting “at least 50 percent” for “at least 80 percent” each place it appears in Section 1563(a) of the Code or Section 1.414(c)-2 of the Treasury Regulations.
46.“Treasury Regulations” shall mean the final, temporary and proposed regulations promulgated by the U.S. Department of the Treasury under the Code, as such regulations may be amended from time to time.
ARTICLE 3.
SHARES SUBJECT TO THE PLAN
3.1    Number of Shares.
(a)Subject to adjustment as provided in Section 3.1(b) and Section 13.2, the aggregate number of Shares which may be authorized for grant under the Plan is the sum of (i) Four Million Eight Hundred Thousand (4,800,000) Shares, plus upon the Amended Effective Date Seven Million Five Hundred Thousand (7,500,000) Shares and (ii) any Shares which as of the Original Effective Date were available for grant under the Company’s 2010 Equity Incentive Plan, and (iii) any Shares which were, as of the Original Effective Date, subject to awards under the Company’s 2010 Equity Incentive Plan and which subsequently expire or are canceled, forfeited, tendered or withheld to satisfy tax withholding obligations in respect of full value awards or settled for cash. Any Share that is subject to an Award that could be settled with Shares and is not a Full Value Award shall be deducted from this limit at the ratio of one (1) Share for every one (1) Share subject to the Award.  Any Share that is subject to a Full Value Award that could be settled with Shares shall be deducted from this limit at the ratio of 1.78 Shares for every one (1) Share subject to the Award.  After the Original Effective Date, no new awards could be granted under the 2010 Equity Incentive Plan, but any awards under the 2010 Equity Incentive Plan that are outstanding as of the Original Effective Date or the Amended Effective Date shall continue to be subject to the terms and conditions of the 2010 Equity Incentive Plan.
(b)If an Award expires or is canceled, forfeited or settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such expiration, cancellation, forfeiture or cash settlement, again be available as Shares authorized for grant under the Plan, in accordance with Section 3.1(d) below. Shares tendered by a Holder or withheld by the Company to satisfy any tax withholding obligation with respect to a Full Value Award shall again be available as Shares authorized for grant under the Plan in accordance with Section 3.1(d) below. Notwithstanding anything to the contrary contained herein, Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Award or to satisfy any tax withholding obligation with respect to an Award that is not a Full Value Award shall not be available as Shares authorized for grant under the Plan.
(c)To the extent permitted by applicable law or the requirements of the Securities Exchange, Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the limitations on grants to a Participant under Section 4.5, nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided in paragraph (b) above. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided, that Awards using such available shares shall not be made after the date awards could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.
(d)Each Share that again becomes available for grant pursuant to this Section 3.1 shall be added back as (i) one (1) Share if such Share was subject to an Award other than a Full Value Award (or subject to a similar award under the 2010 Equity Incentive Plan), and (ii) as 1.78 Share if such Share was subject to a Full Value Award (or subject to a similar award under the 2010 Equity Incentive Plan).
3.2    Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

ARTICLE 4.
GRANTING OF AWARDS
4.1    Participation. The Committee may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted.
4.2    Award Agreement. Each Award shall be evidenced by an Award Agreement. Award Agreements shall contain such terms and conditions as may be determined by the Committee that are not inconsistent with the Plan, including any terms and conditions that are necessary for Awards to comply with, or be exempt from, the requirements of Section 409A of the Code. Award Agreements evidencing Awards intended to qualify as Performance-Based Compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.
4.3    Programs. The Board or the Committee may from time to time establish Programs pursuant to the Plan. An Award Agreement evidencing an Award granted pursuant to any Program shall comply with the terms and conditions of such Program and the Plan.
4.4    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, any Award granted to any individual who is then subject to Section 16 of the Exchange Act, and any applicable Program, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and each Program and Award shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
4.5    Fiscal Year Award Limit. Notwithstanding any provision in the Plan to the contrary, and subject to Section 13.2 and the terms of this Section 4.5 with respect to a Non-Employee Director, (a) the maximum aggregate number of Shares that may be delivered pursuant to Full Value Awards intended as Performance-Based Compensation that may be granted to any one person during any fiscal year of the Company shall be One Million (1,000,000), (b) the maximum aggregate number of Shares that may be delivered pursuant to Options or Stock Appreciation Rights that may be granted to any one person during any fiscal year of the Company shall be One Million (1,000,000), and (c) the maximum aggregate amount of cash that may be paid to any one person during any fiscal year of the Company with respect to one or more Performance Awards payable in cash shall be Ten Million Dollars ($10,000,000); provided, however, that any Award granted pursuant to Section 11.7 shall not count against such fiscal year limits. To the extent required by Section 162(m) of the Code, Shares subject to Awards that are canceled shall continue to be counted against the Award Limit specified in the preceding sentence. Notwithstanding any provision in the Plan to the contrary, the aggregate amount of all compensation granted to any Non-Employee Director during any fiscal year of the Company, including any Awards (based on grant date fair value computed as of the date of grant in accordance with applicable financial accounting rules) and any cash retainer or meeting fee paid or provided for service on the Board or any committee thereof, or any Award granted in lieu of any such cash retainer or meeting fee, shall not exceed Seven Hundred Thousand Dollars ($700,000); provided, however, that any Award granted pursuant to Section 11.7 shall not count against such fiscal year limits.
4.6    At-Will Employment. Nothing in the Plan, any Program or any Award Agreement shall confer upon any Holder any right to be employed by or to serve as a Director or Consultant for the Company or any Affiliate, or to continue in such employment or service, or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Affiliate.
4.7    Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or (subject to the requirements of Section 409A of the Code) at a different time from the grant of such other Awards.
ARTICLE 5.
PERFORMANCE-BASED COMPENSATION
5.1    Purpose. The Committee, in its sole discretion, may determine at the time an Award is granted whether such Award is intended to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant such an Award to an Eligible Individual that is intended to qualify as Performance-Based Compensation, then the provisions of this Article 5 shall control over any contrary provision contained in the Plan. The Committee may in its sole discretion grant Awards to other Eligible Individuals that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 5 and that are not intended to qualify as Performance-Based Compensation.

5.2    Applicability. The grant of an Award to an Eligible Individual for a particular Performance Period shall not require the grant of an Award to such Eligible Individual in any subsequent Performance Period (or entitle such Eligible Individual to any such grant) and the grant of an Award to any one Eligible Individual shall not require the grant of an Award to any other Eligible Individual in such period or in any other period (or entitle any such other Eligible Individual to any such grant).
5.3    Types of Awards. Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to a Covered Employee in a manner intended to qualify as Performance-Based Compensation, including, without limitation, Restricted Stock for which the restrictions lapse upon the attainment of specified Performance Goals, and any Performance Awards described in Article 9 that vest or become exercisable or payable upon the attainment of one or more specified Performance Goals.
5.4    Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted to one or more Covered Employees and that is intended to qualify as Performance-Based Compensation, no later than 90 days following the commencement of any Performance Period (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Eligible Individuals, (b) select the Performance Criteria applicable to the Performance Period, (c) establish objective Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify an objective relationship between the Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned or payable under such Awards, to the extent provided under any applicable Program or Award Agreement, the Committee shall have the right to reduce or eliminate (but not to increase) the amount earned or payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including, without limitation, the assessment of individual or Company performance for the Performance Period.
5.5    Payment of Performance-Based Awards. Unless otherwise provided in the applicable Program or Award Agreement, as to an Award that is intended to qualify as Performance-Based Compensation, the Holder must be employed by the Company or an Affiliate throughout the Performance Period. Unless otherwise provided in the applicable Performance Goals, Program or Award Agreement, a Holder shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such period are achieved.
5.6    Additional Limitations. Notwithstanding any other provision of the Plan and except as otherwise determined by the Committee, any Award that is granted to a Covered Employee and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code that are requirements for qualification as Performance-Based Compensation, and the Plan, any applicable Program and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.
ARTICLE 6.
GRANTING OF OPTIONS
6.1    Granting of Options to Eligible Individuals. The Committee is authorized to grant Options to Eligible Individuals on such terms and conditions as it may determine that are not inconsistent with the Plan; provided, however, that no Option shall be granted to any Employee or Consultant of an Affiliate unless the Company is an “eligible issuer of service recipient stock” with respect to such person within the meaning of Section 409A of the Code.
6.2    Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any subsidiary corporation of the Company (as defined in Section 424(f) of the Code). No person who is a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Committee, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate Fair Market Value of Shares with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any subsidiary or parent corporation thereof (each as defined in Section 424(f) and (e) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The requirements set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of Shares shall be determined as of the time the respective instruments were granted. Subject to adjustment as provided in Section 3.1(b) and Section 13.2, no more than One Million Seven Hundred and Fifty Thousand (1,750,000) Shares may be issued pursuant to the exercise of Incentive Stock Options granted under the Plan.

6.3    Option Exercise Price. The exercise price per Share subject to each Option shall be set by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or on the date the Option is modified, extended or renewed for purposes of Section 409A of the Code or, as to an Incentive Stock Option, Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).
6.4    Option Term. The term of each Option shall be set by the Committee in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Committee shall determine the time period, including the time period following a Termination of Service, during which a Holder has the right to exercise the vested Options, which time period may not extend beyond the term of the Option.
6.5    Option Vesting. The Committee shall determine the period of time and other conditions that must be satisfied before the Holder’s right to exercise an Option, in whole or in part, shall vest. Such vesting may be based on service with the Company or an Affiliate, any of the Performance Criteria, or any other criterion or condition determined by the Committee. No portion of an Option that cannot be exercised at the Holder’s Termination of Service shall thereafter become exercisable.
6.6    Substitute Awards. Notwithstanding the foregoing provisions of this Article 6 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant; provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate Fair Market Value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such Fair Market Value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares, and that the grant of the Substitute Award otherwise satisfies the requirements of Section 1.409A-1(b)(5)(v)(D) of the Treasury Regulations or, in the case of an Incentive Stock Option, Section 1.424-1(a) of the Treasury Regulations.
6.7    Substitution of Stock Appreciation Rights. The Committee may provide in the applicable Program or the Award Agreement evidencing the grant of an Option that the Committee, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable and such Stock Appreciation Right shall have the same exercise price and the same remaining vesting schedule and term as such Option.
ARTICLE 7.
EXERCISE OF OPTIONS
7.1    Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Committee may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of Shares.
7.2    Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Company Stock Administrator:
(a)     A written or electronic notice complying with the applicable rules established by the Company Stock Administrator stating that the Option, or a portion thereof, is exercised. The notice must be signed in writing or electronically by the Holder or other person then entitled to exercise the Option or such portion of the Option;
(b)    Such representations and documents as the Company Stock Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable laws and regulations, and the rules of any applicable Securities Exchange. The Company Stock Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;
(c)    In the event that the Option shall be exercised by any person other than the Holder who is permitted to exercise the Option in accordance with Section 11.3, appropriate proof of the right of such person to exercise the Option, as determined in the sole discretion of the Company Stock Administrator; and
(d)    Full payment of the exercise price and applicable withholding taxes to the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 11.1 and 11.2.
7.3    Notification Regarding Disposition. The Holder shall give the Company Stock Administrator prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.

ARTICLE 8.
AWARD OF RESTRICTED STOCK
8.1    Award of Restricted Stock.
(a)    The Committee is authorized to grant Restricted Stock to Eligible Individuals, and shall determine such terms and conditions, including the restrictions applicable to each Award of Restricted Stock, that are not inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock, as it deems appropriate.
(b)    The Committee shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value of the Shares to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.
8.2    Rights as Stockholders. Subject to Section 8.4, upon the grant of a Restricted Stock Award, the Holder shall have, unless otherwise provided in the terms of the applicable Award Agreement, all the rights of a stockholder with respect to the Shares subject to the Award, subject to the restrictions in the applicable Program or in his or her Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares; provided, however, that if the lifting or lapsing of the restrictions on an Award of Restricted Stock is subject to satisfaction of one or more Performance Goals, the Holder shall not be entitled to receive dividends or other distributions with respect to the Shares subject to the Award unless and until each of the applicable Performance Goals has been satisfied, at which time declared and accrued but unpaid dividends and distributions from and after the date of grant of the Award shall become payable to the Holder as soon as practicable.
8.3    Restrictions. All Shares of Restricted Stock (including any Shares received by Holders thereof with respect to Shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, under the terms of the applicable Program or Award Agreement, be subject to such restrictions and vesting requirements as the Committee shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Committee, including, without limitation, criteria based on the Holder’s duration of employment or service with the Company or its Affiliates, applicable Performance Criteria, Company performance or individual performance. Restricted Stock may not be sold or encumbered until all applicable restrictions are satisfied, terminated or expire.
8.4    Repurchase or Forfeiture of Restricted Stock. Except at set forth in an Award Agreement, if no purchase price was paid by a Holder in cash or property for a grant of Restricted Stock, upon a Termination of Service the Holder’s rights in any Shares of Restricted Stock then subject to restrictions shall terminate, and such Shares of Restricted Stock shall be surrendered to the Company and cancelled without consideration. Except at set forth in an Award Agreement, if a purchase price was paid by a Holder in cash or property for a grant of Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Holder the Shares of Restricted Stock then subject to restrictions at a cash price per Share equal to the purchase price paid by the Holder in cash or property for such Shares of Restricted Stock or such other amount as may be specified under the applicable Program or in the applicable Award Agreement.
8.5    Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Company Stock Administrator shall determine. Certificates, book entries or electronic registration evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in it sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.
8.6    Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.
ARTICLE 9.
AWARD OF PERFORMANCE AWARDS, STOCK
PAYMENTS AND RESTRICTED STOCK UNITS
9.1    Performance Awards.
(a)    The Committee is authorized to grant Performance Awards to any Eligible Individual, and to determine such terms and conditions that are not inconsistent with the Plan and whether such Performance Awards shall be Performance-Based Compensation. The number of Shares subject to a Performance Award and the value of a Performance Award may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Performance Awards may be paid in cash, Shares, or both, as determined by the Committee.
(b)    Without limiting Section 9.1(a), the Committee may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Any such bonuses paid to a Holder that are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Article 5.
9.2    Stock Payments. The Committee is authorized to make Stock Payments to any Eligible Individual and to determine such terms and conditions that are not inconsistent with the Plan. The number or value of Shares of any Stock Payment shall be determined by the Committee and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Committee. Shares underlying a Stock Payment that is subject to a vesting schedule or other restrictions, conditions or criteria set by the Committee will not be issued until the restrictions, conditions or criteria have been satisfied. Unless otherwise provided in the applicable Award Agreement, a Holder of a Stock Payment shall have no rights as a Company stockholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Shares underlying the Award have been issued to the Holder. Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.
9.3    Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to any Eligible Individual. The number and terms and conditions of Restricted Stock Units shall be determined by the Committee, which shall not be inconsistent with the Plan. The Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such vesting restrictions, conditions or criteria as it deems appropriate, including, without limitation, conditions based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, in each case on a specified date or dates or over any period or periods, as the Committee determines. The Company Stock Administrator shall specify, or permit the Holder to elect, the conditions and dates upon which the Shares underlying the Restricted Stock Units that shall be issued, if applicable, subject to the requirements of Section 409A of the Code. Restricted Stock Units may be paid in cash, Shares, or both, as determined by the Committee. On the distribution dates, the Company shall issue to the Holder one unrestricted, fully transferable Share (or the Fair Market Value of one such Share in cash) for each vested and nonforfeitable Restricted Stock Unit.
9.4    Term. The term of a Performance Award, Stock Payment award and/or Restricted Stock Unit award shall be set by the Committee in its sole discretion.
9.5    Exercise or Purchase Price. The Committee may establish an exercise or purchase price for a Performance Award, Shares distributed as a part of a Stock Payment or Shares distributed pursuant to a Restricted Stock Unit Award.
9.6    Dividend Equivalents. Dividend equivalents may be granted by the Committee based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted and the date such Award vests, is exercised, is distributed or expires, as determined by the Committee, except that dividend equivalents may not be granted in connection with Options or Stock Appreciation Rights.  Such dividend equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the provisions of this Article 9, dividend equivalents, dividends and other distributions paid or made with respect to (a) any Performance Award or (b) any Stock Payment award or Restricted Stock Unit award where the applicable vesting thereof and/or lapse of restrictions, conditions or criteria thereon is subject to the satisfaction of one or more Performance Goals, shall not be payable to an Eligible Individual unless and until each of the applicable Performance Goals has been satisfied, at which time declared and accrued but unpaid dividend equivalents, dividends and distributions from and after the date of grant of the Award shall become payable to the Eligible Individual as soon as practicable.
ARTICLE 10.
AWARD OF STOCK APPRECIATION RIGHTS
10.1    Grant of Stock Appreciation Rights.
(a)    The Committee is authorized to grant Stock Appreciation Rights to Eligible Individuals on such terms and conditions as it may determine that are not inconsistent with the Plan; provided, however, that no Stock Appreciation Right shall be granted to any Employee or Consultant of an Affiliate unless the Company is an “eligible issuer of service recipient stock” with respect to such person within the meaning of Section 409A of the Code.
(b)    A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price of the Stock Appreciation Right from the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right, and multiplying the difference, if positive, by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Committee may impose. Except as described in Section 10.1(c) below, the exercise price of each Stock Appreciation Right shall be set by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date the Stock Appreciation Right is granted (or on the date the Stock Appreciation Right is modified, extended or renewed for purposes of Section 409A of the Code).
(c)    Notwithstanding the foregoing provisions of Section 10.1(b) to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the exercise price of such Stock Appreciation Right may be less than 100% of the Fair Market Value of a Share on the date of grant; provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares, and that the grant of the Substitute Award otherwise satisfies the requirements of Section 1.409A-1(b)(5)(v)(D) of the Treasury Regulations.
10.2    Stock Appreciation Right Term. The term of each Stock Appreciation Right shall be set by the Committee in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Committee shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise a vested Stock Appreciation Right, which time period may not extend beyond the term of the Stock Appreciation Right.
10.3    Stock Appreciation Right Vesting. The Committee shall determine the period of time and other conditions that must be satisfied before the Holder’s right to exercise a Stock Appreciation Right, in whole or in part, shall vest. Such vesting may be based on service with the Company or an Affiliate, any of the Performance Criteria, or any other criterion or condition determined by the Committee. No portion of a Stock Appreciation Right that cannot be exercised at the Holder’s Termination of Service shall thereafter become exercisable.
10.4    Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Company Stock Administrator, or such other person or entity designated by the Committee, or his, her or its office, as applicable:
(a)    A written or electronic notice complying with the applicable rules established by the Company Stock Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice must be signed in writing or electronically by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;
(b)    Such representations and documents as the Company Stock Administrator, in its sole discretion, deems necessary or advisable to effect compliance with applicable laws and regulations. The Company Stock Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and
(c)    In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 10.4 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right.
10.5    Payment. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 10 shall be in cash, Shares (based on their Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Committee, less the applicable withholding taxes.
ARTICLE 11.
ADDITIONAL TERMS OF AWARDS
11.1    Payment. The Committee shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares not subject to any pledge or security interest and held for such period of time as may be required by the Committee, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided, that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other property or legal consideration acceptable to the Committee. The Committee shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company to the extent it would violate Section 13(k) of the Exchange Act.
11.2    Tax Withholding. The Company and any Affiliate shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA or employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Committee may, in its sole discretion and in satisfaction of the foregoing requirement, allow a Holder to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities not to exceed the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income (or such other rate that will not create an adverse accounting cost or consequence). The Company Stock Administrator shall determine the Fair Market Value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option exercise or a Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.
11.3    Transferability of Awards.
(a)    Except as otherwise provided in Section 11.3(b):
(i)    No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than to a Permitted Transferee by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a QDRO, unless and until and to the extent such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;
(ii)    No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted imposition of liability thereon or disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted hereunder; and
(iii)    During the lifetime of the Holder, only the Holder (or the personal representative of an incompetent Holder) may exercise an Award (or any portion thereof) granted to such Holder under the Plan, unless it has been disposed of pursuant to a QDRO, in which case the beneficiary of the QDRO may exercise the Award; after the death of the Holder, any exercisable portion of an Award may be exercised by a Permitted Transferee, but only prior to the time when such portion expires or becomes unexercisable under the Plan or the applicable Program or Award Agreement.
(b)    Notwithstanding Section 11.3(a), the Committee, in its sole discretion and subject to such terms and conditions as it may impose, may permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to any state, federal, local or foreign tax and securities laws applicable to transferable Awards.
(c)    A Holder may, in the manner determined by the Committee, designate a Permitted Transferee to exercise the rights of the Holder as his or her beneficiary and to receive any distribution with respect to any Award upon the Holder’s death. Such person shall be subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder, except to the extent the Plan, the Program, the Award Agreement or applicable law otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Holder is married and resides in a community property state, a designation of a person other than the Holder’s spouse as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time provided the change or revocation is filed with the Committee prior to the Holder’s death. If no beneficiary has been designated in this manner or the beneficiary does not survive the Holder, the rights of the Holder shall be exercisable by the Holder’s executor or administrator.
11.4    Conditions to Issuance of Shares.
(a)    Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise or vesting of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such Shares is in compliance with all applicable laws and regulations and, if applicable, the requirements of any Securities Exchange, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.
(b)    All certificates evidencing Shares delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Committee or the Company Stock Administrator deems necessary or advisable to comply with applicable laws and regulations and the rules of any Securities Exchange.
(c)    The Company Stock Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, vesting, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Company Stock Administrator, or because of any other requirement arising from compliance with any applicable laws or regulations, as determined by the Company Stock Administrator, in its sole discretion.
(d)    No fractional Shares shall be issued and the Company Stock Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding.
(e)    Notwithstanding any other provision of the Plan, unless otherwise determined by the Company Stock Administrator or required by any applicable laws or regulations, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or the Company Stock Administrator).
11.5    Forfeiture Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Committee shall have the right to provide, in the terms or conditions of Programs or Awards made under the Plan or in any policy with respect to the recovery or recoupment of compensation or benefits in the event of financial restatements or the occurrence of other events that are inconsistent with the payment of compensation, as determined by the Committee, or to require a Holder to agree by separate written or electronic instrument, that: (a)(i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (b)(i) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, (ii) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Committee, (iii) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Committee, or as set forth in a written agreement relating to such Award between the Company and the Holder) or (iv) the Company’s financial results are restated and such proceeds, gains or other economic benefit actually or constructively received by the Holder would have been lower had they been calculated based on such restated results.
11.6    Prohibition on Repricing. Except as provided in Section 13.2, the Committee shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its exercise price, or (ii) cancel any outstanding Option or Stock Appreciation Right in exchange for cash or another Award that has a lower exercise price or that provides additional value to the Holder.
11.7    Permitted Replacement Awards. The Committee shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award (or any award granted under another Company plan, subject to the terms of such other plan) to increase the exercise price or to cancel and replace an Award (or any award granted under another Company plan, subject to the terms of such other plan) with the grant of an Award having an exercise price that is greater than or equal to the original price per share and/or having vesting schedule and term equal to the remaining vesting schedule and term of the Award (or award granted under another Company plan) being replaced.
ARTICLE 12.
ADMINISTRATION
12.1    Committee. The Committee shall administer the Plan (except as otherwise permitted herein) and shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule, an “outside director” for purposes of Section 162(m) of the Code and an “independent director” under the rules of any Securities Exchange; provided, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.1 or otherwise provided in any charter of the Committee.

12.2    Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions, subject to the Committee’s power to delegate duties under Section 12.6. The Committee shall have the power to interpret the Plan, the Program and any Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement in any manner not inconsistent with the Plan; provided that the rights of the Holder of an Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 13.9. Any such Award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act, Section 162(m) of the Code or the rules of any Securities Exchange require otherwise.
12.3    Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee for purposes of the Plan. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any compensation consultant, attorney or other professional retained by the Company to assist in the administration of the Plan.
12.4    Authority of Committee. Subject to any specific designation in the Plan or any applicable Program, the Committee has the exclusive power, authority and sole discretion to:
(a)    Designate Eligible Individuals to receive Awards;
(b)    Determine the type or types of Awards to be granted to each Eligible Individual;
(c)    Determine the number of Awards to be granted and the number of Shares to which an Award will relate;
(d)    Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to: the exercise price, grant price, or purchase price; any Performance Criteria; any restrictions or limitations on the Award; any schedule for vesting; lapse of forfeiture restrictions or restrictions on the exercisability of an Award and accelerations or waivers thereof; and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines;
(e)    Determine whether, to what extent, and pursuant to what circumstances (i) an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property (subject to the requirements of Section 409A of the Code), or (ii) an Award may be canceled, forfeited, or surrendered;
(f)    Prescribe the form of each Award Agreement, which need not be identical for each Holder;
(g)    Decide all other matters that must be determined in connection with an Award;
(h)    Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;
(i)    Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement; and
(j)    Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.
12.5    Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.
12.6    Delegation of Authority. The Board or Committee may from time to time delegate (a) to a committee of one or more members of the Board the authority to grant or amend Awards and (b) to a committee of one or more members of the Board or to one or more officers of the Company the authority to take administrative actions pursuant to Article 12; provided that any delegation of authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code, applicable securities laws, the rules of any applicable Securities Exchange and any Company policy governing the grant of equity-based awards. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegate. At all times, the delegatee appointed under this Section 12.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 13.
MISCELLANEOUS PROVISIONS
13.1    Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 13.1, the Plan and any Award Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s stockholders, no action of the Committee may, except as provided in Section 13.2, (i) increase the limits imposed in Section 3.1 on the maximum number of Shares that may be issued under the Plan, (ii) take any action described in Section 11.6 above, (iii) materially modify the requirements for eligibility to participate in the Plan, (iv) materially increase the benefits accruing to participants in the Plan, or (v) take any other action that requires the approval of the Company’s stockholders under the rules of any applicable Securities Exchange. Except as provided in Section 13.9, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, adversely affect the rights of the Holder under any Award theretofore granted to such Holder, unless the Award itself otherwise expressly so provides.
13.2    Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.
(a)    In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the Share price other than an Equity Restructuring, the Committee shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of securities that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of securities that may be issued under the Plan, adjustments of the Award Limit, and adjustments of the manner in which securities subject to Full Value Awards will be counted); (ii) the number and kind of securities (or other property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan.
(b)    In the event of any transaction or event described in Section 13.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(i)    To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 13.2 the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;
(ii)    To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(iii)    To make adjustments in the number and type of securities (or other property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;
(iv)    To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; and/or
(v)    To provide that the Award cannot vest, be exercised or become payable after such event.
(c)    In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 13.2(a) and 13.2(b):

(i)    The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or
(ii)    The number and kind of securities that may be issued under the Plan pursuant to new Awards shall be equitably adjusted.
(d)    The Committee may, in its sole discretion, include such further provisions and limitations in any Award, Program, Award Agreement or certificate or book-entry evidencing Shares, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.
(e)    No adjustment or action described in this Section 13.2 or in any other provision of the Plan, any applicable Program or the Award Agreement shall be authorized to the extent that such adjustment or action would cause such Award to violate the requirements of Section 409A of the Code. With respect to any Award which is granted to a Covered Employee and is intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 13.2 or in any other provision of the Plan, any applicable Program or the Award Agreement shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Committee determines that the Award should not so qualify. No adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code, unless the Committee determines that Options granted under the Plan are not to qualify as “incentive stock options”. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action could result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Committee determines that the Award is not to comply with such exemptive conditions.
(f)    The existence of the Plan, any Program, any Award Agreement and any Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(g)    In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the Share price, including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.
(h)    Without limiting the generality of the foregoing, the vesting of an Award will not automatically accelerate upon the occurrence of a Change of Ownership; provided, however, the Committee may determine that upon the occurrence of a Change of Ownership, (i) the acquirer or surviving entity shall be required to assume an Award or substitute a comparable award with respect to the equity of the acquirer or surviving entity, (ii) the vesting of all or any portion of the Award will accelerate to the time immediately prior to the consummation of the Change of Ownership, or, in the case of an Option or Stock Appreciation Right, all or any portion of the Award shall become immediately exercisable so that the Holder will have the opportunity to exercise the Award (or portion thereof) immediately prior to consummation of the Change of Ownership, and/or (iii) all or any portion of the Award, including any unvested portion should the Committee so determine, shall be purchased for (x) in the case of an Option or Stock Appreciation Right, cash in an amount equal to the excess of the aggregate Fair Market Value of the Shares subject to the Award to be purchased over the aggregate exercise price for such Shares, net of tax withholding, and (y) in the case of any other Award, such consideration as the Committee may in good faith determine to be equitable under the circumstances; provided, further, that any determination of the Committee in this regard shall comply with Sections 409A and 424 of the Code.
13.3    No Stockholder Rights. Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to Shares subject to any Award until the Holder becomes the record owner of such Shares.
13.4    Paperless Administration. In the event that the Company Stock Administrator establishes, for the Company or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.
13.5    Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate, except as described in Section 3.1(a) above with respect to the Company’s 2010 Equity Incentive Plan. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the

Company or any Affiliate, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.
13.6    Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded under the Plan are subject to compliance with all applicable laws and regulations, the rules of any Securities Exchange, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan, any Program and any Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
13.7    Titles and Headings, References to Sections of the Code, the Securities Act or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code, the Securities Act or the Exchange Act shall include any amendment or successor thereto.
13.8    Governing Law. The Plan, any Program and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.
13.9    Section 409A.
(a)    To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A of the Code. Notwithstanding any provision of the Plan or the applicable Program or Award Agreement to the contrary, in the event that following the Original Effective Date the Committee determines that any Award may be subject to Section 409A of the Code, the Committee may adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (i) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.
(b)    If, at the time of a Holder’s “separation from service” (within the meaning of Section 409A of the Code), (i) such Holder is a “specified employee” (within the meaning of Section 409A of the Code as determined annually by the Committee in accordance with the methodology specified by resolution of the Board or the Committee and in accordance with Section 1.409A-1(i) of the Treasury Regulations) and (ii) the Committee shall make a good-faith determination that an amount payable pursuant to an Option or Award constitutes “deferred compensation” (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to preserve the tax treatment intended for such payment or to avoid additional tax, interest, or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Committee, in its sole discretion, or as otherwise provided in any applicable agreement between the Company and the relevant Holder.
(c)    The Holder shall be solely responsible and liable for the satisfaction of all taxes, interest, and penalties that may be imposed on such Holder or for such Holder’s account in connection with any Award (including any taxes, interest, and penalties under Section 409A of the Code), and neither the Company nor its Affiliates shall have any obligation to reimburse, indemnify or otherwise hold such Holder harmless from any or all of such taxes, interest, or penalties.
13.10    No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Eligible Individuals, Holders or any other persons uniformly.
13.11    Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Affiliate.
13.12    Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
13.3    Term. The ability to grant new awards under this Plan shall terminate on the tenth (10th) anniversary of the Amended Effective Date.
# # #

KB HOME
10990 Wilshire Boulevard
Los Angeles, California 90024
(310) 231-4000

KB HOME

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by the applicable deadline stated on the other side of this form.

Vote by Internet

- Go to **www.investorvote.com/KBH**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — YOUR BOARD RECOMMENDS A VOTE "FOR" EACH OF THESE DIRECTOR NOMINEES, AND A VOTE "FOR" ITEMS 2, 3 and 4.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
1.1 - Stephen F. Bollenbach	☐	☐	☐	1.2 - Timothy W. Finchem	☐	☐	☐	1.3 - Dr. Stuart A. Gabriel	☐	☐	☐
1.4 - Dr. Thomas W. Gilligan	☐	☐	☐	1.5 - Kenneth M. Jastrow, II	☐	☐	☐	1.6 - Robert L. Johnson	☐	☐	☐
1.7 - Melissa Lora	☐	☐	☐	1.8 - Jeffrey T. Mezger	☐	☐	☐	1.9 - Robert L. Patton, Jr.	☐	☐	☐
1.10 - Michael M. Wood	☐	☐	☐								

In their discretion, the named proxies are authorized to vote upon any other matter that may properly come before the Meeting or any and all adjournments or postponements thereof, including upon any motion to adjourn or postpone all or any portion of the Meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

02993C

KB HOME
ANNUAL MEETING OF STOCKHOLDERS APRIL 7, 2016

Dear Fellow Stockholder:

Your vote and investment in KB Home are very important. We encourage you to vote via the Internet or telephone as indicated on the reverse side of this form. If you choose to vote by mail, please complete and return this form for tabulation as soon as possible to ensure your vote is counted.

Thank you for your continued support of KB Home.

Sincerely,

Jeffrey T. Mezger
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on April 7, 2016: You may access and download copies of KB Home's 2015 Annual Report and 2016 Proxy Statement at http://www.kbhome.com/investor/proxy

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

KB HOME®

Proxy — KB HOME

PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF STOCKHOLDERS
APRIL 7, 2016
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Receipt of proxy materials for the above Annual Meeting of Stockholders is acknowledged. The undersigned hereby constitutes and appoints Jeffrey T. Mezger and Brian J. Woram, and each of them, as attorney, agent and proxy of the undersigned, each with the power to act without the other and with full power of substitution, and authorizes each of them to represent the undersigned and to vote all shares of Common Stock, $1.00 par value, of KB Home ("Company") of which the undersigned would be entitled to direct the vote if personally present at the 2016 Annual Meeting of Stockholders of the Company to be held on April 7, 2016, and at any and all adjournments or postponements thereof ("Meeting"), as instructed on the reverse side of this form or, if no instruction is given, "FOR" the election of each director nominee and "FOR" Items 2, 3 and 4, and in each such proxyholder's discretion upon any other matter that may properly come before the Meeting, including upon any motion to adjourn or postpone all or any portion of the Meeting.

If shares of the Company's Common Stock are held on behalf of the undersigned under the Company's Amended and Restated 401(k) Savings Plan ("Plan") and/or if the undersigned is entitled to direct the vote of shares held by the Grantor Stock Ownership Trust ("Trust"), this form serves to provide confidential voting instructions to the respective Trustee that votes the shares of the Plan and the Trust as to any and all such shares as to which the undersigned had the right to give voting instructions on February 5, 2016 to vote as instructed on the reverse side of this form or, if no instruction is given, "FOR" the election of each director nominee and "FOR" Items 2, 3 and 4, and in the discretion of each of the above-named proxies upon any other matter that may properly come before the Meeting, including upon any motion to adjourn or postpone all or any portion of the Meeting.

PLEASE MARK, DATE AND SIGN THIS FORM AND RETURN IT PROMPTLY, OR USE THE INTERNET OR TELEPHONE OPTIONS DESCRIBED ON THE REVERSE SIDE OF THIS FORM, EVEN IF YOU PLAN TO ATTEND THE MEETING. VOTING INSTRUCTIONS IN RESPECT OF SHARES OF THE COMPANY'S COMMON STOCK REGISTERED WITH KB HOME'S TRANSFER AGENT MUST BE RECEIVED ON OR BEFORE 11:59 P.M. EASTERN TIME ON APRIL 6, 2016 TO BE COUNTED.

VOTING INSTRUCTIONS TO THE RELEVANT TRUSTEES IN RESPECT OF PLAN SHARES AND TRUST SHARES, HOWEVER, MUST BE RECEIVED BY THE TRUSTEE ON OR BEFORE 11:59 P.M. EASTERN TIME ON APRIL 5, 2016 TO BE COUNTED. IF YOU DO NOT PROVIDE VOTING INSTRUCTIONS TO THE PLAN TRUSTEE, YOUR PLAN SHARES, IF ANY, WILL NOT BE VOTED.

(Continued and to be marked, dated and signed, on the other side)